EXHIBIT (a)(1)

BROADCOM CORPORATION

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

HAVING AN EXERCISE PRICE PER SHARE OF $23.58 OR MORE

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE

AT 6:00 P.M. PACIFIC TIME ON MAY 5, 2003,
UNLESS THE OFFER IS EXTENDED

      Broadcom Corporation is offering current employees of Broadcom or a subsidiary of Broadcom who are in good standing (as more fully described on the next page) the opportunity to exchange eligible outstanding stock options with an exercise price per share of $23.58 or more that they currently hold under any of the following stock option plans or arrangements (the “Option Plans”):

(i) our 1998 Stock Incentive Plan (as amended and restated, the “1998 Plan”); or

(ii) any of the following stock option plans or commitments that we have assumed in connection with our acquisition of the plan sponsor: the Allayer Communications 1997 Equity Incentive Plan; the Altima Communications, Inc. 1997 Stock Option Plan; the AltoCom, Inc. 1997 Stock Plan; the BlueSteel Networks, Inc. 1999 Stock Incentive Plan; the Element 14, Inc. Unapproved Share Option Scheme; the Epigram, Inc. 1996 Stock Plan; the Innovent Systems, Inc. 2000 Stock Option/Stock Issuance Plan; the NewPort Communications, Inc. 1998 Stock Option/Stock Issuance Plan; the Pivotal Technologies Corp. 1998 Stock Option Plan; the Puyallup Integrated Circuit Company Amended and Restated 1996 Stock Option Plan; the ServerWorks Corporation 2000 Long Term Incentive Plan; the ServerWorks 2000 Stock Option Plan 1.1; the SiByte, Inc. 1998 Stock Incentive Plan; the SiByte, Inc. 2000 Key Employee Stock Plan; the Silicon Spice Inc. 1996 Stock Option Plan; the Stellar Semiconductor, Inc. 1997 Stock Option/Stock Issuance Plan; and the Stellar Semiconductor, Inc. 1999 Equity Incentive Plan.

In exchange, tendering option holders will receive either New Shares or New Options to acquire shares of Broadcom Class A common stock, depending on whether the exchanged options were vested or unvested, as more fully described below.

      The offer set forth in this Offer to Exchange and the related Letter of Transmittal (which together, as we may amend or supplement them from time to time, constitute the “Offer”) will expire at 6:00 p.m. Pacific Time on the expiration date, which is currently May 5, 2003 (the “Expiration Date”).

© 2003 Broadcom Corporation. All rights reserved. Broadcom ® , the pulse logo ® and SystemI/OTM are trademarks of Broadcom Corporation and/or its affiliates in the United States and certain other countries.

      In this Offer to Exchange and the Letter of Transmittal, we use the word “option” to mean an option to acquire a share of our Class A or Class B common stock, and we use the word “grant” (as a noun) and the phrase “option grant” to mean a particular grant of options to purchase the number of shares of our common stock specified in the grant. For example, you may have a “grant” with 500 “options” giving you the right to acquire 500 shares of our common stock.

      An “eligible” option is an option to purchase a share of our Class A or Class B common stock that is currently outstanding under any of the Option Plans and has an exercise price per share of $23.58 or more. When we refer in this Offer to Exchange and the related Letter of Transmittal to vested options we mean eligible options which will be vested and exercisable for shares of our common stock on the Expiration Date, and when we refer to unvested options we mean eligible options which are not vested on the Expiration Date.

      To qualify as a “current employee” in “good standing” (and to be eligible to participate in the Offer), you must be an employee of Broadcom (or a company that is a subsidiary of Broadcom) on April 7, 2003 (the commencement date of the Offer) and you must continue to be an employee of Broadcom (or a company that is then a subsidiary of Broadcom) through the date we accept your tendered vested options for exchange and cancellation (in order to receive New Shares) or through the date we grant the New Options (in order to receive New Options in exchange for your tendered unvested options). If you give or receive notice of termination of employment with Broadcom or any of its subsidiaries before these points in time (and if you are not moving to another position elsewhere within the Broadcom organization), you will not qualify as a current employee in good standing and you will not be eligible to receive New Shares or New Options. In addition, to be in good standing (and to be eligible to participate in the Offer and to receive New Shares and/or New Options), you must either not be in default on any obligation or indebtedness owing to Broadcom or any of its subsidiaries when the Offer expires or you must have made arrangements satisfactory to Broadcom before the Offer expires to cure the default.

      Options that you have transferred to a family member or to a trust that you have established exclusively for family members are eligible to participate in the Offer, to the extent that the transfer was in connection with your estate plan.

      The Offer contains two separate programs, one for vested options and the other for unvested options. You may tender either vested options or unvested options, or both vested options and unvested options, or you may choose not to participate in the Offer at all.

      Vested Options. Holders of eligible options which are vested as of the Expiration Date of the Offer may choose to tender their vested options and in exchange will receive a number of fully vested shares of our Class A common stock (“New Shares”), which we will issue under the 1998 Plan. The number of New Shares will be less than the number of shares you could acquire under the vested options that you tender, and will depend on the exercise price of those vested options and the last sale price of our Class A common stock on the day we accept tendered vested options for exchange and cancellation (or, if our acceptance occurs on a weekend or market holiday, on the immediately preceding trading day). In general, the higher the exercise price of your tendered vested options, and the higher the last sale price of our stock on the day we accept your tendered vested options for exchange and cancellation, the fewer New Shares you will receive. The number of New Shares that we will issue in exchange for tendered vested options will equal (1) the number of vested options that you tender (and we accept for exchange and cancellation), multiplied by (2) the Offered Value Per Vested Option (as defined below) of those vested options, divided by (3) the last sale price of our Class A common stock as reported on the Nasdaq National Market on the date we accept your tendered vested options for exchange and cancellation (or, if our acceptance occurs on a weekend or market holiday, on the immediately preceding trading day).

      We currently intend to accept tendered vested options for exchange and cancellation on or promptly after the Expiration Date, subject to the satisfaction of the conditions to the Offer (including the conditions in Sections 1, 4, 6 and 7 below and in the Letter of Transmittal and accompanying instructions), and subject to our discretion to delay the acceptance of tendered options for exchange and cancellation for a limited period in response to unusual market conditions. If we have not accepted tendered options for exchange and cancellation by 9:00 p.m. Pacific Time on June 2, 2003, your right to withdraw your tendered options, which lapses on the Expiration Date, will revive until we accept your tendered options.

      The Offered Value Per Vested Option of your vested options depends on two variables. The first is the exercise price of your vested options. The second is the last sale price of our Class A common stock on the day we accept your vested options for exchange and cancellation (or, if our acceptance occurs on a weekend or market holiday, on the immediately preceding trading day). The table below shows the Offered Value Per Vested Option at various exercise price levels, and explains how to calculate the Offered Value Per Vested Option if the market price of our Class A common stock declines or increases. If the last sale price of our Class A common stock on the applicable day is not less than $12.50 per share and not more than $17.50 per share, the Offered Value Per Vested Option will be 100% of the amount that appears in the table below. If the applicable last sale price is less than $12.50 per share, the Offered Value Per Vested Option will be less than 100% of the amount that appears in the table below. In this event, the exact percentage or fraction will equal the last sale price on the applicable day, divided by $12.50. If the applicable last sale price is more than $17.50 per share, the Offered Value Per Vested Option will be more than 100% of the amount that appears in the table below. In this event, the exact percentage will equal the last sale price on the applicable day, divided by $17.50.

Offered Value Per Vested Option

      Important Note: If the last sale price of our Class A common stock on the day we accept tendered vested options for exchange and cancellation (or, if our acceptance occurs on a weekend or market holiday, on the immediately preceding trading day) is not less than $12.50 per share and not more than $17.50 per share, the Offered Value Per Vested Option will be 100% of the amount that appears in the table. If the last sale price on the applicable day is less than $12.50 per share, multiply the amount that appears in the table below by the applicable last sale price, then divide the result by $12.50 (and round up to the next whole cent). If the last sale price on the applicable day is more than $17.50 per share, multiply the amount that appears in the table below by the applicable last sale price, then divide the result by $17.50 (and round up to the next whole cent).

	Offered Value		Offered Value
Exercise Price Range	Per Vested Option	Exercise Price Range	Per Vested Option

$23.58 to $26.00	$6.48	$100.01 to $103.00	$3.20
$26.01 to $29.00	$6.13	$103.01 to $106.00	$3.14
$29.01 to $32.00	$5.73	$106.01 to $109.00	$3.09
$32.01 to $33.67	$5.39	$109.01 to $112.00	$3.04
$33.68 to $36.00	$5.21	$112.01 to $115.00	$2.99
$36.01 to $39.74	$4.98	$115.01 to $118.00	$2.93
$39.75 to $45.00	$4.64	$118.01 to $121.00	$2.88
$45.01 to $50.00	$4.24	$121.01 to $124.00	$2.83
$50.01 to $55.00	$4.18	$124.01 to $127.00	$2.78
$55.01 to $60.00	$4.13	$127.01 to $130.00	$2.73
$60.01 to $65.00	$4.08	$130.01 to $134.00	$2.67
$65.01 to $70.00	$4.03	$134.01 to $138.00	$2.62
$70.01 to $72.00	$3.98	$138.01 to $142.00	$2.57
$72.01 to $74.00	$3.92	$142.01 to $146.00	$2.52
$74.01 to $76.00	$3.87	$146.01 to $150.00	$2.47
$76.01 to $78.00	$3.82	$150.01 to $155.00	$2.41
$78.01 to $80.00	$3.77	$155.01 to $160.00	$2.36
$80.01 to $82.00	$3.72	$160.01 to $165.00	$2.31
$82.01 to $84.00	$3.66	$165.01 to $170.00	$2.26
$84.01 to $86.00	$3.61	$170.01 to $175.00	$2.21
$86.01 to $88.00	$3.56	$175.01 to $180.00	$2.15
$88.01 to $90.00	$3.51	$180.01 to $185.00	$2.10
$90.01 to $92.00	$3.46	$185.01 to $190.00	$2.05
$92.01 to $94.00	$3.40	$190.01 to $195.00	$2.00
$94.01 to $96.00	$3.35	$195.01 to $200.00	$1.94
$96.01 to $98.00	$3.30	$200.01 to $220.00	$1.89
$98.01 to $100.00	$3.25

      Except for any escrow requirements in effect for shares resulting from the exercise of vested options that you tender, the New Shares that we issue to you will be fully vested and freely tradeable. If any of the vested options that you tender are subject to escrow provisions upon exercise, those escrow provisions will carry over to the New Shares you receive in exchange for those options, and we will deposit a portion of the New Shares that you would otherwise receive into escrow based on the applicable escrow percentage. Otherwise, the New Shares will not be subject to forfeiture and they will not be subject to any right of repurchase by Broadcom if you later leave Broadcom.

      If you tender a vested option you will, in most countries including the U.S., recognize ordinary income with respect to the New Shares you receive (including any New Shares that we deposit into escrow) and you must pay the applicable taxes on that income. You will become entitled to your New Shares when we accept your tendered vested options for exchange and cancellation, and we plan to deliver the New Shares to UBS PaineWebber on or one business day after the date we accept your tendered vested options for exchange and cancellation. To cover any applicable withholding taxes, you may elect to sell a portion of the New Shares as part of one or more “block trades” through UBS PaineWebber. Otherwise, you must pay your withholding taxes by submitting a cashier’s check in the estimated amount of the taxes payable to Broadcom Corporation by 6:00 p.m. Pacific Time on the Expiration Date. If you do not submit a cashier’s check to us by that deadline covering the entire withholding tax amount, you will automatically be agreeing to sell a portion of the New Shares in the block trades to cover the entire withholding amount, and if your check is insufficient to cover the full withholding tax amount, you will automatically be agreeing to sell enough New Shares in the block trades to make up the shortfall. If you are an employee located in a country where we do not have a tax withholding obligation, you may still choose to participate in the block trades to help you cover your personal tax obligations.

      Unvested Options. Holders of eligible options which are unvested as of the Expiration Date of the Offer may choose to tender their unvested options and will receive new options under our 1998 Plan to purchase shares of our Class A common stock (the “New Options”). The number of New Options will equal a percentage of the number of unvested options that you tender (rounded up, within each grant of New Options, to the next whole number) and may be less than the number of unvested options that you tender. The applicable percentage depends on the exercise price of the option and appears in the table below.

Unvested Option Percentage

Exercise Price Range	Applicable %	Exercise Price Range	Applicable %

$23.58 to $26.00	100%	$100.01 to $103.00	75%
$26.01 to $29.00	100%	$103.01 to $106.00	74%
$29.01 to $32.00	100%	$106.01 to $109.00	73%
$32.01 to $33.67	100%	$109.01 to $112.00	72%
$33.68 to $36.00	100%	$112.01 to $115.00	71%
$36.01 to $39.74	100%	$115.01 to $118.00	70%
$39.75 to $45.00	100%	$118.01 to $121.00	69%
$45.01 to $50.00	95%	$121.01 to $124.00	68%
$50.01 to $55.00	94%	$124.01 to $127.00	67%
$55.01 to $60.00	93%	$127.01 to $130.00	66%
$60.01 to $65.00	92%	$130.01 to $134.00	65%
$65.01 to $70.00	91%	$134.01 to $138.00	64%
$70.01 to $72.00	90%	$138.01 to $142.00	63%
$72.01 to $74.00	89%	$142.01 to $146.00	62%
$74.01 to $76.00	88%	$146.01 to $150.00	61%
$76.01 to $78.00	87%	$150.01 to $155.00	60%
$78.01 to $80.00	86%	$155.01 to $160.00	59%
$80.01 to $82.00	85%	$160.01 to $165.00	58%
$82.01 to $84.00	84%	$165.01 to $170.00	57%
$84.01 to $86.00	83%	$170.01 to $175.00	56%
$86.01 to $88.00	82%	$175.01 to $180.00	55%
$88.01 to $90.00	81%	$180.01 to $185.00	54%
$90.01 to $92.00	80%	$185.01 to $190.00	53%
$92.01 to $94.00	79%	$190.01 to $195.00	52%
$94.01 to $96.00	78%	$195.01 to $200.00	51%
$96.01 to $98.00	77%	$200.01 to $220.00	50%
$98.01 to $100.00	76%

      If any of the unvested options that you tender are subject to escrow provisions upon exercise, the New Options that we issue in exchange for those options will be subject to the same escrow provisions.

      We will issue the New Options on or after the first trading day that is at least six months and one day after we accept your unvested tendered options for exchange and cancellation. We currently anticipate that we will accept all tendered unvested options for exchange and cancellation on the Expiration Date, currently May 5, 2003. This means that the earliest that we will grant New Options will be on November 6, 2003, but in our discretion we may choose to defer the grant of the New Options to as late as December 31, 2003. The exercise price of the New Options will be equal to the last sale price of our Class A common stock as reported on the Nasdaq National Market on the date of grant. Your New Options will be non-statutory options under the U.S. federal income tax laws.

      With five exceptions, the New Options will preserve the vesting schedule, vesting commencement date and exerciseability of the options they replace, so that on and after the date that we grant the New Options, you will be vested in the same percentage of your New Options as you would have been vested in your old options if you had kept your old options. The five exceptions are:

•	If the remaining vesting period for your New Options would otherwise include a partial month, we will round that period down to the next whole month.

•	If the vesting schedule for your tendered options includes annual or quarterly installments, your New Options will instead vest in equal monthly installments over the remainder of the vesting period in effect for your tendered options at the time we grant the New Options (rounded down to the next whole month).

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•	If you tender unvested options with a vesting commencement date after May 5, 2003 (the Expiration Date) and with a four-year vesting schedule, the length of the vesting period for your New Options will remain the same, but the vesting period will run from the Expiration Date and the New Options will vest in equal monthly installments over the number of months in the vesting period, rounded down to the next whole month.

•	If you tender unvested options with a vesting commencement date after the Expiration Date and a vesting schedule of less than four years, your vesting period will continue to end on the same date but the vesting period will commence on the Expiration Date, and the New Options will vest in equal monthly installments over the new vesting period. This means your New Options will begin to vest sooner and will be fully vested at the same time as your tendered options would have become fully vested.

•	If you are a non-exempt employee under the federal wage laws, your New Options, whether vested or unvested, will not become exercisable until the six-month anniversary of the grant date of those New Options, but your vesting schedule will remain the same.

      We will cancel all tendered options that we accept for exchange and cancellation pursuant to the Offer. Any eligible option that you do not tender will remain outstanding in accordance with its terms. If you tender any eligible option, whether vested or unvested, you will be ineligible to receive any other option grants of any sort from us until a date that is at least six months and one day after we accept your tendered options for exchange and cancellation. This means that you will be ineligible for other option grants until at least November 6, 2003 and possibly later.

      We are making this Offer upon the terms and subject to the conditions set forth in this Offer to Exchange and in the related Letter of Transmittal. There is no condition requiring the tender of a minimum overall number of options. You do not have to accept the Offer. If you decide to tender one or more of your vested options in a particular option grant, then you must tender all of the vested options in that particular option grant. If you decide to tender one or more of your unvested options in a particular option grant, then you must tender all of the unvested options in that particular option grant.

      We will only issue New Shares to you if you continue to be an employee of Broadcom or a company that is then a subsidiary of Broadcom through the date we accept your tendered vested options. If you cease to be an employee of Broadcom or any of our subsidiaries (and you are not moving to another position within the Broadcom organization) after you tender your vested options but before we accept those options for exchange and cancellation, you will not receive any New Shares but we will return those vested options to you. You will then have the limited period of time specified in your applicable stock option agreement in which to exercise those options following your termination date.

      We will only grant New Options to you if you continue to be an employee of Broadcom or a company that is then a subsidiary of Broadcom through the date we grant the New Options. If you cease to be an employee of Broadcom or any of its subsidiaries (and you are not moving to another position within the Broadcom organization) after we accept your tendered unvested options for exchange and cancellation, but before we grant the New Options, you will not receive any New Options or any other payment or consideration in exchange for your tendered unvested options.

      These employment requirements apply regardless of the reason your employment terminates, including voluntary resignation, involuntary termination, death or disability.

      If you are currently on a personal leave of absence of no more than 90 days, or if you are on a medical, maternity, worker’s compensation, military or other statutorily protected leave of absence of any duration, you are eligible to participate in the Offer. If you are on a leave of absence but do not fall into any of these categories, you are not eligible to participate in the Offer.

      As of March 31, 2003 options to purchase 121,666,289 shares of our Class A common stock and options to purchase 9,587,540 shares of our Class B common stock were issued and outstanding under the Option Plans, including eligible options to purchase up to 57,194,558 shares of our Class A common stock and eligible options to purchase up to 76,595 shares of our Class B common stock.

      Although our board of directors has approved this Offer, neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your options for exchange. You must make your own decision whether to tender your options taking into account your own personal circumstances and preferences. Our chief executive officer and our chief technical officer and other members of our board of directors are not eligible to participate in the Offer. Our other executive officers are eligible to participate in the Offer.

      We will not grant the New Options before the first trading day that is at least six months and one day after we accept your tendered unvested options for exchange and cancellation. The earliest that we will grant New Options will be on November 6, 2003, but in our discretion we may choose to defer the grant of the New Options to as late as December 31, 2003. The exercise price of the New Options that we will grant to you if you tender and we accept and cancel the corresponding unvested options will be the last sale price of our Class A common stock as reported on the Nasdaq National Market on the date we grant the New Options. The exercise price of your New Options may be higher or lower than the current price of our Class A common stock, and it may be higher or lower than the exercise price per share of some or all of your current options.

      In a number of circumstances, which may be difficult or impossible to predict, the value of the New Options that we grant to you may be no more (and may even be less) than the value of the unvested options that you tender. For example, if the market price of our Class A common stock when we grant the New Options is higher than the exercise price of your tendered unvested options, the exercise price of the New Options will be higher than your current exercise price, and depending on your current exercise price, the number of New Options that you receive may be less than the number of unvested options that you tender. If that happens, you may wind up with fewer options, with a higher exercise price, than you have now. It is also possible that our stock price may rise above the exercise price of your current unvested options during the term of those options, after they vest. By tendering your unvested options, you give up the opportunity to exercise them.

      The value of the New Shares may also turn out to be no more (and may even be less) than the value of the vested options that you currently hold and the net value (taking into account the exercise price that you would need to pay) of the shares you could acquire in the future by exercising your vested options. The number of New Shares that we issue to you will be less than the number of shares you can acquire under your tendered vested options, and will depend in part on the last sale price of our Class A common stock as reported on the Nasdaq National Market on the date we accept those tendered vested options for exchange and cancellation. You cannot know with certainty what that price will be when you make your decision to tender or not to tender. If the market price of our Class A common stock increases above its current market price, or if it increases between the Expiration Date and the date we accept tendered vested options for exchange and cancellation, you may receive fewer New Shares than you hope to receive. It is also possible that the market price of our Class A common stock will increase above the exercise price of your tendered vested options during the term of those options. By tendering your vested options, you give up the opportunity to exercise them.

      The market price of our Class A common stock has declined substantially over the last three years and has been subject to high volatility. You should therefore consider that after we issue the New Options and the New Shares, our Class A common stock may trade at prices below the exercise price of the New Options and below the initial price of the New Shares. In that case, the New Shares you receive and hold may decline in value and the New Options you receive may be “out of the money” when they become exercisable. This risk may affect your ability to meet your tax obligations on your New Shares.

      Shares of our Class A common stock are quoted on the Nasdaq National Market under the symbol “BRCM.” On April 4, 2003 the last sale price of our Class A common stock as reported on the Nasdaq National Market was $13.13 per share.

      We recommend that you obtain current market quotations for our Class A common stock before deciding whether to tender your options. At the same time, the current market price of our Class A common stock may provide little or no basis for predicting what the market price of our Class A common stock will be when we issue the New Shares or when we grant the New Options or at any time in the future. You should carefully consider these risks and uncertainties and the other information in this Offer to Exchange and the related Letter of Transmittal before deciding whether to accept the Offer.

      Our Annual Report on Form 10-K for the year ended December 31, 2002 contains additional information that may affect your decision whether or not to accept the Offer. We also plan to make a filing with the Securities and Exchange Commission that will contain information about our results of operations for the first quarter of 2003 on or about April 16, 2003, and we plan to file a definitive proxy statement for our 2003 annual meeting of shareholders on or before April 21, 2003 that may contain additional information that may be relevant to your decision. We strongly encourage you to read these filings before you make your final decision on whether or not to participate in the Offer.

      You should direct questions about the Offer or requests for assistance or for additional copies of the Offer to Exchange or the Letter of Transmittal to our Shareholder Services Department or Human Resources Department, Broadcom Corporation, 16215 Alton Parkway, Irvine, California 92618-3616 (telephone: (949) 926-6400 or (949) 926-5700; e-mail: tenderoffer@broadcom.com).

      We have not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this Offer to Exchange and in the related Tender Offer Statement on Schedule TO and the related Letter of Transmittal. If anyone makes any representation or gives you any information that is different from the representations and information contained in this Offer to Exchange, the related Tender Offer Statement on Schedule TO or the related Letter of Transmittal, you must not rely upon that representation or information as having our authorization. We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your options pursuant to the Offer. If anyone makes any recommendation to you, you must not rely upon that recommendation as having our authorization. You should rely only on the representations and information in this Offer to Exchange, the related Tender Offer Statement on Schedule TO and the related Letter of Transmittal or in other materials to which we have referred you.

IMPORTANT

      If you wish to tender your options for exchange, you must complete and sign the Letter of Transmittal in accordance with its instructions, and fax, mail or otherwise deliver it and any other required documents to us at Broadcom Corporation, 16215 Alton Parkway, Irvine, California 92618-3616, Attn: Shareholder Services Department. Your completed, signed Letter of Transmittal must reach us by 6:00 p.m. Pacific Time on May 5, 2003. Depositing your Letter of Transmittal in the mail or with a courier, or initiating but not completing a fax, before the deadline is not enough; your Letter of Transmittal must actually reach us by the deadline in order to be valid.

      We are not making the Offer to, and we will not accept any tender of options from or on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to legally make the Offer to option holders in any such jurisdiction.

      The threshold exercise price we have set to determine which options are eligible for tender in response to this Offer do not reflect our view of what the trading price of our Class A common stock will be in the short, medium or long term, and you should not draw any inference from anything in this Offer to Exchange or the related Letter of Transmittal regarding our view of future trading prices.

SCHEDULE I	INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF BROADCOM CORPORATION
APPENDIX A	SUMMARY OF TERMS OF NEW OPTIONS COMPARED WITH THE TERMS OF THE ELIGIBLE OPTIONS THAT WE WILL EXCHANGE AND CANCEL
APPENDIX B	SUMMARY OF INTERNATIONAL TAX ISSUES
APPENDIX C	TREATMENT OF ASSUMED SERVERWORKS CORPORATION OPTIONS

INDEX TO SUMMARY TERM SHEET

Question		Page

Purpose and General Terms and Conditions of the Offer
1.	Why are you making the Offer?	3
2.	What securities are you offering to exchange?	3
3.	Who is eligible to participate in the Offer?	3
4.	Must I remain an employee of Broadcom to get New Shares or New Options?	4
5.	What happens if after I tender my options I leave Broadcom or Broadcom terminates me as an employee?	5
6.	Are employees located outside the U.S. eligible to participate?	5
7.	Are there different programs for vested and unvested options?	6
8.	May I tender either vested or unvested options?	6
9.	I would rather get stock for my unvested options. May I exchange my unvested options for stock instead of exchanging them for New Options?	6
10.	I would rather get options in exchange for my vested options. May I exchange my vested options for New Options instead of exchanging them for stock?	6
11.	With respect to each of my option grants, do I have to tender all of the options in the grant or may I tender only some of the options in the grant?	6
12.	May I tender options that I have already exercised?	7
13.	I have options assumed in connection with your acquisitions of Allayer, SiByte or ServerWorks which are or were subject to adjustment. How will I know if those options are eligible?	7
14.	Why don’t you “reprice” my eligible options?	7
15.	Why don’t you just grant me additional options?	7
16.	I have options from a different option plan that does not appear in the list of plans eligible for the Offer. May I tender these options?	7
Exchange of Vested Options
17.	How many New Shares will I receive in exchange for the vested options that I tender?	8
18.	How and when will I receive my New Shares?	9
19.	How will I know what the exact offered value per vested option will be?	9
20.	How does the Offered Value Per Vested Option compare to the Black-Scholes value of my vested options?	10
21.	Can I tell you to deliver my New Shares to a broker other than UBS PaineWebber?	10
22.	I do not have an account at UBS PaineWebber. Will you establish an account for me?	10
23.	Will the New Shares be subject to vesting or forfeiture, or to a right of repurchase by Broadcom?	10
24.	Will I have to pay taxes if I tender my vested options in the Offer?	11
25.	What will happen if I sell New Shares to cover the withholding taxes?	11
26.	Will the “block trades” cover all of my tax obligations on the New Shares?	12
27.	How do “wash sale” rules apply to the “block trades” and other sales of my New Shares?	12
28.	If I am an employee located outside the U.S. and I am not subject to mandatory withholding for my tax obligation, may I still sell shares in the “block trades”?	12
29.	May I sell additional shares in the “block trades” in excess of the shares sufficient to pay my withholding taxes?	13
30.	My actual tax obligation resulting from my New Shares is higher than the amount of withholding taxes you must collect. May I submit a check to Broadcom to cover my additional tax obligation?	13

Question		Page

31.	What happens with my vested options if Broadcom merges into another company or another company acquires Broadcom after I tender my vested options?	13
Exchange of Unvested Options
32.	How many New Options will I receive in exchange for the unvested options that I tender?	13
33.	When will the New Options vest?	14
34.	What will be the exercise price of the New Options?	15
35.	When will I receive my New Options?	15
36.	Why won’t I receive my New Options immediately after the Expiration Date of the Offer?	16
37.	Will the New Options be different from my current options?	16
38.	If I tender options in the Offer, will I be eligible to receive other option grants before I receive my New Options?	16
39.	What happens with my unvested options if Broadcom merges into another company or another company acquires Broadcom after I tender my unvested options?	17
40.	Will I have to pay taxes if I tender my unvested options in the Offer?	17
41.	Will my New Options be incentive stock options?	18
Miscellaneous Provisions
42.	What happens if I do not accept the Offer?	18
43.	What happens if I tender “earn-out” options that you assumed in connection with your acquisition of ServerWorks?	18
44.	What happens to any New Shares or New Options I receive if I have an outstanding promissory note payable to Broadcom which will accelerate in part if I sell any of the shares subject to the options I tender in the Offer?	18
45.	May I tender options that I have transferred to a family member or to a trust in connection with my estate plan?	19
46.	When does the Offer expire? Can you extend the Offer, and how will I learn if you extend it?	19
47.	What are the conditions to the Offer?	19
48.	How and when do I tender my options?	19
49.	During what period of time may I withdraw options that I have previously tendered?	19
50.	Should I participate in the Offer?	20
51.	To whom can I talk if I have questions about the Offer?	20

SUMMARY TERM SHEET

      The summary term sheet below has answers to some of the questions that you may have about the Offer. The summary term sheet has four parts: (i) the purpose and general terms and conditions of the Offer, (ii) the particular terms governing the exchange of vested options for New Shares, (iii) the particular terms governing the exchange of unvested options for New Options and (iv) certain miscellaneous provisions applicable to the Offer. We urge you to read carefully the remainder of this Offer to Exchange and the accompanying Letter of Transmittal because the information in this summary term sheet and in the introductory pages preceding this summary term sheet is not complete and may not contain all of the information that is important to you. Additional important information is contained in the remainder of this Offer to Exchange and the Letter of Transmittal. We have included section and/or page references to the relevant sections of “The Offer” where you can find more complete information on the topics in this summary term sheet.

Purpose and General Terms and Conditions of the Offer

 1. WHY ARE YOU MAKING THE OFFER?

      Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. For this reason, we believe these options have little or no current value as an incentive to retain and motivate employees, and that employees are unlikely to exercise these options in the foreseeable future. By making the offer to exchange outstanding vested options for New Shares and offering to exchange outstanding unvested options for New Options that will have an exercise price equal to the market value of our common stock on the grant date, we intend to provide our employees with the benefit of holding shares of our Class A common stock or options that over time may have a greater potential to increase in value, and thereby create better incentives for our employees to remain with us and contribute to the attainment of our business and financial objectives and the creation of value for all of our shareholders.

      In addition, our employee compensation policies have historically allocated significant weight to equity incentive compensation in the belief that equity incentives are an effective mechanism to attract and retain the type of employees that we seek and to motivate them to build value for all of our shareholders. As a result of the broad decline in the trading prices of stocks (in particular, technology stocks) over the past three years, and the decline in the market price of our stock, we believe that equity incentive compensation packages that we have granted at higher valuation levels have lost at least some of their effectiveness as mechanisms for employee retention and motivation. At the same time, we remain committed to providing significant equity incentives to our employees as a means to build value for all shareholders. Many of our employees joined us when stock market indexes and the market price of our stock were substantially higher and hold “underwater” options and have therefore not had the opportunity to realize any financial benefit from their stock options. By offering to exchange vested options for vested shares, we intend to provide employees with a demonstration of the financial benefits of equity ownership. We also expect that the Offer will reduce the “overhang” of outstanding options and the impact of options on the total number of fully diluted shares outstanding. (See Section 2 of “The Offer” which begins on page 26)

2.	WHAT SECURITIES ARE YOU OFFERING TO EXCHANGE?

      We are offering to exchange any and all stock options held by current employees in good standing that are outstanding under any of the Option Plans and have an exercise price per share of $23.58 or more. We are providing you with a personalized Letter of Transmittal that contains a personal summary of the eligible options you currently hold, including information relating to grant date and exercise price. The Letter of Transmittal will not contain ineligible option grants. More information on what it means to be a current employee in good standing appears in the answer to Question 3. (See Section 1 of “The Offer” which begins on page 21)

3.	WHO IS ELIGIBLE TO PARTICIPATE IN THE OFFER?

      Except for our chief executive officer and chief technical officer and other members of our board of directors, all current employees of Broadcom and our subsidiaries who are in good standing, including our executive officers, are eligible to participate in the Offer to the extent they hold outstanding eligible options. To qualify as a current employee in good standing, you must be an employee of Broadcom (or a company that is a subsidiary of Broadcom) on April 7, 2003 (the commencement date of the Offer) and you must continue to be an employee of Broadcom (or a company that is then a subsidiary of Broadcom) through the date we accept your tendered vested options for exchange and cancellation (in order to receive New Shares) or through the date we grant the New Options (in order to receive the New Options that we will grant in exchange for unvested options). If you give or receive notice of termination of employment with Broadcom or any of its subsidiaries before these points in time (and you are not moving to another position within the Broadcom organization), you will not qualify as a current employee in good standing. In addition, to be in good standing, you must either not be in default on any obligation or indebtedness owing to Broadcom or any of its subsidiaries when the Offer expires or you must have made arrangements satisfactory to Broadcom before the Offer expires to cure the default.

      If you are currently on a personal leave of absence of no more than 90 days, or if you are on a medical, maternity, worker’s compensation, military or other statutorily protected leave of absence of any duration, you are eligible to participate in the Offer. You are not eligible to participate in the Offer if you are on a leave of absence but you do not fall into any of these categories (for example, if you are on a personal leave of absence of more than 90 days). You are also ineligible to participate in the Offer if you resign or give notice of intention to cease employment with Broadcom and its subsidiaries, or if you receive a notice of termination of your employment for any reason.

      For purposes of the Offer, we will treat you as having received a notice of termination if, at any time before the Offer expires, (a) you receive written notice of termination of your employment with us or any of our subsidiaries for any reason or (b) in accordance with local laws, you receive an offer, or you file or agree in writing to file a petition in labor court, or you enter into an agreement to end your employment relationship with us or one of our subsidiaries. (See Sections 1 and 6 of “The Offer” which begin on pages 21 and 30, respectively)

4.	MUST I REMAIN AN EMPLOYEE OF BROADCOM TO GET NEW SHARES OR NEW OPTIONS?

      Yes. To receive New Shares, you must remain an employee of Broadcom or a company that is then a subsidiary of Broadcom through the date we accept your tendered vested options for exchange and cancellation, and to receive New Options, you must remain an employee of Broadcom or a company that is then a subsidiary of Broadcom through the date we grant the New Options. We cannot tell you exactly when these dates will be, but we currently intend to accept tendered vested options for exchange and cancellation on or promptly after the Expiration Date (currently May 5, 2003), and we will grant the New Options on or after the first trading day that is at least six months and one day after we accept your tendered options for exchange and cancellation. The earliest that we will grant New Options will be on November 6, 2003, but in our discretion we may choose to defer the grant of the New Options to as late as December 31, 2003.

      If you do not remain an employee of Broadcom or a company that is then a subsidiary of Broadcom from the date you tender your vested options through the date we accept those vested options for exchange and cancellation, you will not receive any New Shares, but we will return your tendered vested options to you. You will then have the limited period of time specified in the applicable stock option agreement in which to exercise those options following your termination date. If you do not remain an employee of Broadcom or a company that is then a subsidiary of Broadcom through the date we grant New Options in exchange for your unvested options, you will not receive any New Options or any other payment or consideration in exchange for your unvested options that we have accepted for exchange and cancelled. These rules apply regardless of the reason your employment terminates, including voluntary resignation, involuntary termination, death or disability. (See Sections 1 and 6 of “The Offer” which begin on pages 21 and 30, respectively)

5.	WHAT HAPPENS IF AFTER I TENDER MY OPTIONS I LEAVE BROADCOM OR BROADCOM TERMINATES ME AS AN EMPLOYEE?

      If your employment with us and our subsidiaries terminates for any reason before the Offer expires, your tendered options will automatically be withdrawn from the Offer. We will return those options to you and you may exercise those options in accordance with their terms to the extent they are vested, but you will not receive any New Shares or New Options in exchange for your options.

      If your employment with us and our subsidiaries terminates for any reason after the Expiration Date but before we accept your tendered options for exchange and cancellation, you will not receive any New Shares or New Options, but we will return your tendered options to you. If the options are vested, you will then have the limited period of time specified in your applicable stock option agreements in which to exercise those options following your termination date. We currently intend to accept tendered options for exchange and cancellation on or promptly after the Expiration Date, but our obligation to accept tendered options is subject to the satisfaction of the conditions to the Offer and the timing is also subject to our discretion to delay the acceptance of tendered options for exchange and cancellation for a limited period in response to unusual market conditions. If we have not accepted tendered options for exchange and cancellation by 6:00 p.m. Pacific Time on June 2, 2003, your right to withdraw your tendered options, which lapses on the Expiration Date, will revive until we accept your tendered options.

      If your employment with us and our subsidiaries terminates for any reason after we have accepted your tendered vested options for exchange and cancellation, but before we deliver your New Shares, you will still receive your New Shares.

      If your employment with us and our subsidiaries terminates for any reason after we have accepted your unvested options for exchange and cancellation but before we grant your New Options, you will not be entitled to receive New Options or to get your cancelled options back or to receive any payment or other consideration for your cancelled options.

      If you tender a mix of vested and unvested options and your employment terminates between the date we accept your tendered vested options for exchange and cancellation and the date we would otherwise grant New Options in exchange for your tendered unvested options, then you will receive New Shares but not New Options.

      If your employment with us and our subsidiaries terminates after you receive your New Shares, the termination of your employment will have no effect on the New Shares. You will retain full ownership of the New Shares, because the New Shares will be fully vested upon issuance. If your employment terminates after we grant the New Options, you will only be able to exercise the New Options to the extent they are vested at the time of your termination, and you will only have the limited time period specified in the option agreement in which to exercise the vested portion of your New Options following your termination date.

      Once we have accepted your tendered options for exchange and cancellation, you will have no rights with respect to those options, and we will not reissue or return them to you for any reason.

      These rules apply regardless of the reason your employment terminates, including voluntary resignation, involuntary termination, death or disability.

      The Offer does not change the “at-will” nature of your employment with us and our subsidiaries. Subject to the requirements of local law, we or you may terminate your employment at any time, including prior to the issuance of the New Shares or the grant or vesting of the New Options, for any reason, with or without cause.

6.	ARE EMPLOYEES LOCATED OUTSIDE THE U.S. ELIGIBLE TO PARTICIPATE?

      Yes. Employees located outside the U.S. who hold eligible options may participate in the Offer. However, special considerations may apply to employees located outside the U.S. In some countries, the application of local rules may have important consequences to those employees including the possibility that tendering options may trigger tax obligations. We have distributed in Appendix B short summaries of some of these consequences for our non-U.S. employees. If you are an employee located in Belgium, Canada, France, Germany, India, Japan, the

Netherlands, the People’s Republic of China, Singapore, Switzerland, Taiwan or the United Kingdom, you should review the relevant summary and consult your individual tax, legal and investment advisors. (See Appendix B)

7.	ARE THERE DIFFERENT PROGRAMS FOR VESTED AND UNVESTED OPTIONS?

      The Offer contains two separate programs: one for your vested options and the other for your unvested options. For purposes of the Offer, we will treat each of your eligible options as a vested option to the extent you can exercise that option for vested shares of our common stock on or before the Expiration Date. We will treat an eligible option as an unvested option to the extent you cannot exercise that option for vested shares of our common stock until after the Expiration Date. If any of your eligible option grants are partially vested and partially unvested, the vested portion will be eligible for inclusion in the program for vested options, and the unvested portion will be eligible for inclusion in the separate program for unvested options. (See Section 1 of “The Offer” which begins on page 21)

8.	MAY I TENDER EITHER VESTED OR UNVESTED OPTIONS?

      Yes. You may tender either vested options or unvested options, or both vested options and unvested options, or you may choose not to participate in the Offer at all. If you tender vested options, we will grant you New Shares of our Class A common stock. If you tender unvested options, we will grant you New Options. We will grant the New Shares and the New Options under our 1998 Plan.

      If you tender one or more of your vested options in a particular option grant, then you must tender all of the vested options in that particular option grant, and if you decide to tender one or more of your unvested options in a particular option grant, then you must tender all of the unvested options in that particular option grant. (See Section 6 of “The Offer” which begins on page 30)

9.	I WOULD RATHER GET STOCK FOR MY UNVESTED OPTIONS. MAY I EXCHANGE MY UNVESTED OPTIONS FOR STOCK INSTEAD OF EXCHANGING THEM FOR NEW OPTIONS?

      No. We are offering only New Options in exchange for unvested options.

10.	I WOULD RATHER GET OPTIONS IN EXCHANGE FOR MY VESTED OPTIONS. MAY I EXCHANGE MY VESTED OPTIONS FOR NEW OPTIONS INSTEAD OF EXCHANGING THEM FOR STOCK?

      No. We are offering only New Shares in exchange for vested options.

11.	WITH RESPECT TO EACH OF MY OPTION GRANTS, DO I HAVE TO TENDER ALL OF THE OPTIONS IN THE GRANT OR MAY I TENDER ONLY SOME OF THE OPTIONS IN THE GRANT?

      You may choose to tender a grant of eligible options in its entirety and not tender another grant or you may tender only the vested options or only the unvested options in a particular grant. But you may not tender less than all of the vested options in a particular outstanding option grant or less than all of the unvested options in a particular grant.

      For example, if you have received grants of eligible options on two separate occasions, you may choose to tender neither grant, both grants in their entirety, one of the grants in its entirety, or within each grant you may tender just the vested options or the unvested options. If you wish to tender the vested or unvested options of a particular grant, you must tender all of the vested options or all of the unvested options in that grant. You may not tender only some of the vested options or some of the unvested options in that grant. (See Section 6 of “The Offer” which begins on page 30)

      If you have exercised an eligible option in part, the option is outstanding only to the extent of the unexercised portion.

12.	MAY I TENDER OPTIONS THAT I HAVE ALREADY EXERCISED?

      No. The Offer only applies to options, and does not apply to shares. If you have submitted an exercise notice for an option prior to the date the Offer expires, that option is not eligible for the Offer, whether or not you have received confirmation of exercise for the shares that you have purchased.

13.	I HAVE OPTIONS ASSUMED IN CONNECTION WITH YOUR ACQUISITIONS OF ALLAYER, SIBYTE OR SERVERWORKS WHICH ARE OR WERE SUBJECT TO ADJUSTMENT. HOW WILL I KNOW IF THOSE OPTIONS ARE ELIGIBLE?

      In connection with our acquisitions of Allayer Communications, Inc., SiByte, Inc. and ServerWorks Corporation, we assumed certain option grants that have conversion ratio adjustments that increase the number of options in the grant following the attainment of certain performance milestones. If you hold such earn-out options and have already received additional options from past earn-out adjustments, then for purposes of this Offer, we will treat those original options and the additional earn-out options as a single combined option grant for the total number of options in that grant (including the additional earn-out options). For purposes of this Offer, we will determine the exercise price of the options in the grant by dividing the aggregate exercise price for those options by the adjusted total number of options in the grant (including the additional earn-out options). For example, if you had 1,000 options on a pre-earn-out basis with an exercise price of $30 per share and the earn-out results in a 100-share increase to your options, then for purposes of this Offer, we will treat your options as a single combined grant of options to acquire 1,100 shares with an exercise price per share of $27.27 ($30,000/1,100). You may only divide this combined option grant into vested options and unvested options for purposes of exchange pursuant to the Offer. You may not divide the options into pre-earn-out options and post-earn-out options so as to tender only pre-earn-out options or only post-earn-out options. The Letter of Transmittal that you will receive will reflect these grants on a combined basis with the correct total number of shares and the effective adjusted exercise price per share. This effective adjusted exercise price per share will determine what “Offered Value Per Vested Option” and “Applicable Percentage” you should use to determine the New Shares and New Options you will receive. (See Section 6 of “The Offer” which begins on page 30)

14.	WHY DON’T YOU “REPRICE” MY ELIGIBLE OPTIONS?

      A “repricing” of existing options would result in adverse accounting consequences for the repriced options, because those options would be treated as variable price awards which would require us to treat all appreciation in the value of the underlying option shares which occurs so long as those options remained outstanding as a compensation expense (the amount of which we could not determine in advance) chargeable against our reported earnings.

15.	WHY DON’T YOU JUST GRANT ME ADDITIONAL OPTIONS?

      Because of the large number of options currently outstanding that have exercise prices significantly above our recent market price, we believe a grant of additional options to supplement those “out of the money” options might further dilute the investment of our existing shareholders in Broadcom.

16.	I HAVE OPTIONS FROM A DIFFERENT OPTION PLAN THAT DOES NOT APPEAR IN THE LIST OF PLANS ELIGIBLE FOR THE OFFER. MAY I TENDER THESE OPTIONS?

      No. All options granted under our other stock plans or arrangements have exercise prices less than $23.58 and are not eligible for the Offer.

Exchange of Vested Options

17.	HOW MANY NEW SHARES WILL I RECEIVE IN EXCHANGE FOR THE VESTED OPTIONS THAT I TENDER?

      We will exchange your vested options for a number of shares of our Class A common stock equal to (1) the number of vested options that you tender (and we accept for exchange and cancellation), multiplied by (2) the Offered Value Per Vested Option of the vested options, divided by (3) the last sale price of our Class A common stock as reported on the Nasdaq National Market on the date we accept your tendered vested options for exchange and cancellation (or, if our acceptance occurs on a weekend or market holiday, on the immediately preceding trading day).

      The Offered Value Per Vested Option of your vested options depends on two variables. The first is the exercise price of your vested options. The second is the last sale price of our Class A common stock on the day we accept your vested options for exchange and cancellation (or, if our acceptance occurs on a weekend or market holiday, on the immediately preceding trading day). The table below shows the Offered Value Per Vested Option at various exercise price levels, and explains how to calculate the Offered Value Per Vested Option if the market price of our Class A common stock declines or increases. If the last sale price of our Class A common stock on the applicable day is not less than $12.50 per share and not more than $17.50 per share, the Offered Value Per Vested Option will be 100% of the amount that appears in the table below. If the applicable last sale price is less than $12.50 per share, the Offered Value Per Vested Option will be less than 100% of the amount that appears in the table below. In this event, the exact percentage or fraction will equal the last sale price on the applicable day, divided by $12.50. If the applicable last sale price is more than $17.50 per share, the Offered Value Per Vested Option will be more than 100% of the amount that appears in the table below. In this event, the exact percentage will equal the last sale price on the applicable day, divided by $17.50.

Offered Value Per Vested Option

      Important Note: If the last sale price of our Class A common stock on the day we accept tendered vested options for exchange and cancellation (or, if our acceptance occurs on a weekend or market holiday, on the immediately preceding trading day) is not less than $12.50 per share and not more than $17.50 per share, the Offered Value Per Vested Option will be 100% of the amount that appears in the table. If the last sale price on the applicable day is less than $12.50 per share, multiply the amount that appears in the table below by the applicable last sale price, then divide the result by $12.50 (and round up to the next whole cent). If the last sale price on the applicable day is more than $17.50 per share, multiply the amount that appears in the table below by the applicable last sale price, then divide the result by $17.50 (and round up to the next whole cent).

	Offered Value		Offered Value
Exercise Price Range	Per Vested Option	Exercise Price Range	Per Vested Option

$23.58 to $26.00	$6.48	$100.01 to $103.00	$3.20
$26.01 to $29.00	$6.13	$103.01 to $106.00	$3.14
$29.01 to $32.00	$5.73	$106.01 to $109.00	$3.09
$32.01 to $33.67	$5.39	$109.01 to $112.00	$3.04
$33.68 to $36.00	$5.21	$112.01 to $115.00	$2.99
$36.01 to $39.74	$4.98	$115.01 to $118.00	$2.93
$39.75 to $45.00	$4.64	$118.01 to $121.00	$2.88
$45.01 to $50.00	$4.24	$121.01 to $124.00	$2.83
$50.01 to $55.00	$4.18	$124.01 to $127.00	$2.78
$55.01 to $60.00	$4.13	$127.01 to $130.00	$2.73
$60.01 to $65.00	$4.08	$130.01 to $134.00	$2.67
$65.01 to $70.00	$4.03	$134.01 to $138.00	$2.62
$70.01 to $72.00	$3.98	$138.01 to $142.00	$2.57
$72.01 to $74.00	$3.92	$142.01 to $146.00	$2.52
$74.01 to $76.00	$3.87	$146.01 to $150.00	$2.47
$76.01 to $78.00	$3.82	$150.01 to $155.00	$2.41
$78.01 to $80.00	$3.77	$155.01 to $160.00	$2.36
$80.01 to $82.00	$3.72	$160.01 to $165.00	$2.31
$82.01 to $84.00	$3.66	$165.01 to $170.00	$2.26
$84.01 to $86.00	$3.61	$170.01 to $175.00	$2.21
$86.01 to $88.00	$3.56	$175.01 to $180.00	$2.15
$88.01 to $90.00	$3.51	$180.01 to $185.00	$2.10
$90.01 to $92.00	$3.46	$185.01 to $190.00	$2.05
$92.01 to $94.00	$3.40	$190.01 to $195.00	$2.00
$94.01 to $96.00	$3.35	$195.01 to $200.00	$1.94
$96.01 to $98.00	$3.30	$200.01 to $220.00	$1.89
$98.01 to $100.00	$3.25

      If the exchange of your vested options, taking account of all of the vested options you tender for exchange, would result in a fractional share of our Class A common stock, we will round the number of New Shares up to the nearest whole number of shares.

      We will cancel all vested options that you tender (and we accept) for exchange for New Shares, along with the corresponding portion of the applicable stock option agreement, and you will have no further right or entitlement to acquire shares of our common stock pursuant to the terms of any cancelled option you tender. (See Section 1 of “The Offer” which begins on page 21)

18.	HOW AND WHEN WILL I RECEIVE MY NEW SHARES?

      You will receive your New Shares in a UBS PaineWebber account in your name shortly after the expiration of the Offer, but we cannot tell you exactly when. We currently expect to deliver the New Shares to UBS PaineWebber on or one business day after we accept your tendered vested options for exchange and cancellation. UBS PaineWebber will then sell the shares you elect to sell in the block trades to cover your taxes, and the remaining New Shares will be available in an account in your name at UBS PaineWebber as soon as reasonably practicable after that. We currently intend to accept tendered vested options for exchange and cancellation on or promptly after the Expiration Date, subject to the satisfaction of the conditions to the Offer and subject to our discretion to delay the acceptance of tendered options for exchange and cancellation for a limited period in response to unusual market conditions. If we have not accepted tendered options for exchange and cancellation by 9:00 p.m. Pacific Time on June 2, 2003, your right to withdraw your tendered options, which lapses on the Expiration Date, will revive until we accept your tendered options.

19.	HOW WILL I KNOW WHAT THE EXACT OFFERED VALUE PER VESTED OPTION WILL BE?

      You will not know with certainty what the Offered Value Per Vested Option will be when you tender your vested options. This will be true even if you defer your tender decision until after the close of trading on the last day of the Offer period, just before the Offer expires. Deferring your decision may give you more information to predict what the applicable last sale price of our Class A common stock will be (and therefore what the Offered Value Per Vested Option will be), but there is no guarantee that we will accept your tendered vested options on the same day that the Offer expires. So even if you defer your tender decision until just before the Offer expires, you will not know with certainty what the Offered Value Per Vested Option will be, or whether the Offered Value Per Vested Option will be 100% of the amount that appears in the table above or more or less than 100%, and (if it will be more or less than 100%) what the exact amount will be. (See Section 1 of “The Offer” which begins on page 21)

20.	HOW DOES THE OFFERED VALUE PER VESTED OPTION COMPARE TO THE BLACK-SCHOLES VALUE OF MY VESTED OPTIONS?

      In determining the Offered Value Per Vested Option, we started with the Black-Scholes option pricing model. At market prices of $15 or less per share of our Class A common stock, the Offered Value Per Vested Option will equal or exceed the Black-Scholes value of the vested options. In certain circumstances, the Black-Scholes option-pricing model did not, in our judgment, equitably distribute value to our employees and did not meet our objectives in making the Offer. We therefore set the Offered Value Per Vested Option above the Black-Scholes value for exercise price brackets of $45.01 or more. Depending on the market price of our Class A common stock at the time that we accept your tendered vested options for exchange and cancellation, and especially if the market price of our Class A common stock is above $15, the Offered Value Per Vested Option may or may not equal or exceed the actual Black-Scholes value as of that date. But we will not decrease or increase the Offered Value Per Vested Option below or above the amounts that appear in the table in the answer to Question 17 unless the applicable last sale price of our Class A common stock is less than $12.50 or more than $17.50. (See Section 1 of “The Offer” which begins on page 21)

21.	CAN I TELL YOU TO DELIVER MY NEW SHARES TO A BROKER OTHER THAN UBS PAINEWEBBER?

      No. For administrative reasons, we can only deliver your New Shares directly to UBS PaineWebber. Of course you can later transfer those New Shares to another broker.

22.	I DO NOT HAVE AN ACCOUNT AT UBS PAINEWEBBER. WILL YOU ESTABLISH AN ACCOUNT FOR ME?

      Yes. We have established a Broadcom-related stock benefit account with UBS PaineWebber. But you must activate your account by completing a UBS PaineWebber Account Authorization form (which includes a W-9 (U.S. employees) or W-8BEN (Non-U.S. employees) form, as applicable). If you do not file an Account Authorization form with UBS PaineWebber prior to the block trades, UBS PaineWebber must withhold taxes equal to 30% of the gross proceeds realized from the sale of your New Shares in the block trades. This withholding is in addition to the withholding taxes that we must collect from you when we issue the New Shares to you (discussed below in the answer to Question 24). If UBS PaineWebber withholds this additional 30%, then the remaining sale proceeds will not be sufficient to cover your full withholding tax liability to us. If this occurs, UBS PaineWebber will sell a sufficient number of additional New Shares to cover that difference, plus an additional 30% of the gross proceeds from this additional sale of New Shares. The UBS PaineWebber Account Authorization form is available online at www.cefs.ubspainewebber.com/brcm, and we have included a copy with your Letter of Transmittal. UBS PaineWebber will not accept facsimile copies of the Account Authorization form. Therefore, we recommend you complete the form online. Otherwise, you must mail your form to UBS PaineWebber in sufficient time prior to the block trades. (See Section 15 of “The Offer” which begins on page 50)

23.	WILL THE NEW SHARES BE SUBJECT TO VESTING OR FORFEITURE, OR TO A RIGHT OF REPURCHASE BY BROADCOM?

      No. The New Shares will be fully vested when we issue them. However, any New Shares that we issue in exchange for vested options that are subject to escrow provisions upon exercise will be subject to those escrow provisions, and we will immediately deposit a portion of the New Shares into escrow based on the applicable escrow percentage. Except for such escrow arrangements, the New Shares will not be subject to forfeiture provisions and they will not be subject to any right of repurchase by Broadcom if you later leave Broadcom or one of its subsidiaries. You will, as always, need to comply with applicable securities laws and our securities trading policies when you sell any of the New Shares, including compliance with our trading “window” policy. (See Section 9 of “The Offer” which begins on page 39)

24.	WILL I HAVE TO PAY TAXES IF I TENDER MY VESTED OPTIONS IN THE OFFER?

      In most jurisdictions including the U.S., you will recognize ordinary income on the New Shares for income tax purposes on the date we accept your tendered vested options for exchange and cancellation. In the U.S., your taxable amount will equal the number of New Shares multiplied by the last sale price of our Class A common stock as reported on the Nasdaq National Market on that date. The number of New Shares that we use to calculate your taxable amount will include any of your New Shares that we deposit into escrow pursuant to any escrow arrangements governing your tendered vested options. More information on the tax treatment of the New Shares and withholding requirements appears in Section 15 of “The Offer” and, for employees located outside the U.S., in Appendix B. You will be responsible for paying the applicable withholding taxes attributable to such income. You can pay your taxes by submitting to us a cashier’s check in the estimated amount of the taxes payable to Broadcom Corporation by 6:00 p.m. Pacific Time on the Expiration Date. As an alternative, you may elect in the Letter of Transmittal for UBS PaineWebber to sell a number of New Shares with a value sufficient to satisfy your withholding tax obligation in one or more block trades. If you do not make a cash payment to cover the withholding taxes on your New Shares, your signature on the Letter of Transmittal will constitute authorization for UBS PaineWebber to automatically sell a portion of your New Shares sufficient to pay the withholding tax obligation, and if your check is insufficient to cover the full withholding tax amount, your signature on the Letter of Transmittal will constitute authorization for UBS PaineWebber to automatically sell a portion of your New Shares sufficient to cover the shortfall. Out of the proceeds, UBS PaineWebber will then remit the applicable amount to us and will deposit any excess into your account. We will pay your withholding taxes to the appropriate tax authorities. (See Section 15 of “The Offer” which begins on page 50, and Appendix B).

25.	WHAT WILL HAPPEN IF I SELL NEW SHARES TO COVER THE WITHHOLDING TAXES?

      Promptly after the date we accept the vested options for exchange and cancellation and issue the New Shares, UBS PaineWebber will rely on your authorization in the Letter of Transmittal to group a portion of your New Shares as part of one or more block trades and sell enough shares to cover the amount of the withholding taxes on your New Shares. You will pay UBS PaineWebber a trade commission of six cents ($.06) per share or $25, whichever is greater, for this sale, which UBS PaineWebber will deduct from the proceeds of the sale of the New Shares. Your sale price per share for your New Shares will be the weighted average sale price for all of the New Shares of all holders that UBS PaineWebber sells in all of the block trades.

      The amount of withholding taxes you owe will depend on the last sale price of our Class A common stock as reported on the Nasdaq National Market on the date we accept your tendered vested options for exchange and cancellation (or, if our acceptance occurs on a weekend or market holiday, on the immediately preceding trading day). The block trades will not occur until one or more trading days after our acceptance, and it may take several trading days to sell sufficient shares to cover all withholding taxes on the New Shares. The trading price of our Class A common stock may decline during that period. You may therefore have to sell New Shares at lower prices to cover taxes set on the basis of a higher market price. This would increase the number of New Shares that you would need to sell in order to cover the withholding taxes on your New Shares. You will bear the full risk of changes in the trading price of our stock after we have accepted your tendered vested options, including changes resulting from developments affecting Broadcom, semiconductor stocks generally or the stock market as a whole. This risk may affect your ability to cover your tax obligations on the New Shares.

      We and UBS PaineWebber will attempt to estimate the correct number of shares to sell to cover withholding taxes based on market conditions and the price of our Class A common stock. But it is possible that the proceeds from the sale will be either too much or too little to pay the withholding taxes. If there are insufficient proceeds to cover the withholding taxes on your New Shares, then we reserve the right to deduct the necessary amount from your next paycheck unless you deliver to us a check for the balance of the taxes due. If there are excess proceeds, UBS PaineWebber will deposit the excess into your account. If there is not a market in our Class A common stock, we will have the right to make other arrangements to satisfy the withholding tax obligations.

      Except for the 10% additional sale in the block trade discussed in the answer to Question 29, you will not be able to sell or trade your New Shares from your UBS PaineWebber account until we receive the full amount of the withholding taxes on your New Shares.

      Unless you pay the applicable withholding taxes by cashier’s check, by participating in this Offer and signing the Letter of Transmittal, you will authorize us and UBS PaineWebber to take all of these actions to pay the withholding taxes on your New Shares. (See Section 15 of “The Offer” which begins on page 50)

      If you are an employee located outside of the U.S., please see the tax summaries in Appendix B as the tax consequences and withholding requirements (if any) may be different. (See Appendix B)

26.	WILL THE “BLOCK TRADES” COVER ALL OF MY TAX OBLIGATIONS ON THE NEW SHARES?

      No. In addition to withholding taxes, you will be responsible for reporting and paying any other taxes arising from the exchange of your vested options and the issuance of the New Shares. Your total tax obligation from your receipt of the New Shares may be more than the amount we withhold. We will withhold at the supplemental rates in effect for special wage payments as follows: U.S. federal income taxes 27%; federal Medicare 1.45%; Social Security taxes 6.2% up to your first $87,000 of wages for the 2003 calendar year; and for California residents 9.3% for California income taxes on all wages and .09% for SDI taxes on your first $56,916 of wages for 2003. For residents of states other than California, the state tax withholding rates may be different. If you are an employee located outside of the U.S., your applicable withholding rates and procedures (if any) may be substantially different and you should see Appendix B for more tax information. Depending on your personal tax situation, your actual tax rate may be higher than the withholding tax rates. If this is the case, you may owe income taxes or other taxes on the New Shares in excess of the withholding taxes that you cover by means of the “block trades” or cashier’s check. If you fail to pay the full amount of these taxes or if you fail to pay on time, you may be subject to tax penalties and interest, which will be your responsibility to pay. (See Section 15 of “The Offer” which begins on page 50)

27.	HOW DO “WASH SALE” RULES APPLY TO THE “BLOCK TRADES” AND OTHER SALES OF MY NEW SHARES?

      If you are subject to U.S. income tax and participate in the block trades to cover the withholding taxes on your New Shares, or if you otherwise plan to sell any of your New Shares, you should be aware of the “wash sale” provisions of Section 1091 of the Internal Revenue Code. Under those provisions, a loss from the sale of stock is not deductible for income tax purposes if the taxpayer acquires other shares of the same stock within 30 days before or after the sale. If this loss of tax deductibility occurs, the tax rules provide for an adjustment in the tax basis of your other acquired stock to reflect the amount of the non-deductible loss. An acquisition of shares of our Class A common stock under our Employee Stock Purchase Plan or pursuant to any outstanding Broadcom option is an acquisition of other shares of the same stock for purposes of the wash sale provisions. (See Section 15 of “The Offer” which begins on page 50)

28.	IF I AM AN EMPLOYEE LOCATED OUTSIDE THE U.S. AND I AM NOT SUBJECT TO MANDATORY WITHHOLDING FOR MY TAX OBLIGATION, MAY I STILL SELL SHARES IN THE “BLOCK TRADES”?

      Yes. If you are an employee located outside the U.S. and are not subject to mandatory withholding for some or all of your tax obligation, you may still choose to participate in the block trades to help you cover your personal tax obligations. The percentage of your New Shares you may sell in the block trades is set forth in the summaries in Appendix B.

29.	MAY I SELL ADDITIONAL SHARES IN THE “BLOCK TRADES” IN EXCESS OF THE SHARES SUFFICIENT TO PAY MY WITHHOLDING TAXES?

      Yes. If you choose to participate in the block trades, you may elect to sell an additional 10% of your total New Shares in the block trades, over and above any other amount you may sell in the block trades to cover your withholding tax obligation. You will pay UBS PaineWebber the same commission on the sales of these additional New Shares, six cents ($.06) per share (subject to the $25 minimum for the entire block trade). You will receive the net proceeds from the sale of these additional New Shares in your UBS PaineWebber account. (See Section 15 of “The Offer” which begins on page 50)

      If you are an employee located outside of U.S., please see the tax summaries in Appendix B.

30.	MY ACTUAL TAX OBLIGATION RESULTING FROM MY NEW SHARES IS HIGHER THAN THE AMOUNT OF WITHHOLDING TAXES YOU MUST COLLECT. MAY I SUBMIT A CHECK TO BROADCOM TO COVER MY ADDITIONAL TAX OBLIGATION?

      No. If your actual tax obligation is higher than the amount we must collect from you in withholding taxes, for administrative reasons you may not submit a check to us to cover your additional tax obligation. Instead, we advise you to consult your own tax advisor regarding the best way to meet your income tax obligations based on your personal circumstances to satisfy your additional tax obligations.

31.	WHAT HAPPENS WITH MY VESTED OPTIONS IF BROADCOM MERGES INTO ANOTHER COMPANY OR ANOTHER COMPANY ACQUIRES BROADCOM AFTER I TENDER MY VESTED OPTIONS?

      If we merge into another corporation or if another corporation acquires us before the Offer expires, you would have the right to withdraw your tendered vested options and you would have whatever rights to acquire our common stock that the existing agreements evidencing those options give you. If we merge into any other corporation after we accept your tendered vested options for exchange, the surviving corporation would automatically take on our obligation to issue the New Shares. Your New Shares would then receive the same treatment as any other outstanding shares of our Class A common stock in the merger.

      If any other corporation acquires us and we become a subsidiary of the acquiring corporation after we accept your tendered vested options and issue your New Shares, your New Shares would receive the same treatment in the acquisition as any other outstanding shares of our Class A common stock. In any such merger or acquisition, you may receive shares of the surviving or acquiring corporation’s common stock or other securities or, in a cash acquisition, you may receive a specified cash amount, in exchange for your New Shares. We do not have any current plans to merge into, or be acquired by, another company. (See Sections 2 and 6 of “The Offer” which begin on pages 26 and 30, respectively)

Exchange of Unvested Options

32.	HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR THE UNVESTED OPTIONS THAT I TENDER?

      The number of New Options in each grant of New Options that we make pursuant to the Offer will equal a percentage of the number of unvested options that you tender in exchange for that grant and may be less than the number of your tendered unvested options. The applicable percentage for each eligible unvested option depends on the exercise price of the eligible unvested option and appears in the table below. We will grant all of the New Options under our 1998 Plan, and the New Options will be subject to the terms and conditions of the 1998 Plan and a new stock option agreement between you and Broadcom. All New Options will be options to purchase shares of our Class A common stock, even if the corresponding tendered option was an option to purchase shares of our Class B common stock. Your New Options will be non-statutory options under the U.S. federal income tax laws. We will cancel the unvested options that we accept for exchange for New Options, and we will cancel the corresponding portion of the applicable stock option agreement, and you will have no further right or entitlement to acquire shares of our common stock pursuant to the terms of the cancelled options that you tender. (See Section 6 of “The Offer” which begins on page 30)

Unvested Option Percentage

Exercise Price Range	Applicable %	Exercise Price Range	Applicable %

$23.58 to $26.00	100%	$100.01 to $103.00	75%
$26.01 to $29.00	100%	$103.01 to $106.00	74%
$29.01 to $32.00	100%	$106.01 to $109.00	73%
$32.01 to $33.67	100%	$109.01 to $112.00	72%
$33.68 to $36.00	100%	$112.01 to $115.00	71%
$36.01 to $39.74	100%	$115.01 to $118.00	70%
$39.75 to $45.00	100%	$118.01 to $121.00	69%
$45.01 to $50.00	95%	$121.01 to $124.00	68%
$50.01 to $55.00	94%	$124.01 to $127.00	67%
$55.01 to $60.00	93%	$127.01 to $130.00	66%
$60.01 to $65.00	92%	$130.01 to $134.00	65%
$65.01 to $70.00	91%	$134.01 to $138.00	64%
$70.01 to $72.00	90%	$138.01 to $142.00	63%
$72.01 to $74.00	89%	$142.01 to $146.00	62%
$74.01 to $76.00	88%	$146.01 to $150.00	61%
$76.01 to $78.00	87%	$150.01 to $155.00	60%
$78.01 to $80.00	86%	$155.01 to $160.00	59%
$80.01 to $82.00	85%	$160.01 to $165.00	58%
$82.01 to $84.00	84%	$165.01 to $170.00	57%
$84.01 to $86.00	83%	$170.01 to $175.00	56%
$86.01 to $88.00	82%	$175.01 to $180.00	55%
$88.01 to $90.00	81%	$180.01 to $185.00	54%
$90.01 to $92.00	80%	$185.01 to $190.00	53%
$92.01 to $94.00	79%	$190.01 to $195.00	52%
$94.01 to $96.00	78%	$195.01 to $200.00	51%
$96.01 to $98.00	77%	$200.01 to $220.00	50%
$98.01 to $100.00	76%

      If the exchange of unvested options in any given grant would result in a New Option exercisable for a fractional share of our Class A common stock, we will round the number of New Options in that grant up to the next whole share. We will also adjust the number of New Options for any stock split, share combination or the like occurring prior to the grant date of the New Options.

33.	WHEN WILL THE NEW OPTIONS VEST?

      With five exceptions, the New Options will preserve the vesting schedule, the vesting commencement date and exercisability of the options they replace. The five exceptions are:

•	If the remaining vesting period for your New Options would otherwise include a partial month, we will round that period down to the next whole month.

•	If the vesting schedule for your tendered options includes annual or quarterly installments, your New Options will instead vest in equal monthly installments over the remainder of the vesting period in effect for your tendered options at the time we grant the New Options (rounded down to the next whole month). For example, if your tendered options vested in quarterly installments and would have been fully vested in December 2004, the unvested New Options will vest in equal monthly installments between the date we grant the New Options and December 2004.

•	If you tender unvested options with a vesting commencement date after May 5, 2003 (the Expiration Date) and with a four-year vesting schedule, the length of the vesting period for your New Options will remain the same, but the vesting period will run from the Expiration Date and the New Options will vest in equal monthly installments over the number of months in the vesting period, rounded down to the next whole month.

•	If you tender unvested options with a vesting commencement date after the Expiration Date and a vesting schedule of less than four years, your vesting period will continue to end on the same date but the vesting period will commence on the Expiration Date, and the New Options will vest in equal monthly installments over the new vesting period. This means your New Options will begin to vest sooner and will be fully vested at the same time as your tendered options would have become fully vested.

•	If you are a non-exempt employee under the federal wage laws, your New Options will not become exercisable for any shares, whether vested or unvested, until six months after the grant date, but your vesting schedule and vesting commencement date will remain the same. If your employment with us terminates before your New Options become exercisable, you will have until the later of three months after your termination date or nine months after the grant date of your New Options in which to exercise those options to the extent they are vested at the time of your termination. (See Section 1 of “The Offer” which begins on page 21)

34.	WHAT WILL BE THE EXERCISE PRICE OF THE NEW OPTIONS?

      The exercise price per share of the New Options will be equal to the last sale price of our Class A common stock as reported on the Nasdaq National Market on the date we grant the New Options. The exercise price of the New Options may be higher or lower than the current market price of our Class A common stock, and we cannot predict what it will be. The last sale price of our Class A common stock as reported on the Nasdaq National Market on April 4, 2003 was $13.13.

      We will not grant New Options until on or after the first trading day that is at least six months and one day after we accept your tendered unvested options for exchange and cancellation. The earliest that we will grant New Options will be on November 6, 2003, but in our discretion we may choose to defer the grant of the New Options to as late as December 31, 2003. The exercise price of the New Options that we will grant in exchange for unvested options will depend on the last sale price of our Class A common stock as reported on the Nasdaq National Market on the date we grant the New Options. The exercise price of your New Options may be higher or lower than the current price of our Class A common stock, and it may be higher or lower than the exercise price of some or all of your current options. Although the market price of our Class A common stock is currently lower than the exercise price of the eligible options that you may tender in this Offer, the market price of our Class A common stock may increase in the future. If you accept the Offer and tender your unvested options and the market price of our Class A common stock increases above the exercise price of your tendered unvested options during the term of those options, the exercise price of the New Options may be higher than the exercise price of the unvested options that you currently hold, and the value of the New Options may be no more than the value of the unvested options that you currently hold. New Options may have a higher exercise price than some or all of your tendered unvested options. In addition, after the grant of the New Options, our Class A common stock may trade at prices below the exercise price per share of the New Options. We recommend that you obtain current market quotations for our Class A common stock before deciding whether to tender your unvested options for New Options. At the current market price of our Class A common stock may provide little or no basis for predicting what the market price of our Class A common stock will be on the grant date of the New Options or at any time in the future. (See Section 8 of “The Offer” which begins on page 38)

35.	WHEN WILL I RECEIVE MY NEW OPTIONS?

      We will grant the New Options on or after the first trading day that is at least six months and one day after we accept your tendered unvested options for exchange and cancellation. If, as we currently expect, we accept tendered options for exchange and cancellation on May 5, 2003, which is the scheduled Expiration Date of the Offer, the grant date of the New Options will be on or after November 6, 2003, but no later than December 31, 2003. We may extend the Expiration Date, and if we do, the first possible grant date for New Options will be later than November 6, 2003 and the last possible grant date for New Options may be later than December 31, 2003. (See Section 6 of “The Offer” which begins on page 30)

36.	WHY WON’T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

      Granting the new options immediately after the Expiration Date would be the same as a “repricing” of your existing options and would result in adverse accounting consequences for these options, because those options would be treated as variable price awards which would require us to treat all appreciation in the value of the underlying option shares which occurs so long as those options remained outstanding as a compensation expense (the amount of which we could not determine in advance) chargeable against our reported earnings. (See Section 13 of “The Offer which begins on page 49)

37.	WILL THE NEW OPTIONS BE DIFFERENT FROM MY CURRENT OPTIONS?

      To the extent that we granted your eligible options under the 1998 Plan, the New Options that we grant in exchange for those options generally will have substantially the same terms and conditions as those options, except for the new exercise price, a new ten-year maximum term and in some circumstances a revised vesting schedule. In addition, all the New Options will be non-statutory stock options under U.S. federal income tax laws. Accordingly, if any of the unvested options you tender are incentive stock options under U.S. tax laws, any New Options that we grant in exchange for those options will be non-statutory stock options.

      If you originally received your existing options from a company that we acquired or under an option plan sponsored by a company that we acquired, those existing options may contain certain features, such as accelerated vesting under certain circumstances, early exercise provisions and/or longer exercise periods following termination of employment, which the New Options you will receive under the 1998 Plan will not include.

      If you originally received any of your Broadcom options from another company, you should consult the chart in Appendix A, which sets forth certain special features that those options may currently contain. Except for any escrow, loan repayment or earn-out provisions applicable to your tendered unvested options, the New Options you receive under the 1998 Plan will not include any of those special features or any other special features which may form part of your existing options, and by tendering your existing options for New Options you are automatically agreeing to the elimination of those special features. (See Appendix A)

      Additionally, each New Option will be an option to purchase shares of our Class A common stock, even if the unvested option that you tender is an option to purchase shares of our Class B common stock. Each share of Class A common stock is entitled to one vote per share, whereas each share of Class B common stock is entitled to ten votes per share. Holders of Class A and Class B common stock will vote together as a single class on all matters submitted to a vote of shareholders, except (i) as otherwise required by law and (ii) in the case of a proposed issuance of shares of Class B common stock, which currently requires the affirmative vote of the holders of the majority of the outstanding shares of Class B common stock voting separately as a class, unless at least two-thirds of the members of the Board of Directors then in office approves the issuance. (See Section 10 of “The Offer” which begins on page 46)

      The stock option agreement for each New Option, will provide for mandatory arbitration to resolve any dispute relating to the option.

      New Options that we grant to employees located outside the United States may be subject to certain restrictions and limitations. As a result, we may use an alternative form of stock option agreement for New Options that we grant to employees located outside the United States.

38.	IF I TENDER OPTIONS IN THE OFFER, WILL I BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE I RECEIVE MY NEW OPTIONS?

      No. If we accept any of the options that you tender pursuant to the Offer, whether vested options or unvested options, you will not receive any other option grants for which you might otherwise be eligible until at least six months and one day after cancelling your tendered options. If we were to grant the options any earlier, accounting rules would require us for financial reporting purposes to record a compensation expense against our earnings. By deferring the grant of all options to those vested or unvested option holders whose options we accept for exchange and cancellation, we believe we will not have to record such a compensation expense with respect to those options. (See Section 13 of “The Offer” which begins on page 49)

39.	WHAT HAPPENS WITH MY UNVESTED OPTIONS IF BROADCOM MERGES INTO ANOTHER COMPANY OR ANOTHER COMPANY ACQUIRES BROADCOM AFTER I TENDER MY UNVESTED OPTIONS?

      If we merge into another company or if another company acquires us before the Offer expires, you would have the right to withdraw your tendered unvested options and you would have whatever rights to acquire our common stock that the existing agreements evidencing those options give you.

      If we merge into another corporation after we accept your tendered unvested options for exchange and cancellation but before we grant the New Options, the surviving corporation would automatically assume Broadcom’s obligations with respect to the Offer, including its obligations to issue the New Options. The New Options would be options to purchase a number of shares of the surviving corporation’s stock. The terms of these options would depend on the terms of the merger and the applicable stock option plans.

      If another corporation acquires us and we become a subsidiary of the acquiring corporation after we accept your tendered unvested options for exchange and cancellation but before we grant the New Options, the acquiring corporation would not automatically assume the obligations of Broadcom in connection with the Offer. While we would seek to make provision for tendering option holders in the acquisition agreement to receive option grants for the acquiror’s stock in exchange for their unvested options cancelled in the Offer, we cannot guarantee what, if any, provisions an acquiror would accept. As a result, we cannot guarantee in the event of such acquisition that the acquiring corporation would grant any New Options covering shares of the acquiror’s stock.

      If we merge into another corporation or another corporation acquires us after we grant the New Options, the merged corporation or acquiring corporation may assume those options, in which event they would continue to vest in accordance with the vesting schedule in effect for them prior to the acquisition. If the merged corporation or the acquiring corporation does not assume the New Options or replace them with a cash incentive program preserving the spread on those options at the time of the merger or acquisition, those options would vest on an accelerated basis and become exercisable for all of the option shares immediately prior to the acquisition. If you did not exercise the options before the acquisition, they would terminate unless assumed. We do not have any current plans to merge into, or be acquired by, another company. (See Sections 2 and 6 of “The Offer” which begin on pages 26 and 30, respectively)

40.	WILL I HAVE TO PAY TAXES IF I TENDER MY UNVESTED OPTIONS IN THE OFFER?

      If you tender any unvested options pursuant to the Offer, current U.S. law will not require you to recognize ordinary income for U.S. federal income tax purposes at the time of the tender, or the time we accept unvested options for exchange and cancellation, or at the time we grant the New Options. The grant of the New Options is not a taxable event under current U.S. law, and current U.S. law will not require you to recognize ordinary income for U.S. federal income tax purposes at the time of grant. (See Section 15 of “The Offer” which begins on page 50)

      All option holders, including those subject to taxation in a foreign jurisdiction, whether by reason of nationality, residence or otherwise, should consult with their own personal tax advisors as to the tax consequences of their participation in the Offer. Tax consequences may vary depending on each individual participant’s circumstances. We have distributed in Appendix B short summaries of some of those consequences with respect to some of the countries where our non-U.S. employees are located including Belgium, Canada, France, Germany, India, Japan, the Netherlands, the People’s Republic of China, Singapore, Switzerland, Taiwan and the United Kingdom. If you are an employee located outside the United States, you should review the relevant summary, and you should consult your individual tax advisor before deciding whether or not to participate in the Offer. (See Appendix B)

41.	WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS?

      No. The New Options will not qualify as incentive stock options under the U.S. federal tax laws. When you exercise the New Options, you will recognize immediate taxable income equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and you must satisfy the applicable withholding taxes with respect to such income. (See Section 9 of “The Offer” which begins on page 39)

Miscellaneous Provisions

42.	WHAT HAPPENS IF I DO NOT ACCEPT THE OFFER?

      The eligible options that you choose not to tender, or that we do not accept for exchange and cancellation, will remain outstanding, and you will continue to hold the unexchanged options in accordance with their terms.

      If you tender one or more eligible options for exchange but do not tender all of your eligible options, you will receive New Shares and/or New Options in exchange for the tendered options and you will keep your untendered options. If you tender only the vested options in a particular grant, you will receive New Shares in exchange for the vested options and you will keep your unvested options and can exercise any rights you may have under those unvested options. If you tender only your unvested options in a particular option grant, you will receive New Options in exchange for your unvested options and you will keep your vested options and can exercise any rights you may have under those vested options. (See Section 3 of “The Offer” which begins on page 28)

43.	WHAT HAPPENS IF I TENDER “EARN-OUT” OPTIONS THAT YOU ASSUMED IN CONNECTION WITH YOUR ACQUISITION OF SERVERWORKS?

      Certain ServerWorks Corporation options that we assumed in connection with our acquisition of SeverWorks have a conversion ratio adjustment that increases the number of shares of our Class A common stock subject to those assumed options, and adjusts the exercise price per share, if ServerWorks meets certain earn-out milestones. Appendix C discusses how we will treat these assumed ServerWorks options in the Offer. (See Appendix C)

44.	WHAT HAPPENS TO ANY NEW SHARES OR NEW OPTIONS I RECEIVE IF I HAVE AN OUTSTANDING PROMISSORY NOTE PAYABLE TO BROADCOM WHICH WILL ACCELERATE IN PART IF I SELL ANY OF THE SHARES SUBJECT TO THE OPTIONS I TENDER IN THE OFFER?

      Certain eligible participants have outstanding promissory notes payable to us which become due and payable on an accelerated basis as to a specified percentage of the net proceeds from any sales of shares of our common stock acquired upon the exercise of certain stock options. A number of eligible options may be within the coverage of those acceleration provisions. To the extent you tender any vested or unvested options within the coverage of those acceleration provisions, the following adjustments will be in effect for the New Shares or New Options that you receive in exchange for those tendered options.

      New Shares: Neither the issuance of the New Shares in exchange for the tendered vested options nor the sale of the New Shares to the extent necessary to satisfy withholding taxes on the New Shares will trigger any acceleration of the promissory notes. However, any other sales of the New Shares will trigger acceleration under the notes as to the same percentage of the net sale proceeds as sales of shares that you might have acquired under the tendered options. To ensure the payment of any amounts which become due on an accelerated basis under each promissory note, a restrictive legend evidencing the repayment obligation will appear on the New Shares that we issue in exchange for tendered vested options that are subject to such acceleration provisions (other than the New Shares that you sell in satisfaction of the applicable withholding taxes) while the underlying promissory note remains outstanding.

      New Options: Any New Options that we issue in exchange for tendered unvested options will be subject to the same acceleration provisions as the options you tender, and any sales of shares that you acquire by exercising the New Options will trigger acceleration of the promissory note to the same extent as a sale of shares that you might have acquired under the tendered unvested options. (See Section 6 of “The Offer” which begins on page 30)

45.	MAY I TENDER OPTIONS THAT I HAVE TRANSFERRED TO A FAMILY MEMBER OR TO A TRUST IN CONNECTION WITH MY ESTATE PLAN?

      Yes. You may tender options for exchange in the Offer that you have transferred to a family member or to a trust that you have established exclusively for members of your family to the extent that such transfer was in connection with your estate plan. (See Section 9 of “The Offer” which begins on page 39).

46.	WHEN DOES THE OFFER EXPIRE? CAN YOU EXTEND THE OFFER, AND HOW WILL I LEARN IF YOU EXTEND IT?

      The Offer expires on May 5, 2003 at 6:00 p.m. Pacific Time unless we extend it.

      Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If we extend the Offer, we will make a public announcement of the extension by 6:00 a.m. Pacific Time on the next business day following the previously scheduled expiration of the Offer. We currently intend to communicate any such extension to you by e-mail and press release, but we reserve the right to use other permissible means of announcement. (See Sections 1 and 16 of “The Offer” which begin on pages 21 and 54, respectively)

47.	WHAT ARE THE CONDITIONS TO THE OFFER?

      The Offer is subject to a number of conditions, including the conditions in Sections 1, 4, 6 and 7 of this Offer to Exchange and the Letter of Transmittal and accompanying instructions. There is no condition requiring the tender of a minimum number of options. (See Sections 1, 4, 6 and 7 of “The Offer” which begin on pages 21, 28, 30 and 36, respectively)

48.	HOW AND WHEN DO I TENDER MY OPTIONS?

      If you decide to tender your options, you must deliver, by 6:00 p.m. Pacific Time on May 5, 2003, a properly completed and duly executed Letter of Transmittal, and any other documents required by the Letter of Transmittal to Broadcom Corporation, 16215 Alton Parkway, Irvine, California 92618-3616, Attn.: Shareholder Services Department. You must indicate in the Letter of Transmittal the particular options you are tendering. If we extend the Offer beyond that time, you must deliver these documents before the extended expiration of the Offer. We will not accept delivery of any letter of transmittal after expiration of the Offer. If we do not receive a properly completed and duly signed letter of transmittal from you before the expiration of the Offer, we will not accept any of your options for exchange and we will not grant any New Shares or New Options to you. Depositing your Letter of Transmittal in the mail or with a courier, or initiating but not completing a fax, before the deadline is not enough; your Letter of Transmittal must actually reach us by the deadline in order to be valid.

      We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. (See Section 4 of “The Offer” which begins on page 28)

49.	DURING WHAT PERIOD OF TIME MAY I WITHDRAW OPTIONS THAT I HAVE PREVIOUSLY TENDERED?

      You may withdraw your tendered options at any time before the time the Offer expires, currently 6:00 p.m. Pacific Time on May 5, 2003. If we extend the Offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the Offer. To withdraw your tendered options, you must deliver to us at 16215 Alton Parkway, Irvine, California 92618-3616, (facsimile: (949) 926-7000, Attn: Shareholder Services Department, a written notice of withdrawal, or a facsimile thereof, with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn your options, you may re-tender those options only by again following the tender procedures described in this Offer to Exchange and the Letter of Transmittal prior to the expiration of the Offer. If we have not accepted tendered options for exchange and cancellation by 9:00 p.m. Pacific Time on June 2, 2003, the 40th business day after the commencement of the

Offer, your right to withdraw your tendered options, which lapses on the Expiration Date, will revive until we accept your tendered options. (See Section 5 of “The Offer” which begins on page 29)

50.	SHOULD I PARTICIPATE IN THE OFFER?

      Although our board of directors has approved the Offer, neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your options. You must make your own decision whether to tender options taking into account your own personal circumstances and preferences. Members of our board of directors are not eligible to participate in the Offer. Our executive officers (other than our chief executive officer and our chief technical officer, who are members of our board of directors) are eligible to participate in the Offer. (See Section 2 of “The Offer” which begins on page 26)

51.	TO WHOM CAN I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

      For additional information or assistance, you should contact:

           Shareholder Services Department or Human Resources Department

                    Broadcom Corporation
                    16215 Alton Parkway
                    Irvine, California 92618-3616
                    (telephone: (949) 926-6400 (Shareholder Services) or (949) 926-5700 (Human Resources))
                    (facsimile: (949) 926-7000)
                    (e-mail: tenderoffer@broadcom.com)

      We have not authorized anyone to give you any information or to make any representation in connection with the Offer other than the information and representations in this Offer to Exchange and the related Letter of Transmittal. If anyone makes any representation or gives you any information different from the representations and information contained in this Offer to Exchange or the related Letter of Transmittal, you must not rely upon that representation or information as having our authorization. We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your options pursuant to the Offer. If anyone makes any recommendation to you, you must not rely upon that recommendation as having our authorization. You should rely only on the representations and information contained in this Offer to Exchange and the related Letter of Transmittal or to which we have referred you.

THE OFFER

SECTION 1.	ELIGIBLE PARTICIPANTS; ELIGIBLE OPTIONS; TREATMENT OF VESTED OPTIONS; TREATMENT OF UNVESTED OPTIONS; EXPIRATION DATE.

      Eligible Participants. Except for our chief executive officer and chief technical officer and other members of our board of directors, all current employees of Broadcom and our subsidiaries who are in “good standing”, including our executive officers, are eligible to participate in the Offer to the extent they hold outstanding eligible options. To qualify as a current employee in good standing, you must be an employee of Broadcom (or a company that is a subsidiary of Broadcom) on April 7, 2003 (the commencement date of the Offer) and you must remain an employee of Broadcom (or a company that is then a subsidiary of Broadcom) continuously through the date we accept your tendered vested options for exchange and cancellation (in order to receive New Shares) or through the date we grant the New Options (in order to receive the New Options that we will grant in exchange for unvested options). If you give or receive notice of termination of employment with Broadcom or any of its subsidiaries before these points in time (and you are not moving to another position within the Broadcom organization), you will not qualify as a current employee in good standing. In addition, to be in good standing, you must either not be in default on any obligation or indebtedness owing to Broadcom or any of its subsidiaries when the Offer expires or you must have made arrangements satisfactory to Broadcom before the Offer expires to cure the default.

      If you are currently on a personal leave of absence of no more than 90 days, or if you are on a medical, maternity, worker’s compensation, military or other statutorily protected leave of absence of any duration, you are eligible to participate in the Offer. You are not eligible to participate in the Offer if you are on a leave of absence but you do not fall into any of these categories (for example, if you are on a personal leave of absence of more than 90 days). You are also ineligible to participate in the Offer if you resign or give notice of intention to cease employment with Broadcom and its subsidiaries, or if you receive a notice of termination of your employment for any reason.

      For purposes of the Offer, we will treat you as having received a notice of termination if, at any time before the Offer expires, (a) you receive written notice of termination of your employment with us or any of our subsidiaries for any reason or (b) in accordance with local laws, you receive an offer, or you file or agree in writing to file a petition in labor court, or you enter into an agreement to end your employment relationship with us or one of our subsidiaries.

      If you do not remain an employee of Broadcom or a company that is then a subsidiary of Broadcom from the date you tender your vested options through the date we accept those vested options for exchange and cancellation, you will not receive any New Shares, but we will return your tendered vested options to you. You will then have the limited period of time specified in the applicable stock option agreement in which to exercise those options following your termination date. If you do not remain an employee of Broadcom or a company that is then a subsidiary of Broadcom through the date we grant New Options in exchange for your unvested options, you will not receive any New Options or any other payment or consideration in exchange for your unvested options that we have accepted for exchange and cancellation. These rules apply regardless of the reason your employment terminates, including voluntary resignation, involuntary termination, death or disability.

      Eligible Options. Upon the terms and subject to the conditions of the Offer, we will exchange any and all eligible options that you properly tender in accordance with Section 4, and you do not validly withdraw in accordance with Section 5 before the Offer expires on the Expiration Date. Eligible options are all options held by eligible participants that are outstanding under one of the Option Plans and have an exercise price per share of $23.58 or more. We will cancel all tendered options that we accept pursuant to the Offer, and you will have no further right or entitlement to purchase shares of our common stock pursuant to those cancelled options. All references in this Offer to Exchange and the related Letter of Transmittal to “vested options” mean eligible options which will be vested and exercisable for shares of our common stock on the Expiration Date, and all references to “unvested options” mean eligible options which will not be vested for shares of our common stock on the Expiration Date.

      Treatment of Vested Options. Upon the terms and subject to the conditions of the Offer, we will exchange the vested eligible options that you tender for a number of shares of our Class A common stock that we will issue under the 1998 Plan equal to (1) the number of vested options that you tender (and we accept for exchange and cancellation), multiplied by (2) the Offered Value Per Vested Option of those vested options, divided by (3) the last sale price of our Class A common stock as reported on the Nasdaq National Market on the date we accept your tendered vested options for exchange and cancellation (or, if our acceptance occurs on a weekend or market holiday, on the immediately preceding trading day). The number of New Shares will be less than the number of shares that were subject to the tendered vested options and will depend on the exercise price of the tendered vested options and the last sale price of our Class A common stock as reported in the Nasdaq National Market on the day we accept tendered vested options for exchange and cancellation (or, if our acceptance occurs on a weekend or market holiday, on the immediately preceding trading day). In general, the higher the exercise price of your vested options, and the higher the last sale price of our stock on the day we accept your tendered vested options, the fewer New Shares you will receive.

      We currently intend to accept tendered vested options for exchange and cancellation on or promptly after the Expiration Date, subject to the satisfaction of the conditions to the Offer and subject to our discretion to delay the acceptance of tendered options for exchange and cancellation for a limited period in response to unusual market conditions. We currently intend to issue the New Shares on or promptly after the date we accept the tendered vested options for exchange and cancellation. If we have not accepted tendered options for exchange and cancellation by 9:00 p.m. Pacific Time on June 2, 2003, your right to withdraw your tendered options, which lapses on the Expiration Date, will revive until we accept your tendered options.

      The Offered Value Per Vested Option of your vested options depends on two variables. The first is the exercise price of your vested options. The second is the last sale price of our Class A common stock on the day we accept your vested options for exchange and cancellation (or, if our acceptance occurs on a weekend or market holiday, on the immediately preceding trading day). The table below shows the Offered Value Per Vested Option at various exercise price levels, and explains how to calculate the Offered Value Per Vested Option if the market price of our Class A common stock declines or increases. If the last sale price of our Class A common stock on the applicable day is not less than $12.50 per share and not more than $17.50 per share, the Offered Value Per Vested Option will be 100% of the amount that appears in the table below. If the applicable last sale price is less than $12.50 per share, the Offered Value Per Vested Option will be less than 100% of the amount that appears in the table below. In this event, the exact percentage or fraction will equal the last sale price on the applicable day, divided by $12.50. If the applicable last sale price is more than $17.50 per share, the Offered Value Per Vested Option will be more than 100% of the amount that appears in the table below. In this event, the exact percentage will equal the last sale price on the applicable day, divided by $17.50.

Offered Value Per Vested Option

      Important Note: If the last sale price of our Class A common stock on the day we accept tendered vested options for exchange and cancellation (or, if our acceptance occurs on a weekend or market holiday, on the immediately preceding trading day) is not less than $12.50 per share and not more than $17.50 per share, the Offered Value Per Vested Option will be 100% of the amount that appears in the table. If the last sale price on the applicable day is less than $12.50 per share, multiply the amount that appears in the table below by the applicable last sale price, then divide the result by $12.50 (and round up to the next whole cent). If the last sale price on the applicable day is more than $17.50 per share, multiply the amount that appears in the table below by the applicable last sale price, then divide the result by $17.50 (and round up to the next whole cent).

	Offered Value		Offered Value
Exercise Price Range	Per Vested Option	Exercise Price Range	Per Vested Option

$23.58 to $26.00	$6.48	$100.01 to $103.00	$3.20
$26.01 to $29.00	$6.13	$103.01 to $106.00	$3.14
$29.01 to $32.00	$5.73	$106.01 to $109.00	$3.09
$32.01 to $33.67	$5.39	$109.01 to $112.00	$3.04
$33.68 to $36.00	$5.21	$112.01 to $115.00	$2.99
$36.01 to $39.74	$4.98	$115.01 to $118.00	$2.93
$39.75 to $45.00	$4.64	$118.01 to $121.00	$2.88
$45.01 to $50.00	$4.24	$121.01 to $124.00	$2.83
$50.01 to $55.00	$4.18	$124.01 to $127.00	$2.78
$55.01 to $60.00	$4.13	$127.01 to $130.00	$2.73
$60.01 to $65.00	$4.08	$130.01 to $134.00	$2.67
$65.01 to $70.00	$4.03	$134.01 to $138.00	$2.62
$70.01 to $72.00	$3.98	$138.01 to $142.00	$2.57
$72.01 to $74.00	$3.92	$142.01 to $146.00	$2.52
$74.01 to $76.00	$3.87	$146.01 to $150.00	$2.47
$76.01 to $78.00	$3.82	$150.01 to $155.00	$2.41
$78.01 to $80.00	$3.77	$155.01 to $160.00	$2.36
$80.01 to $82.00	$3.72	$160.01 to $165.00	$2.31
$82.01 to $84.00	$3.66	$165.01 to $170.00	$2.26
$84.01 to $86.00	$3.61	$170.01 to $175.00	$2.21
$86.01 to $88.00	$3.56	$175.01 to $180.00	$2.15
$88.01 to $90.00	$3.51	$180.01 to $185.00	$2.10
$90.01 to $92.00	$3.46	$185.01 to $190.00	$2.05
$92.01 to $94.00	$3.40	$190.01 to $195.00	$2.00
$94.01 to $96.00	$3.35	$195.01 to $200.00	$1.94
$96.01 to $98.00	$3.30	$200.01 to $220.00	$1.89
$98.01 to $100.00	$3.25

      If the exchange of your vested options, taking account of all of the vested options you tender for exchange, would result in a fractional share of our Class A common stock, we will round the number of New Shares up to the nearest whole number of shares.

      Also, you will not know with certainty what the Offered Value Per Vested Option will be when you tender your vested options. This will be true even if you defer your tender decision until after the close of trading on the last day of the Offer period, just before the Offer expires. Deferring your decision may give you more information to predict what the applicable last sale price of our Class A common stock will be (and therefore what the Offered Value Per Vested Option will be), but there is no guarantee that we will accept your tendered vested options on the same day that the Offer expires. So even if you defer your tender decision until just before the Offer expires, you will not know with certainty what the Offered Value Per Vested Option will be, or whether the Offered Value Per Vested Option will be 100% of the amount that appears in the table above or more or less than 100%, and (if it will be more or less than 100%) what the exact amount will be. You should consider these facts, risks and uncertainties when you make your decision whether or not to tender your vested options.

      Example: Assume that you hold a grant for 1,000 eligible options with an exercise price of $77.50 per share. As of the Expiration Date, 600 of the options are vested and exercisable for 600 shares of our Class A common stock. Assume that you tender (and we accept) those 600 vested options in exchange for New Shares in the Offer and that the last sale price of our Class A common stock is not less than of $12.50 and not more than $17.50. To determine the number of New Shares that you would receive, multiply $3.82 by 600, and then divide the product ($2,292) by the last sale price of our Class A common stock as reported on the Nasdaq National Market on the date we accept your vested options for exchange and cancellation (or, if our acceptance occurs on a weekend or market holiday, on the immediately preceding trading day). If that last sale price is $15 per share, you would receive 153 New Shares.

      Alternatively, if the last sale price on the date we accept your tendered vested options is $10, you must first calculate the Offered Value Per Vested Option. To do that, multiply $3.82 by $10, and then divide the product (38.20) by $12.50. Then, to determine the number of New Shares that you would receive, multiply $3.06 by 600, and then divide the product ($1,836) by $10. The result is 184 New Shares.

      Alternatively, if the last sale price on the date we accept your tendered vested options is $20, you must first calculate the Offered Value Per Vested Option. To do that, multiply $3.82 by $20, and then divide the product ($76.40) by $17.50. Then, to determine the number of New Shares that you would receive, multiply $4.37 by 600, and then divide the product ($2,622) by $20. The result is 132 New Shares.

      In the three examples above you would recognize immediate taxable income in the amount of $2,292, $1,836, and $2,622, respectively, and you would need to cover withholding taxes on the New Shares, either by delivering a cashier’s check payable to Broadcom to us or by selling a portion of the New Shares in the “block trades” through UBS PaineWebber.

      Except for any escrow requirements in effect for shares resulting from the exercise of vested options that you tender, the New Shares that we issue to you will be fully vested, freely tradeable and will not be subject to forfeiture or any right of repurchase by Broadcom.

      As we discuss in Section 15 (“Material U.S. Federal Income Tax Consequences”), if you tender vested options you will recognize ordinary income as of the date we accept your tendered vested options for exchange and cancellation. You will be responsible for all withholding taxes (as well as any other personal taxes) attributable to the income resulting from the issuance of New Shares to you. See Section 15 for a discussion of the methods by which you may cover the withholding tax amount.

      Treatment of Unvested Options. Upon the terms and subject to the conditions of the Offer, we will exchange your unvested eligible options for New Options that we will grant under our 1998 Plan. The number of New Options will be equal to a percentage of the number of unvested options that you tender and may be less than the number of your tendered unvested options. The applicable percentage for each eligible unvested option depends on the exercise price of the eligible unvested option and appears in the table below. If the exchange of unvested options in a given grant would result in a New Option for a fractional share of our Class A common stock, we will round the number of New Options up to the next whole share. We will also adjust the number of New Options for any stock split, share combination or the like occurring prior to the grant date of the New Options. We will grant the New Options on or after the first trading day that is at least six months and one day after we accept your tendered unvested options for exchange and cancellation. The earliest that we will grant New Options will be on November 6, 2003, but in our discretion we may choose to defer the grant of the New Options to as late as December 31, 2003.

Unvested Option Percentage

Exercise Price Range	Applicable %	Exercise Price Range	Applicable %

$23.58 to $26.00	100%	$100.01 to $103.00	75%
$26.01 to $29.00	100%	$103.01 to $106.00	74%
$29.01 to $32.00	100%	$106.01 to $109.00	73%
$32.01 to $33.67	100%	$109.01 to $112.00	72%
$33.68 to $36.00	100%	$112.01 to $115.00	71%
$36.01 to $39.74	100%	$115.01 to $118.00	70%
$39.75 to $45.00	100%	$118.01 to $121.00	69%
$45.01 to $50.00	95%	$121.01 to $124.00	68%
$50.01 to $55.00	94%	$124.01 to $127.00	67%
$55.01 to $60.00	93%	$127.01 to $130.00	66%
$60.01 to $65.00	92%	$130.01 to $134.00	65%
$65.01 to $70.00	91%	$134.01 to $138.00	64%
$70.01 to $72.00	90%	$138.01 to $142.00	63%
$72.01 to $74.00	89%	$142.01 to $146.00	62%
$74.01 to $76.00	88%	$146.01 to $150.00	61%
$76.01 to $78.00	87%	$150.01 to $155.00	60%
$78.01 to $80.00	86%	$155.01 to $160.00	59%
$80.01 to $82.00	85%	$160.01 to $165.00	58%
$82.01 to $84.00	84%	$165.01 to $170.00	57%
$84.01 to $86.00	83%	$170.01 to $175.00	56%
$86.01 to $88.00	82%	$175.01 to $180.00	55%
$88.01 to $90.00	81%	$180.01 to $185.00	54%
$90.01 to $92.00	80%	$185.01 to $190.00	53%
$92.01 to $94.00	79%	$190.01 to $195.00	52%
$94.01 to $96.00	78%	$195.01 to $200.00	51%
$96.01 to $98.00	77%	$200.01 to $220.00	50%
$98.01 to $100.00	76%

      Example: Assume that you hold an option grant with 1,000 options with an exercise price of $77.50 per share. As of the Expiration Date, 600 of the options are vested and exercisable for 600 shares of our Class A common stock and 400 of the options, for 400 shares of our Class A common stock, are not exercisable and not vested. If you tender (and we accept) those 400 unvested options in exchange for New Options in the Offer, you will receive New Options exercisable for 348 shares of our Class A common stock (400 unvested options multiplied by the applicable percentage of 87%).

      We will grant New Options under the 1998 Plan pursuant to a new stock option agreement. The exercise price of the New Options will be equal to the last sale price of our Class A common stock as reported on the Nasdaq National Market on the date of grant. Your New Options will be non-statutory options under the U.S. federal income tax laws.

      With a small number of exceptions, the New Options will preserve the vesting schedule and the vesting commencement date of the options they replace.

•	If the remaining vesting period for your New Options would otherwise include a partial month, we will round that period down to the next whole month.

•	If the vesting schedule for your tendered options includes annual or quarterly installments, your New Options will instead vest in equal monthly installments over the remainder of the vesting period in effect for your tendered options remaining at the time we grant the New Options (rounded down to the next whole month). For example, if your tendered options vested in quarterly installments and would have been fully vested in December 2004, the unvested New Options will vest in equal monthly installments between the date we grant the New Options and December 2004.

•	If you tender unvested options with a vesting commencement date after May 5, 2003 (the Expiration Date) and with a four-year vesting schedule, the length of the vesting period for your New Options will remain the same, but the vesting period will run from the Expiration Date and the New Options will vest in equal monthly installments over the number of months in the vesting period, rounded down to the next whole month.

•	If you tender unvested options with a vesting commencement date after the Expiration Date and a vesting schedule of less than four years, your vesting period will continue to end on the same date but the vesting period will commence on the Expiration Date, and the New Options will vest in equal monthly installments over the new vesting period. This means your New Options will begin to vest sooner and will be fully vested at the same time as your tendered options would have become fully vested.

•	If you are a non-exempt employee under the federal wage laws, your New Options will not become exercisable for any shares, whether vested or unvested, until six months after the grant date, but your vesting schedule and vesting commencement date will remain the same. If your employment with us terminates before your New Options become exercisable, you will have until the later of three months after your termination date or nine months after the grant date of your New Options in which to exercise those options to the extent they are vested at the time of your termination.

      Expiration Date. The term Expiration Date means May 5, 2003, unless we, in our discretion, extend the period of time during which the Offer will remain open, in which event the term “Expiration Date” refers to the latest time and date at which the Offer, as we have extended it, expires. See Section 16 for a description of our rights to extend, delay, terminate and amend the Offer, and Section 7 for certain conditions to the Offer. Additional conditions relating to the Offer appear in Sections 1, 4 and 6 and in the Letter of Transmittal and accompanying instructions.

      If we decide to take any of the following actions, we will give notice of such action and keep the Offer open for a period of at least ten business days after the date of such notification:

(1)	we increase or decrease the amount of consideration offered for the options;

(2)	we decrease the number of options eligible for tender in the Offer; or

(3)	we increase the number of options eligible for tender in the Offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the Offer immediately prior to the increase.

      We do not presently expect to take any of these actions. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time, and a “trading day” means any business day on which a last sale price of our Class A common stock is reported on the Nasdaq National Market.

 SECTION 2. PURPOSE OF THE OFFER.

      We issued the options outstanding under our 1998 Plan to provide our employees an opportunity to acquire or increase their ownership interest in Broadcom, thereby creating a stronger incentive for them to continue their employment with us and to contribute to the attainment of our business and financial objectives and the creation of value for all of our shareholders.

      Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our Class A common stock. For this reason, we believe these options have little or no current value as an incentive to retain and motivate our employees, and we believe that employees are unlikely to exercise these options in the foreseeable future. By making the Offer to exchange outstanding unvested options for New Options that will have an exercise price equal to the market value of our Class A common stock on the grant date, we intend to provide our employees with the benefits of owning shares, and options to acquire shares, of our Class A common stock that over time may have a greater potential to increase in value and thereby provide employees with a more meaningful incentive to remain with us and contribute to the attainment of our business and financial objectives and the creation of value for all of our shareholders.

      In addition, our employee compensation policies have historically allocated significant weight to equity incentive compensation, in the belief that equity incentives are an effective mechanism to attract and retain the type of employees that we seek and to motivate them to build value for all of our shareholders. As a result of the broad decline in the trading prices of stocks (in particular, technology stocks) over the past three years, and the decline in the market price of our stock, we believe that equity incentive compensation packages that we have granted at higher valuation levels have lost at least some of their effectiveness as mechanisms for employee retention and motivation. At the same time, we remain committed to providing significant equity incentives to our employees as a means to build value for all shareholders. Many of our employees joined us when stock market indexes and the market price of our stock were substantially higher and hold “underwater” options and have therefore not had the opportunity to realize any financial benefit from their Broadcom stock options. By offering to exchange outstanding vested options for vested shares, we intend to provide employees with a demonstration of the financial benefits of equity ownership. We also expect that the Offer will reduce the “overhang” of outstanding options, and the impact of options on our total number of fully-diluted shares outstanding, through the grant of New Shares for vested options covering a larger number of shares and the grant of New Options exercisable, in some cases, for fewer shares than the tendered unvested options.

      We continually evaluate and explore strategic opportunities as they arise, including acquisitions, business combination transactions, strategic partnerships, capital infusions, and the purchase or sale of assets. We also continually evaluate the performance and prospects of our various businesses and possible adjustments in our businesses to reflect changes in our assessment of their performance and prospects.

      At any given time we also may be engaged in discussions or negotiations with respect to various corporate transactions. We also grant options in the ordinary course of business to our current and new employees, including our executive officers, as well as provide them with the opportunity to make periodic purchases of our common stock pursuant to the formula provisions of our Employee Stock Purchase Plan. Our employees, including our executive officers, from time to time acquire or dispose of our securities. Subject to the foregoing, and except as otherwise disclosed in the Offer or in our Annual Report on Form 10-K, the proxy statement for our 2003 annual meeting of shareholders and other filings with the SEC, neither we nor, to the best of our knowledge, any of our executive officers or directors presently have any plans or proposals that relate to or would result in:

(a) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

(b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

(c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(d) any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

(e) any other material change in our corporate structure or business;

(f) our Class A common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

(g) our Class A common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

(h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

(i) the acquisition by any person of any of our securities or the disposition of any of our securities; or

(j) any change in our articles of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

      Neither we nor our board of directors makes any recommendation as to whether you should tender your options, nor have we authorized any person to make any such recommendation. We urge you to evaluate carefully all of the information in this Offer to Exchange and to consult your own investment, legal and tax advisors. You must make your own decision whether to tender your options for exchange taking into account your own personal circumstances and preferences.

 SECTION 3. STATUS OF ELIGIBLE OPTIONS THAT YOU DO NOT EXCHANGE.

      All eligible options that you do not choose to tender or that we do not accept for exchange and cancellation pursuant to the Offer will remain outstanding, and you will continue to hold such options in accordance with their terms.

 SECTION 4. PROCEDURES FOR TENDERING OPTIONS.

      Proper Tender of Options. To validly tender your options pursuant to the Offer, you must, in accordance with the terms of the Letter of Transmittal, properly complete, duly execute and deliver to us the Letter of Transmittal, or a facsimile of the Letter of Transmittal, along with any other required documents. We must receive all of the required documents by 6:00 p.m. Pacific Time on May 5, 2003 at 16215 Alton Parkway, Irvine, California 92618-3616, Attn: Shareholder Services Department. You must indicate in the Letter of Transmittal the particular options you are tendering. If we extend the Offer beyond that time, we must receive these documents by the applicable time on the extended Expiration Date of the Offer. We will not accept delivery of any Letter of Transmittal after expiration of the Offer. If we do not receive a properly completed and duly executed Letter of Transmittal from you prior to the expiration of the Offer, we will not accept any of your options for exchange and you will not receive any New Shares or New Options.

      The method of delivery of all documents, including Letters of Transmittal and any other required documents, is at the election and risk of the tendering option holder. However, we will only accept paper delivery, and therefore we will not accept delivery by e-mail. If delivery is by mail, we recommend that you use certified mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery. Depositing your Letter of Transmittal in the mail or with a courier, or initiating but not completing a fax, before the deadline is not enough; your Letter of Transmittal must actually reach us by the deadline in order to be valid.

      If your Letter of Transmittal includes options that are not eligible for the Offer, we will not accept those options for exchange, but we do intend to accept any properly tendered eligible options set forth in the Letter of Transmittal.

      Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility (including time of receipt), and acceptance of any tender of options, and all questions as to (i) the status of an option as an eligible option, a vested option, or an unvested option, the number of options within a given option grant, the number of vested options within a given option grant and the number of unvested options within a given option grant; (ii) your status as a current employee in good standing, or as a non-exempt employee under federal wage laws; (iii) all determinations of market prices used in the calculations we must make to implement the Offer; (iv) the determination of the number of New Shares (if any) to issue in exchange for each tender of vested options; (v) the determination of the number of New Options (if any) to issue in exchange for each tender of unvested options; and (vi) the determination of the vesting schedule and vesting commencement date for the New Options that we issue in exchange for each tender of unvested options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine do not comply with the conditions of the Offer, that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we intend to accept properly and timely tendered options that you have not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular options or any particular option holder. No defective or irregular tender of options will qualify as properly made unless and until the tendering option holder has cured all defects or irregularities or we have waived them. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

      Our Acceptance Constitutes an Agreement. Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. Our acceptance of the options you tender pursuant to the Offer for exchange and cancellation will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Offer.

      Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept all properly tendered options for exchange and cancellation on or promptly after the Expiration Date of the Offer, other than options that you have timely withdrawn.

 SECTION 5. WITHDRAWAL RIGHTS.

      You may only withdraw your tendered options in accordance with the provisions of this Section 5. If your employment with us terminates before the expiration of the Offer, your tendered options will automatically be withdrawn. If automatically withdrawn, you may exercise those options to the extent they are vested at the time of your termination, but only during the limited period for which those options remain exercisable following your termination.

      You may withdraw your tendered options (whether vested or unvested) at any time up to 6:00 p.m. Pacific Time on May 5, 2003. If we extend the Offer beyond that time, you may withdraw your tendered options at any time until the applicable time on the extended Expiration Date of the Offer. In addition, if we have not accepted your tendered options for exchange by 9:00 p.m. Pacific Time on June 2, 2003, the 40th business day after the commencement of the Offer, you will again have the right to withdraw your tendered options until we accept them for exchange and cancellation.

      To validly withdraw your tendered options, you must deliver to us at 16215 Alton Parkway, Irvine, California 92618-3616 (facsimile: (949) 926-7000), Attn: Shareholder Services Department, a written notice of withdrawal, or a facsimile of such notice of withdrawal, with the required information, while you still have the right to withdraw the tendered options. If you want to withdraw tendered options, your notice of withdrawal must specify your name, the grant date, exercise price and the number of shares subject to the options that you want to withdraw. We will not accept delivery of a notice of withdrawal by e-mail.

      If you withdraw any vested options in a particular grant you must withdraw all vested options from that particular grant. If you withdraw any unvested options in a particular grant you must withdraw all unvested options in that particular grant. You may, however, withdraw only the vested options in a particular grant and continue to tender all unvested options in that particular grant, and you may withdraw only the unvested options in a particular grant and continue to tender all vested options in that particular grant.

      Except in accordance with the next sentence, the option holder who tendered the options to be withdrawn must sign the notice of withdrawal. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must appear on the notice of withdrawal.

      You may not rescind any withdrawal, and any options you withdraw will thereafter not count as properly tendered for purposes of the Offer unless you properly re-tender those options before the Expiration Date by following the procedures in Section 4.

      Neither Broadcom nor any other person has any obligation to give you notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

 SECTION 6. ACCEPTANCE OF OPTIONS FOR EXCHANGE.

      Vested Options. If you have properly tendered vested options and have not validly withdrawn them before the Offer expires on the Expiration Date, we currently intend to accept those options for exchange and cancellation on or promptly after the Expiration Date, subject to the satisfaction of the conditions to the Offer in Section 7 below and subject to our discretion to delay the acceptance of tendered options for exchange and cancellation for a limited period in response to unusual market conditions. We plan to deliver the New Shares on your behalf to UBS PaineWebber on or one business day after the date we accept your tendered vested options for exchange and cancellation or promptly thereafter. We have established a Broadcom-related stock benefit account for you with UBS PaineWebber. However you must activate your account by completing a UBS PaineWebber Account Authorization form either online at www.cefs.ubspainewebber.com/brcm, or by mailing the form enclosed with your Letter of Transmittal to UBS PaineWebber.

      The New Shares that we issue to you will be fully vested, freely tradeable and will not be subject to forfeiture or any right of repurchase by Broadcom.

      As we discuss in Section 15 (“Material U.S. Federal Income Tax Consequences”), if you tender vested options, in most jurisdictions you will recognize ordinary income with respect to the New Shares (including any of your New Shares that we deposit into escrow) for income tax purposes as of the date we accept your vested options for exchange and cancellation. You will be responsible for all withholding taxes (as well as any other personal taxes) with respect to the New Shares. See Section 15 for a discussion of the methods by which you may cover the withholding tax amount. If you are an employee located outside of the U.S., please see the tax summaries in Appendix B.

      The number of New Shares that we will issue in exchange for your vested options will equal (1) the number of vested options that you tender (and we accept for exchange and cancellation), multiplied by (2) the “Offered Value Per Vested Option” of the vested options, divided by (3) the last sale price of our Class A common stock as reported on the Nasdaq National Market on the date we accept your tendered vested options for exchange and cancellation (or, if our acceptance occurs on a weekend or market holiday, on the immediately preceding trading day). The number of New Shares will be less than the number of shares that were subject to the vested options and will depend on the exercise price of the vested options and the last sale price of our Class A common stock on the day we accept your tendered vested options for exchange and cancellation (or, if our acceptance occurs on a weekend or market holiday, on the immediately preceding trading day). In general, the higher the exercise price of your vested options, and the higher the last sale price of our stock on the day we accept your tendered vested options, the fewer New Shares you will receive.

      We currently intend to accept tendered vested options for exchange and cancellation on or promptly after the Expiration Date, subject to the satisfaction of the conditions to the Offer and subject to our discretion to delay the acceptance of tendered options for exchange and cancellation for a limited period in response to unusual market conditions. We currently intend to issue the New Shares on or promptly after the date we accept the tendered vested options for exchange and cancellation. If we have not accepted tendered options for exchange and cancellation by 9:00 p.m. Pacific Time on June 2, 2003, your right to withdraw your tendered options, which lapses on the Expiration Date, will revive until we accept your tendered options.

      In determining the Offered Value Per Vested Option, we started with the Black-Scholes option pricing model. At market prices of $15 or less per share of our Class A common stock, the Offered Value Per Vested Option will equal or exceed the Black-Scholes value of the vested options. In certain circumstances, the Black-Scholes option-pricing model did not, in our judgment, equitably distribute value to our employees and did not meet our objectives in making the Offer. We therefore set the Offered Value Per Vested Option above the Black-Scholes value for exercise price brackets of $45.01 or more. But we will not decrease or increase the offered Value Per Vested Option below or above the amounts that appear in the table below unless the applicable last sale price of our Class A common stock is less than $12.50 or more than $17.50.

      The Offered Value Per Vested Option of your vested options depends on two variables. The first is the exercise price of your vested options. The second is the last sale price of our Class A common stock on the day we accept your vested options for exchange and cancellation (or, if our acceptance occurs on a weekend or market holiday, on the immediately preceding trading day). The table below shows the Offered Value Per Vested Option at various exercise price levels, and explains how to calculate the Offered Value Per Vested Option if the market price of our Class A common stock declines or increases. If the last sale price of our Class A common stock on the applicable day is not less than $12.50 per share and not more than $17.50 per share, the Offered Value Per Vested Option will be 100% of the amount that appears in the table below. If the applicable last sale price is less than $12.50 per share, the Offered Value Per Vested Option will be less than 100% of the amount that appears in the table below. In this event, the exact percentage or fraction will equal the last sale price on the applicable day, divided by $12.50. If the applicable last sale price is more than $17.50 per share, the Offered Value Per Vested Option will be more than 100% of the amount that appears in the table below. In this event, the exact percentage will equal the last sale price on the applicable day, divided by $17.50.

Offered Value Per Vested Option

      Important Note: If the last sale price of our Class A common stock on the day we accept tendered vested options for exchange and cancellation (or, if our acceptance occurs on a weekend or market holiday, on the immediately preceding trading day) is not less than $12.50 per share and not more than $17.50 per share, the Offered Value Per Vested Option will be 100% of the amount that appears in the table. If the last sale price on the applicable day is less than $12.50 per share, multiply the amount that appears in the table below by the applicable last sale price, then divide the result by $12.50 (and round up to the next whole cent). If the last sale price on the applicable day is more than $17.50 per share, multiply the amount that appears in the table below by the applicable last sale price, then divide the result by $17.50 (and round up to the next whole cent).

	Offered Value		Offered Value
Exercise Price Range	Per Vested Option	Exercise Price Range	Per Vested Option

$23.58 to $26.00	$6.48	$100.01 to $103.00	$3.20
$26.01 to $29.00	$6.13	$103.01 to $106.00	$3.14
$29.01 to $32.00	$5.73	$106.01 to $109.00	$3.09
$32.01 to $33.67	$5.39	$109.01 to $112.00	$3.04
$33.68 to $36.00	$5.21	$112.01 to $115.00	$2.99
$36.01 to $39.74	$4.98	$115.01 to $118.00	$2.93
$39.75 to $45.00	$4.64	$118.01 to $121.00	$2.88
$45.01 to $50.00	$4.24	$121.01 to $124.00	$2.83
$50.01 to $55.00	$4.18	$124.01 to $127.00	$2.78
$55.01 to $60.00	$4.13	$127.01 to $130.00	$2.73
$60.01 to $65.00	$4.08	$130.01 to $134.00	$2.67
$65.01 to $70.00	$4.03	$134.01 to $138.00	$2.62
$70.01 to $72.00	$3.98	$138.01 to $142.00	$2.57
$72.01 to $74.00	$3.92	$142.01 to $146.00	$2.52
$74.01 to $76.00	$3.87	$146.01 to $150.00	$2.47
$76.01 to $78.00	$3.82	$150.01 to $155.00	$2.41
$78.01 to $80.00	$3.77	$155.01 to $160.00	$2.36
$80.01 to $82.00	$3.72	$160.01 to $165.00	$2.31
$82.01 to $84.00	$3.66	$165.01 to $170.00	$2.26
$84.01 to $86.00	$3.61	$170.01 to $175.00	$2.21
$86.01 to $88.00	$3.56	$175.01 to $180.00	$2.15
$88.01 to $90.00	$3.51	$180.01 to $185.00	$2.10
$90.01 to $92.00	$3.46	$185.01 to $190.00	$2.05
$92.01 to $94.00	$3.40	$190.01 to $195.00	$2.00
$94.01 to $96.00	$3.35	$195.01 to $200.00	$1.94
$96.01 to $98.00	$3.30	$200.01 to $220.00	$1.89
$98.01 to $100.00	$3.25

      If the exchange of your vested options, taking account all of the vested options you tender for exchange, would result in a fractional share of our Class A common stock, we will round the number of New Shares up to the next whole number of shares.

      Each New Share that we issue will be a share of our Class A common stock, even if your tendered option was exercisable for shares of our Class B common stock. Each share of Class A common stock has one vote, whereas each share of Class B common stock has ten votes, on each matter that we submit to our shareholders. Holders of shares of Class A common stock and Class B common stock vote together on all matters that we submit to our shareholders, except (i) as otherwise required by law and (ii) in the case of a proposed issuance of shares of Class B common stock, which currently requires the affirmative vote of the majority of the outstanding shares of Class B common stock voting separately as a class, unless at least two-thirds of the members of the Board of Directors then in office approves the issuance.

      Unvested Options. If you properly tender unvested options and have not validly withdrawn them before 6:00 p.m. Pacific Time on the Expiration Date, we anticipate that we will accept those options for exchange and cancellation on or promptly after the Expiration Date. We will then grant New Options on or after the first trading day that is at least six months and one day after we accept your tendered unvested options for exchange and cancellation. If we accept your tendered unvested options for exchange and cancellation on May 5, 2003, the scheduled Expiration Date of the Offer, the earliest that we will grant New Options will be on November 6, 2003, but in our discretion we may choose to defer the grant of the New Options to an “outside date” as late as December 31, 2003. If we accept your tendered unvested options for exchange and cancellation after May 5, 2003, we will grant your New Options on a trading day after November 6, 2003 that is at least six months and one day after the date we actually accept tendered unvested options for exchange and cancellation. If that occurs, we may also extend the “outside date” for granting the New Options to a date after December 31, 2003.

      If we accept any of the options you tender in the Offer, you will not receive any other option grants for which you might otherwise be eligible until at least six months and one day after the date we accept your tendered options for exchange and cancellation.

      The number of shares of our common stock subject to each grant of New Options that we make pursuant to the Offer will equal a percentage of the number of unvested options that you tender in exchange for that grant (rounded up to the next whole share) and may be less than the number of your tendered unvested options. The applicable percentage for each unvested option is based on the exercise price of the option and appears in the table below. We will adjust the number of New Options for any stock split, share combination or the like occurring prior to the grant date of the New Options.

Unvested Option Percentage

Exercise Price Range	Applicable %	Exercise Price Range	Applicable %

$23.58 to $ 26.00	100%	$100.01 to $103.00	75%
$26.01 to $ 29.00	100%	$103.01 to $106.00	74%
$29.01 to $ 32.00	100%	$106.01 to $109.00	73%
$32.01 to $ 33.67	100%	$109.01 to $112.00	72%
$33.68 to $ 36.00	100%	$112.01 to $115.00	71%
$36.01 to $ 39.74	100%	$115.01 to $118.00	70%
$39.75 to $ 45.00	100%	$118.01 to $121.00	69%
$45.01 to $ 50.00	95%	$121.01 to $124.00	68%
$50.01 to $ 55.00	94%	$124.01 to $127.00	67%
$55.01 to $ 60.00	93%	$127.01 to $130.00	66%
$60.01 to $ 65.00	92%	$130.01 to $134.00	65%
$65.01 to $ 70.00	91%	$134.01 to $138.00	64%
$70.01 to $ 72.00	90%	$138.01 to $142.00	63%
$72.01 to $ 74.00	89%	$142.01 to $146.00	62%
$74.01 to $ 76.00	88%	$146.01 to $150.00	61%
$76.01 to $ 78.00	87%	$150.01 to $155.00	60%
$78.01 to $ 80.00	86%	$155.01 to $160.00	59%
$80.01 to $ 82.00	85%	$160.01 to $165.00	58%
$82.01 to $ 84.00	84%	$165.01 to $170.00	57%
$84.01 to $ 86.00	83%	$170.01 to $175.00	56%
$86.01 to $ 88.00	82%	$175.01 to $180.00	55%
$88.01 to $ 90.00	81%	$180.01 to $185.00	54%
$90.01 to $ 92.00	80%	$185.01 to $190.00	53%
$92.01 to $ 94.00	79%	$190.01 to $195.00	52%
$94.01 to $ 96.00	78%	$195.01 to $200.00	51%
$96.01 to $ 98.00	77%	$200.01 to $220.00	50%
$98.01 to $100.00	76%

      We will grant all New Options under our 1998 Plan, and all New Options will be subject to the terms and conditions of the 1998 Plan and a new stock option agreement between you and us. The New Options will be non-statutory options under the U.S. federal income tax laws and will be exercisable only for shares of our Class A common stock, even if the options you tendered in exchange for the New Options were exercisable for shares of our Class B common stock. Each share of Class A common stock has one vote, whereas each share of Class B common stock has ten votes, on each matter that we submit to our shareholders. Holders of shares of Class A common stock and Class B common stock vote together on all matters that we submit to our shareholders, except (i) as otherwise required by law and (ii) in the case of a proposed issuance of shares of Class B common stock, which currently requires the affirmative vote of the majority of the outstanding shares of Class B common stock voting separately as a class, unless at least two-thirds of the members of the Board of Directors then in office approved the issuance.

      Earn-Out Options. In connection with our acquisitions of Allayer, SiByte and ServerWorks, we assumed certain option grants that have conversion ratio adjustments that increase the number of options in the grant following the attainment of certain performance milestones. If you hold such earn-out options and have already received additional options from past earn-out adjustments, then for purposes of this Offer, we will treat those original options and the additional options as a single combined option grant for the total number of options in that grant (including the additional earn-out options). For purposes of this Offer, we will determine the exercise price of the options in the grant by dividing the aggregate exercise price for those options by the adjusted total number of options in the grant (including the additional earn-out options). For example, if you had 1,000 options on a pre-earn-out basis with an exercise price of $30 per share and the earn-out results in a 100-share increase to your options then for purposes of this Offer, we will treat your options as a single combined grant of options to acquire 1,100 shares with an exercise price per share of $27.27 ($30,000/1,100). You may only divide this combined option grant into vested options and unvested options for purposes of exchange pursuant to the

Offer. You may not divide the options into pre-earn-out options and post-earn-out options so as to tender only pre-earn-out options or only post-earn-out options. The Letter of Transmittal that you will receive will reflect these grants on a combined basis with the correct total number of shares and the effective adjusted exercise price per share. This effective adjusted exercise price per share will determine what Offered Value Per Vested Option and Applicable Percentage you should use to determine the New Shares and New Options you will receive. Certain eligible options resulting from our assumption of outstanding options for shares of ServerWorks Corporation in connection with our acquisition of ServerWorks have a conversion ratio adjustment that increases the number of shares of our Class A common stock subject to those assumed options, and adjusts the exercise price payable per share, if ServerWorks attains certain earn-out milestones. Appendix C discusses how we will treat these assumed ServerWorks options in the Offer.

      Employment Requirement. If you do not remain an employee of Broadcom or a company that is then a subsidiary of Broadcom from the date you tender your vested options through the date we accept those options for exchange and cancellation (when you would otherwise become entitled to the New Shares issuable in exchange for those vested options), you will not receive any New Shares. Instead, we will return your tendered vested options to you, and you will have the limited period of time specified in your applicable stock option agreement in which to exercise those options following your termination date. If you do not remain an employee of Broadcom or a company that is then a subsidiary of Broadcom through the date we grant New Options in exchange for your unvested options, you will not receive any New Options or any other payment or consideration in exchange for your unvested options that we have accepted for exchange and cancelled, and we will not return these unvested options to you. These rules apply regardless of the reason your employment terminates, including voluntary resignation, involuntary termination, death or disability.

      The Offer does not change the “at-will” nature of your employment with us, subject to the requirements of local law, and either we or you may terminate your employment at any time, including prior to the issuance date of the New Shares or the grant date or vesting of the New Options, for any reason with or without cause.

      Options Subject to Mandatory Loan Repayment Arrangements. Certain eligible participants have outstanding promissory notes payable to us which become due and payable on an accelerated basis as to a specified percentage of the net proceeds realized from any sales of shares of our common stock acquired upon the exercise of certain designated stock options. A number of eligible options may be within the coverage of those acceleration provisions. To the extent you tender any vested or unvested options within the coverage of those acceleration provisions, the following adjustments will be in effect for the New Shares or New Options that you receive in exchange for those tendered options.

      New Shares: Neither the issuance of the New Shares in exchange for the tendered vested options nor the sale of the New Shares to the extent necessary to satisfy the withholding taxes resulting from the issuance of the New Shares will trigger any acceleration of the promissory notes. However, any other sales of the New Shares will trigger acceleration under the notes as to the same percentage of the net sale proceeds as sales of shares that you might have acquired under the tendered options To ensure the payment of any amounts which become due on an accelerated basis under each promissory note, a restrictive legend evidencing the repayment obligation will appear on the New Shares that we issue in exchange for tendered vested options that are subject to such acceleration provisions (other than the New Shares that you sell in satisfaction of the applicable withholding taxes) while the underlying promissory note remains outstanding.

      New Options: Any New Options that we issue in exchange for tendered unvested options will be subject to the same acceleration provisions as the options you tender, and any sales of shares that you acquire by exercising the New Options will trigger acceleration of the promissory note to the same extent as a sale of shares that you might have acquired under the tendered unvested options.

      Example: Assume that you hold 1,000 eligible options which are covered by the acceleration provisions of your outstanding promissory note payable to us, and that under those provisions the outstanding balance of your promissory note becomes due in an amount equal to 50% of the sale proceeds (net of withholding taxes and commissions) if you sell any of the shares that you acquire from those eligible options. The eligible options consist of 600 vested options and 400 unvested options. Assume that you tender both the vested and unvested options in the Offer and receive in exchange 200 New Shares and 300 New Options. Assume further that you sell 100 New Shares immediately following the date we accept and cancel your vested options in order to satisfy your tax withholding obligations. The certificates for the remaining 100 New Shares will bear a restrictive legend, and upon any sale of those remaining New Shares, you must pay us 50% of the net sale proceeds (which we will apply to your outstanding note balance). In addition, if you sell any of the 300 shares subject to your New Options, you must also pay us 50% of the net sale proceeds (which we will apply to your outstanding note balance).

      Consequences of A Merger or Acquisition of Broadcom. If we merge into another corporation or another corporation acquires us before the Offer expires, you may withdraw your tendered options and you will have whatever rights to acquire our common stock that the existing agreements evidencing those options give you.

      If we merge into another corporation after we accept your tendered options, vested or unvested, for exchange and cancellation but before we issue the New Shares or grant the New Options, the surviving corporation would automatically assume Broadcom’s obligations with respect to the Offer including the obligation to issue the New Shares and the New Options. The New Shares would be shares of the surviving corporation or whatever stock, payment or other property other Broadcom shareholders are receiving in the merger in exchange for their Broadcom shares. In a cash-out merger, the New Shares would represent the right to receive the applicable cash amount. The New Options would be options to purchase shares of the surviving corporation. The terms of those options would depend on the terms of the merger and the applicable stock option plans.

      If another corporation acquires us and we become a subsidiary of the acquiring corporation after we accept your tendered vested options for exchange and cancellation, your New Shares would receive the same treatment in the acquisition as any other outstanding shares of our Class A common stock. In any such merger or acquisition, you may receive shares of the surviving or acquiring corporation’s common stock or other securities or, in a cash acquisition, you may receive a specified cash amount, in exchange for your New Shares.

      If another corporation acquires us and we become a subsidiary of the acquiring corporation after we accept your tendered unvested options for exchange and cancellation but before we grant the New Options, our obligation to grant the New Options would continue, but we would be a subsidiary of another corporation, and the acquiring corporation would not automatically take over our obligations with respect to the Offer or the New Options. The New Options could be options to acquire stock of a controlled subsidiary. That stock could be unlisted, illiquid and difficult or impossible to sell. To avoid this, we would seek to make provision for tendering option holders in the acquisition agreement, but we cannot guarantee what, if any, provision an acquiror would agree to make. As a result, we cannot guarantee that an acquiror would grant any New Options for shares of its stock.

      Partial Tenders. You are under no obligation to accept the Offer. You may choose to tender a grant of eligible options in its entirety and not tender another grant or you may tender only the vested options or only the unvested options in a particular option grant. However, you may not tender some but less than all of the vested options in a particular outstanding option grant or some but less than all of the unvested options in a particular option grant.

      For example, if you have received two grants of eligible options, you may choose to tender neither grant, both grants in their entirety or one grant in its entirety. You may tender just the vested options in one or both grants or just or the unvested options in one or both grants. But if you want to tender any portion of a grant, you must tender the entire grant or all of the vested options or all of the unvested options within that grant. You may not tender only some of the vested options within a grant or some of the unvested options within a grant.

      Acquired Company Options. If you were originally an employee of a company that we acquired and you received one or more options from that company before the acquisition, we assumed those options in the acquisition and converted them into options to acquire our common stock on the basis of the share exchange ratio in effect for the acquisition. We also would have made adjustments to the exercise price payable per share to reflect that exchange ratio.

      If you choose to tender any options for exchange, you must specify in the Letter of Transmittal the particular options that you are tendering.

      Acceptance of Tendered Options. For purposes of the Offer, our acceptance of options for exchange will take effect when we give oral or written notice to the option holders of our acceptance for exchange of such options, which may be by e-mail, press release or other means. Our acceptance will apply to options that you validly tendered and have not properly withdrawn. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept all properly tendered options that are not validly withdrawn and that we will do so promptly after the expiration of the Offer. When we accept your tendered options for exchange and we cancel those options you will have no further rights with respect to those cancelled options or under the corresponding portion(s) of the applicable stock option agreements. By tendering options, you agree that the corresponding portion(s) of the applicable stock option agreements will terminate upon our cancellation of your tendered options. Promptly after we accept tendered options for exchange and cancellation, we will send each tendering option holder a notice indicating the number of shares subject to the options that we have accepted and cancelled, the number of New Shares that we will issue, the number of New Options that we will issue (in particular, the number of New Options and the first and last possible grant dates of the New Options), and (if you tendered only a portion of a particular option grant) the portion of the option grant remaining outstanding and unchanged.

 SECTION 7. CERTAIN CONDITIONS OF THE OFFER.

      Notwithstanding any other provision of the Offer, we will have no obligation to accept any options tendered to us, and we may terminate or amend the Offer, or postpone our acceptance of any options tendered to us, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, as amended, if at any time on or after April 7, 2003 and before the expiration of the Offer on the Expiration Date we determine that any of the following events has occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, including any action or omission by us, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with the acceptance of tendered options for exchange and cancellation:

(a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the tendered options pursuant to the Offer, the issuance of New Shares or New Options, or otherwise relates in any manner to the Offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Broadcom or any of our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer to us;

(b) any action shall have been threatened, pending or taken, or any approval shall have been withheld, or any statute, rule, regulation, judgment, order or injunction shall have been threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or to us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

(1) make the acceptance for exchange of, or issuance of New Shares or New Options, as applicable, for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relates in any manner to the Offer;

(2) delay or restrict our ability, or render us unable, to accept tendered options for exchange, or to issue New Shares or New Options, as applicable, for some or all of the tendered options;

(3) materially impair the benefits we hope to receive as a result of the Offer;

(4) materially and adversely affect the business, condition (financial or other), income, operations or prospects of Broadcom or any of our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer to us; or

(5) materially impair our ability to provide employees with compensation and incentives by decreasing the value of the New Shares or New Options or otherwise;

(c) there shall have occurred:

(1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

(3) the commencement or continuation of a war, armed hostilities or other international or national crisis or terrorist action directly or indirectly involving the United States;

(4) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

(5) any significant change in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of Broadcom or our subsidiaries or, on trading in our common stock, or on the achievement of the purposes of the Offer;

(6) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), operations or prospects or that of our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with the Offer;

(7) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

(8) any decline in either the Dow Jones Industrial Average, the Nasdaq National Market or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on April 4, 2003;

(d) there shall have occurred any change in generally accepted accounting standards or the application or interpretation thereof which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the acceptance and cancellation of tendered unvested options and the grant of New Options;

(e) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

(1) any person, entity or “group,” within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before April 7, 2003;

(2) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before April 7, 2003 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

(3) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

(f) any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership or that of our subsidiaries that, in our judgment, is or may be material to us or any of our subsidiaries.

      The conditions to the Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding on all persons.

 SECTION 8. PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

      There is no established trading market for eligible options or any other options that we have granted under our 1998 Plan, and there will be no established trading market for any New Options that we may grant.

      Our Class A common stock is quoted on the Nasdaq National Market under the symbol “BRCM.” The following table shows, for the periods indicated, the high and low sales prices per share of our Class A common stock as reported by the Nasdaq National Market.

QUARTER ENDED	HIGH	LOW

June 30, 2003 (through April 4, 2003)	$13.29	$11.86
March 31, 2003	20.34	12.20
December 31, 2002	21.25	9.52
September 30, 2002	22.96	10.40
June 30, 2002	39.35	17.06
March 31, 2002	53.35	30.10
December 31, 2001	52.33	18.40
September 30, 2001	48.94	18.70
June 30, 2001	49.65	20.88

      On April 4, 2003 the last sale price of our common stock as reported by the Nasdaq National Market was $13.13 per share. Our policy has been to reinvest earnings to fund future growth. We have never paid cash dividends on our common stock and do not expect to pay any dividends in the foreseeable future.

      Our stock price has been, and in the future may be, highly volatile and could continue to decline. Our stock price could also rise prior to the issuance of the New Shares and grant of the New Options, respectively, and thereafter fall. The trading price of our Class A common stock has fluctuated widely in the past and is expected to continue to do so in the future, as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many technology and semiconductor companies, and that have often been unrelated or disproportionate to the operating performance of these companies.

      We will not grant the New Options before the first trading day that is at least six months and one day after we accept your tendered unvested options for exchange and cancellation. The earliest that we will grant New Options will be on November 6, 2003, but in our discretion we may choose to defer the grant of the New Options to as late as December 31, 2003. The exercise price of the New Options that we will grant to you if we accept and cancel your tendered unvested options will be the last sale price of our Class A common stock as reported on the Nasdaq National Market on the date we grant the New Options. The exercise price of your New Options may be higher or lower than the current price of our Class A common stock, and it may be higher or lower than the exercise price per share of some or all of your current options.

      In a number of circumstances, which may be difficult or impossible to predict, the value of the New Options that we grant to you may be no more (and may even be less) than the value of the unvested options that you tender. For example, if the market price of our Class A common stock when we grant the New Options is higher than the exercise price of your tendered unvested options, the exercise price of the New Options will be higher than your current exercise price, and depending on your current exercise price, the number of New Options that you receive may be less than the number of unvested options that you tender. If that happens, you may wind up with fewer options, with a higher exercise price, than you have now. It is also possible that our stock price may rise above the exercise price of your current unvested options during the term of those options, after they vest. By tendering your unvested options, you give up the opportunity to exercise them.

      The value of the New Shares may also turn out to be no more (and may even be less) than the value of the vested options that you currently hold and the net value (taking into account the exercise price that you would need to pay) of the shares you could acquire in the future by exercising your vested options. The number of New Shares that we issue to you will be less than the number of shares you can acquire under your tendered vested options, and will depend in part on the last sale price of our Class A common stock as reported on the Nasdaq National Market on the date we accept those tendered vested options for exchange and cancellation. You cannot know with certainty what that price will be when you make your decision to tender or not to tender. If the market price of our Class A common stock increases above its current market price, or if it increases between the Expiration Date and the date we accept tendered vested options for exchange and cancellation, you may receive fewer New Shares than you hope to receive. It is also possible that the market price of our Class A common stock will increase above the exercise price of your tendered vested options during the term of those options. By tendering your vested options, you give up the opportunity to exercise them.

      The market price of our Class A common stock has declined substantially over the last three years and has been subject to high volatility. You should therefore consider that after we issue the New Options and the New Shares, our Class A common stock may trade at prices below the exercise price of the New Options and below the initial price of the New Shares. In that case, the New Shares you receive and hold may decline in value and the New Options you receive may be “out of the money” when they become exercisable.

      We recommend that you obtain current market quotations for our Class A common stock before deciding whether to tender your options. At the same time, the current market price of our Class A common stock may provide little or no basis for predicting what the market price of our Class A common stock will be when we issue the New Shares or when we grant the New Options or at any time in the future. You should carefully consider these risks and uncertainties and the other information in this Offer to Exchange and the related Letter of Transmittal before deciding whether to accept the Offer.

SECTION 9.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW SHARES; TERMS OF NEW OPTIONS.

      Consideration for Vested Options. We will issue the New Shares under our 1998 Plan in exchange for vested options that you properly tender and we accept for exchange and cancellation. The number of New Shares that we will issue in exchange for your vested options will equal (1) the number of vested options that you tender (and we accept for exchange and cancellation), multiplied by (2) the Offered Value Per Vested Option of the vested options, divided by (3) the last sale price of our Class A common stock as reported on the Nasdaq National Market on the date we accept your tendered vested options for exchange and cancellation (or, if our acceptance occurs on a weekend or market holiday, on the immediately preceding trading day). We currently intend to accept tendered vested options for exchange and cancellation on or promptly after the Expiration Date, subject to the satisfaction of the conditions to the Offer and subject to our discretion to delay the acceptance of tendered options for exchange and cancellation for a limited period in response to unusual market conditions. We intend to deliver the New Shares on or one business day after the date we accept the tendered vested options for exchange and cancellation or promptly thereafter. If we have not accepted tendered options for exchange and cancellation by 9:00 p.m. Pacific Time on June 2, 2003, your right to withdraw your tendered options, which lapses on the Expiration Date, will revive until we accept your tendered options.

      The Offered Value Per Vested Option of your vested options depends on two variables. The first is the exercise price of your vested options. The second is the last sale price of our Class A common stock on the day we accept your vested options for exchange and cancellation (or, if our acceptance occurs on a weekend or market holiday, on the immediately preceding trading day). The table below shows the Offered Value Per Vested Option at various exercise price levels, and explains how to calculate the Offered Value Per Vested Option if the market price of our Class A common stock declines or increases. If the last sale price of our Class A common stock on the applicable day is not less than $12.50 per share and not more than $17.50 per share, the Offered Value Per Vested Option will be 100% of the amount that appears in the table below. If the applicable last sale price is less than $12.50 per share, the Offered Value Per Vested Option will be less than 100% of the amount that appears in the table below. In this event, the exact percentage or fraction will equal the last sale price on the applicable day, divided by $12.50. If the applicable last sale price is more than $17.50 per share, the Offered Value Per Vested Option will be more than 100% of the amount that appears in the table below. In this event, the exact percentage will equal the last sale price on the applicable day, divided by $17.50.

Offered Value Per Vested Option

      Important Note: If the last sale price of our Class A common stock on the day we accept tendered vested options for exchange and cancellation (or, if our acceptance occurs on a weekend or market holiday, on the immediately preceding trading day) is not less than $12.50 per share and not more than $17.50 per share, the Offered Value Per Vested Option will be 100% of the amount that appears in the table. If the last sale price on the applicable day is less than $12.50 per share, multiply the amount that appears in the table below by the applicable last sale price, then divide the result by $12.50 (and round up to the next whole cent). If the last sale price on the applicable day is more than $17.50 per share, multiply the amount that appears in the table below by the applicable last sale price, then divide the result by $17.50 (and round up to the next whole cent).

	Offered Value		Offered Value
Exercise Price Range	Per Vested Option	Exercise Price Range	Per Vested Option

$23.58 to $26.00	$6.48	$100.01 to $103.00	$3.20
$26.01 to $29.00	$6.13	$103.01 to $106.00	$3.14
$29.01 to $32.00	$5.73	$106.01 to $109.00	$3.09
$32.01 to $33.67	$5.39	$109.01 to $112.00	$3.04
$33.68 to $36.00	$5.21	$112.01 to $115.00	$2.99
$36.01 to $39.74	$4.98	$115.01 to $118.00	$2.93
$39.75 to $45.00	$4.64	$118.01 to $121.00	$2.88
$45.01 to $50.00	$4.24	$121.01 to $124.00	$2.83
$50.01 to $55.00	$4.18	$124.01 to $127.00	$2.78
$55.01 to $60.00	$4.13	$127.01 to $130.00	$2.73
$60.01 to $65.00	$4.08	$130.01 to $134.00	$2.67
$65.01 to $70.00	$4.03	$134.01 to $138.00	$2.62
$70.01 to $72.00	$3.98	$138.01 to $142.00	$2.57
$72.01 to $74.00	$3.92	$142.01 to $146.00	$2.52
$74.01 to $76.00	$3.87	$146.01 to $150.00	$2.47
$76.01 to $78.00	$3.82	$150.01 to $155.00	$2.41
$78.01 to $80.00	$3.77	$155.01 to $160.00	$2.36
$80.01 to $82.00	$3.72	$160.01 to $165.00	$2.31
$82.01 to $84.00	$3.66	$165.01 to $170.00	$2.26
$84.01 to $86.00	$3.61	$170.01 to $175.00	$2.21
$86.01 to $88.00	$3.56	$175.01 to $180.00	$2.15
$88.01 to $90.00	$3.51	$180.01 to $185.00	$2.10
$90.01 to $92.00	$3.46	$185.01 to $190.00	$2.05
$92.01 to $94.00	$3.40	$190.01 to $195.00	$2.00
$94.01 to $96.00	$3.35	$195.01 to $200.00	$1.94
$96.01 to $98.00	$3.30	$200.01 to $220.00	$1.89
$98.01 to $100.00	$3.25

      If the exchange of your vested options, taking account all of the vested options you tender for exchange, would result in a fractional share of our Class A common stock, we will round the number of New Shares up to the next whole number of shares.

      If we receive and accept tenders of all eligible vested options outstanding as of May 5, 2003, we will issue approximately 10,881,000 New Shares of our Class A common stock if the last reported sale price per share of our Class A common stock is $15. Those New Shares will equal approximately 3.91% of the total shares of our common stock outstanding as of March 31, 2003. We will issue fewer New Shares if the last reported sale price per share of our Class A common stock is more than $15 and more New Shares if the last reported sale price is less than $15, up to a maximum of approximately 13,057,000 New Shares if the last reported sale price is $12.50 or less. The shares subject to vested options that we have granted under the 1998 Plan or any other Option Plan and tendered in the Offer will not, upon their cancellation in exchange for the New Shares, be available for reissuance under the 1998 Plan or any other Option Plan.

      Consideration for unvested options. We will issue New Options under our 1998 Plan in exchange for unvested options that you properly tender and that we accept for exchange and cancellation. The number of New

Options we grant will equal a percentage of the number of unvested options tendered in a given option grant and may be less than the number of your tendered unvested options. The applicable percentage depends on the exercise price of the tendered options and appears in the table below. We will adjust the number of New Options for any stock split, share combination or the like occurring prior to the grant date of the New Options. If the exchange of unvested options in any given grant would result in a New Option exercisable for a fractional share of our Class A common stock, we will round the number up to the next whole share.

Unvested Option Percentage

Exercise Price Range	Applicable %	Exercise Price Range	Applicable %

$23.58 to $26.00	100%	$100.01 to $103.00	75%
$26.01 to $29.00	100%	$103.01 to $106.00	74%
$29.01 to $32.00	100%	$106.01 to $109.00	73%
$32.01 to $33.67	100%	$109.01 to $112.00	72%
$33.68 to $36.00	100%	$112.01 to $115.00	71%
$36.01 to $39.74	100%	$115.01 to $118.00	70%
$39.75 to $45.00	100%	$118.01 to $121.00	69%
$45.01 to $50.00	95%	$121.01 to $124.00	68%
$50.01 to $55.00	94%	$124.01 to $127.00	67%
$55.01 to $60.00	93%	$127.01 to $130.00	66%
$60.01 to $65.00	92%	$130.01 to $134.00	65%
$65.01 to $70.00	91%	$134.01 to $138.00	64%
$70.01 to $72.00	90%	$138.01 to $142.00	63%
$72.01 to $74.00	89%	$142.01 to $146.00	62%
$74.01 to $76.00	88%	$146.01 to $150.00	61%
$76.01 to $78.00	87%	$150.01 to $155.00	60%
$78.01 to $80.00	86%	$155.01 to $160.00	59%
$80.01 to $82.00	85%	$160.01 to $165.00	58%
$82.01 to $84.00	84%	$165.01 to $170.00	57%
$84.01 to $86.00	83%	$170.01 to $175.00	56%
$86.01 to $88.00	82%	$175.01 to $180.00	55%
$88.01 to $90.00	81%	$180.01 to $185.00	54%
$90.01 to $92.00	80%	$185.01 to $190.00	53%
$92.01 to $94.00	79%	$190.01 to $195.00	52%
$94.01 to $96.00	78%	$195.01 to $200.00	51%
$96.01 to $98.00	77%	$200.01 to $220.00	50%
$98.01 to $100.00	76%

      If we receive and accept tenders of all eligible unvested options outstanding as of May 5, 2003, we will grant New Options to purchase approximately 20,899,972 shares of our Class A common stock. The Class A common stock issuable upon exercise of those New Options will equal approximately 7.5% of the total shares of our common stock outstanding as of March 31, 2003. The shares of common stock subject to tendered options that we granted under the 1998 Plan (but not options that we granted under the other Option Plans) will, after acceptance and cancellation of those tendered options, be available for regrant and issuance under the 1998 Plan and may provide some or all of the shares needed for the option grants that we will make under the 1998 Plan in carrying out the Offer.

      Terms of New Shares. We will issue the New Shares under the stock issuance program of our 1998 Plan. The New Shares will be fully vested when we issue them and will not be subject to any repurchase rights. However, any New Shares that we issue in exchange for vested options that are otherwise subject to escrow provisions will be subject to those escrow provisions and we will immediately deposit a portion of the New Shares into the required escrow based on the applicable escrow percentage. The issuance of New Shares pursuant to the Offer will not give any person any contractual or other right to receive any future grants of stock, stock options or benefits in lieu of stock options.

      All New Shares will be shares of our Class A common stock, even if the tendered option was exercisable for shares of our Class B common stock. Each share of our Class A common stock has one vote, whereas each share of our Class B common stock has ten votes, on each matter that we submit to our shareholders. Holders of Class A common stock and Class B common stock vote together on all matters that we submit to our shareholders, except (i) as otherwise required by law and (ii) in the case of a proposed issuance of shares of Class B common stock, which currently requires the affirmative vote of the majority of the outstanding shares of Class B common stock voting separately as a class, unless at least two-thirds of the members of the Board of Directors then in office approve the issuance.

      If you are subject to U.S. income tax laws, you will recognize immediate taxable income when you become entitled to the New Shares on the date we accept your vested options for exchange and cancellation. Your taxable income will be equal to the number of your New Shares (including any New Shares that we deposit into escrow) multiplied by the last sale price of our Class A common stock as reported on the Nasdaq National Market on that date, and you will have to cover the applicable amount of withholding taxes triggered by such income.

      Terms of New Options.     We will grant the New Options under the discretionary option grant program of the 1998 Plan and will deliver a new stock option agreement covering the New Options to each option holder who tenders unvested options in the Offer and whose tendered options we accept for exchange and cancellation. Each New Option will be exercisable for shares of our Class A common stock, even if the tendered option exchanged therefor was exercisable for shares of our Class B common stock.

      None of the New Options will be incentive stock options under the U.S. federal income tax laws and all of the New Options will be taxable as non-statutory or “non-qualified” options under U.S. federal tax laws. Accordingly, upon your subsequent exercise of the New Options, you will recognize ordinary taxable income equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and you must satisfy the applicable withholding taxes with respect to such income.

      New Options that we grant to employees located outside the United States may be subject to certain restrictions and limitations. As a result, we may use an alternative form of stock option agreement for New Options that we grant to employees located outside the United States.

      The grant of New Options pursuant to the Offer will not give any person any contractual or other right to receive any future grants of stock options or benefits in lieu of stock options.

      The following description of the 1998 Plan and the new stock option agreement is a summary of the principal provisions of those documents but is not complete. The description is subject to, and is qualified in its entirety by reference to, all provisions of the 1998 Plan and the form of stock option agreement. The complete 1998 Plan document, as most recently amended and restated on March 21, 2003 is filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and the forms of stock option agreement and related notice of stock option grant that we will use for the New Options are on file with the SEC as exhibits to our Schedule TO filed with the SEC on May 24, 2001. Please contact us at 16215 Alton Parkway, Irvine, California 92618-3616, Attn: Shareholder Services Department, (telephone: (949) 926-6400), to receive a copy of the 1998 Plan document or the form of stock option agreement or notice of stock option grant. We will promptly furnish you copies of these documents at our expense.

      General.     The 1998 Plan consists of five separate equity incentive programs: (i) the discretionary option grant program, (ii) the salary investment option grant program, (iii) the stock issuance program, (iv) the automatic option grant program for non-employee board members and (v) the director fee option grant program. We will grant the New Shares under the stock issuance program of the 1998 Plan and we will grant the New Options under the discretionary option grant program of the 1998 Plan. A description of the principal features of each of those two programs appears below. The compensation committee of our board of directors has the exclusive authority to administer the discretionary option grant and stock issuance programs with respect to option grants and stock issuances made to our executive officers and non-employee board members and will also have the authority to make option grants and stock issuances under these two programs to all other eligible individuals. Our board of directors has also appointed a secondary committee of three board members (referred to as the “option committee”) which has separate but concurrent authority with the compensation committee to make option grants and stock issuances under those two programs to individuals other than executive officers and non-employee board members.

      The term “plan administrator”, as used in this summary, will mean our compensation committee and any secondary committee, to the extent each such entity is acting within the scope of its administrative authority under the 1998 Plan.

      Share Reserve.     As of March 31, 2003, 164,620,568 shares of our Class A common stock and 31,792,912 shares of our Class B common stock were reserved for issuance over the term of the 1998 Plan. The foregoing share reserve includes an additional increase of 13,000,000 shares of Class A common stock subject to shareholder approval at our 2003 annual meeting of shareholders (currently set for May 21, 2003). As of March 31, 2003, 112,920,918 shares of Class A common stock and 9,157,222 shares of Class B common stock were subject to outstanding options under the 1998 Plan, and 46,032,066 shares of Class A common stock remained available for future issuance, including the proposed 13,000,000 share increase. In addition, the number of shares of Class A common stock reserved for issuance under the 1998 Plan automatically increases on the first trading day of January each calendar year over the remaining term of the 1998 Plan by an amount equal to 4.5% of the number of shares of our Class A common stock and Class B common stock outstanding on the last trading day of the immediately preceding calendar year. However, no such annual increase may exceed 18,000,000 shares.

      No participant in the 1998 Plan may receive option grants, separately exercisable stock appreciation rights or direct stock issuances for more than 6,000,000 shares of our common stock in total per calendar year, subject to adjustment for subsequent stock splits, stock dividends and similar transactions. The shares of common stock issuable under the 1998 Plan may come from shares of our authorized but unissued common stock or from shares of our common stock which we acquire, including shares purchased on the open market.

      Shares subject to any outstanding options under the 1998 Plan which expire or otherwise terminate prior to exercise will be available for subsequent issuance. Unvested shares that we issued under the 1998 Plan and then subsequently repurchase pursuant to our repurchase rights under the 1998 Plan, either at the option exercise price or the direct issue price paid per share, go back into the pool and replenish the number of shares reserved for issuance under the 1998 Plan. Those shares will therefore be available for later reissuance. However, any shares subject to stock appreciation rights exercised under the 1998 Plan or subject to any vested options tendered in this Offer in exchange for New Shares will not be available for reissuance.

      Eligibility.     Officers and employees, non-employee board members and independent consultants in our service or in the service of our parent and subsidiary companies (whether now existing or subsequently established) will be eligible to participate in the discretionary option grant and stock issuance programs.

Discretionary Option Grant Program

      The plan administrator will have complete discretion under the discretionary option grant program to determine which eligible individuals receive option grants, the time or times to make those grants, the number of shares subject to each grant, the status of any granted option as either an incentive stock option or a non-statutory option under the U.S. federal tax laws, the vesting schedule (if any) for the option grant and the maximum term for which any granted option is to remain outstanding.

      Each granted option will have an exercise price per share which the plan administrator will determine, but that price may not be less than 85% of the fair market value of the option shares on the grant date.

      No granted option may have a term in excess of ten (10) years. The shares subject to each option will generally vest in one or more installments over a specified period of service measured from the grant date. However, we may provide for options to be immediately exercisable for any or all of the option shares. The shares acquired under immediately exercisable options will be subject to repurchase by us, at the exercise price paid per share, if the option holder ceases service prior to vesting in those shares.

      Upon cessation of service, the option holder will have a limited period of time in which to exercise his or her outstanding options to the extent exercisable for vested shares. In general, that limited period will expire three (3) months following the option holder’s cessation of service, unless such cessation of service occurs by reason of the option holder’s death or permanent disability. In that event, the limited exercise period will expire twelve (12) months after such cessation of service. In no event, however, may an option holder exercise any option after the expiration of the ten (10)-year or shorter maximum term in effect for that option.

      The plan administrator will have complete discretion to extend the period following the option holder’s cessation of service during which he or she may exercise his or her outstanding options and/or to accelerate the exercisability or vesting of such options in whole or in part. The plan administrator may exercise that discretion at any time while the options remain outstanding, whether before or after the option holder’s actual cessation of service.

      The plan administrator has the authority to issue tandem stock appreciation rights under the discretionary option grant program which will provide the holders with the right to surrender their options to us for an appreciation distribution. The amount of the distribution payable by us will be equal to the excess of (a) the fair market value of the vested shares of our common stock subject to the surrendered option over (b) the aggregate exercise price payable for those shares. Such appreciation distribution may, at the discretion of the plan administrator, be in cash or in shares of our common stock.

      The plan administrator will also have the authority to effect the cancellation of outstanding options under the discretionary option grant program (including options transferred to the 1998 Plan from our predecessor option plans) in return for the grant of new options for the same or a different number of option shares with an exercise price per share based upon the fair market value of our common stock on the new grant date.

      Acceleration.     In the event we should undergo a change in control, each outstanding option under the discretionary option grant program will automatically accelerate in full, unless assumed or otherwise continued in effect by the successor corporation or replaced with a cash incentive program which preserves the spread existing on the unvested option shares (the excess of the fair market value of those shares over the option exercise price payable for such shares) and provides for subsequent payout of that spread in accordance with the same vesting schedule in effect for those option shares. The plan administrator will have complete discretion to grant one or more options under the discretionary option grant program which will become exercisable for all the option shares in the event the option holder’s service with us or the successor entity is terminated (actually or constructively) within a designated period following a change in control transaction in which those options are assumed or otherwise continued in effect.

      A change in control occurs if (i) another person or entity acquires us by merger or asset sale, (ii) there is a successful tender offer for shares representing more than 50% of the total combined voting power of our outstanding stock or (iii) there is a change in the majority of the board of directors through one or more contested elections for board membership.

      Shareholder Rights and Option Transferability.     No option holder will have any shareholder rights with respect to the option shares until such option holder has exercised the option and paid the exercise price for the purchased shares. Options are not assignable or transferable other than by will or the laws of inheritance following option holder’s death, and during the option holder’s lifetime, only the option holder may exercise the option. However, the option holder may transfer or assign non-statutory options during the option holder’s lifetime to one or more members of the option holder’s family or to a trust established for one or more family members or to the option holder’s former spouse, to the extent such transfer is in connection with the option holder’s estate plan or pursuant to a domestic relations order, unless the terms of the applicable stock option agreements do not permit such transfer.

Stock Issuance Program

      We may issue shares of Class A common stock under the stock issuance program for such valid consideration under the California General Corporation Law as the plan administrator deems appropriate, including cash and promissory notes. We may also issue shares as a bonus for past services without any cash outlay required of the recipient. In addition, we may issue shares of Class A common stock under the stock issuance program pursuant to share right awards which entitle the recipients to receive shares upon the attainment of designated performance goals or the completion of a specified service period.

      The plan administrator will have complete discretion under the program to determine which eligible individuals receive stock issuances or share right awards, the time or times to make those issuances or awards, the number of shares subject to each issuance or award and the vesting schedule, if any, for the stock issuance or share right award.

      The shares we issue may be fully vested upon issuance or may vest upon the completion of a designated service period or the attainment of pre-established performance goals. The plan administrator will, however, have the discretionary authority at any time to accelerate the vesting of any and all unvested shares outstanding under the stock issuance program.

      Outstanding share right awards under the stock issuance program will automatically terminate, and we will issue no shares of Class A common stock in satisfaction of those awards, if the performance goals or service requirements established for such awards are not attained. The plan administrator, however, will have the discretionary authority to issue shares of Class A common stock in satisfaction of one or more outstanding share right awards as to which the designated performance goals or service requirements are not attained.

      The New Shares will be the first shares issued under the program.

      Changes in Capitalization.     In the event of any change to the outstanding shares of our common stock by reason of any recapitalization, stock dividend, stock split, share combination, exchange of shares or other change in corporate structure that occurs without our receipt of consideration, appropriate adjustments will apply to (i) the maximum number and/or class of securities issuable under the 1998 Plan, (ii) the maximum number and/or class of securities for which we may grant stock options, separately exercisable stock appreciation rights and direct stock issuances to any one person under the 1998 Plan per calendar year, (iii) the number and/or class of securities and the exercise price per share in effect under each outstanding option, (v) the maximum number and/or class of securities by which the share reserve under the 1998 Plan is to increase automatically each year and (vi) the maximum number and/or class of securities by which the share reserve under the 1998 Plan may increase as a result of our repurchase of unvested shares issued under our predecessor option plans. Such adjustments will seek to preclude any dilution or enlargement of benefits under the 1998 Plan or the outstanding options thereunder.

      Financial Assistance.     Subject to compliance with applicable law, the plan administrator may institute a loan program to assist one or more participants (other than our executive officers or board members) in financing the exercise of outstanding options under the discretionary option grant program or the purchase of shares under the stock issuance program through full-recourse interest-bearing promissory notes. However, the maximum amount of financing for any participant may not exceed the cash consideration payable for the issued shares plus all applicable taxes incurred in connection with the acquisition of those shares.

      Amendment and Termination.     Our board of directors may amend or modify the 1998 Plan at any time, subject to any required shareholder approval pursuant to applicable laws and regulations. Unless sooner terminated by the board of directors, the 1998 Plan will terminate on the earliest of (i) January 31, 2008, (ii) the date on which we have issued, as fully-vested shares, all shares available for issuance under the 1998 Plan, or (iii) the termination of all outstanding options in connection with certain changes in control or ownership. Upon any such termination, the outstanding options under the 1998 Plan will continue in effect in accordance with their terms.

SECTION 10.	NEW OPTIONS WILL DIFFER FROM TENDERED OPTIONS.

      If we granted or assumed your tendered options under our 1998 Plan, any New Options that we grant in exchange for those options generally will have substantially the same terms and conditions as those options, except that the New Options will have a new exercise price, a new ten-year maximum term and in some circumstances a revised vesting schedule. In addition, all New Options will be non-statutory options under U.S. income tax laws, though additional restrictions, terms and conditions may apply to options that we grant to employees located outside of the U.S.

      If you originally received any of your eligible options directly from a company we acquired or under a stock option plan sponsored by a company that we acquired, those existing options may contain certain features, such as accelerated vesting under certain circumstances, early exercise provisions and/or longer exercise periods following termination of employment, which the New Options under the 1998 Plan will not include.

      If such an acquired company granted any of your options, you should consult the chart in Appendix A which sets forth certain special features those options may currently contain. Except for any escrow, loan repayment or earn-out terms applicable to your tendered unvested options, the New Options, which we will grant under the 1998 Plan, will not include any of those features or any other special features which may form part of your eligible options. By tendering your eligible unvested options for New Options, you will thereby agree to the elimination of those special features from your tendered unvested options.

      Additionally, each New Option will be an option to purchase shares of our Class A common stock, even if your tendered eligible option is an option to purchase shares of our Class B common stock. Each share of our Class A common stock has one vote per share, whereas each share of our Class B common stock has ten votes per share on all matters submitted to our shareholders for approval. Holders of Class A common stock and Class B common stock vote together on all matters that we submit to our shareholders, except (i) as otherwise required by law and (ii) in the case of a proposed issuance of shares of Class B common stock, which currently requires the affirmative vote of the holders of the majority of the outstanding shares of Class B common stock voting separately as a class, unless at least two-thirds of the members of the board of directors then in office approves the issuance.

      The stock option agreement for each New Option will provide for mandatory arbitration to resolve any dispute relating to the option.

      If you tender options which have an earn-out adjustment mechanism pursuant to which the number of shares subject to those options will increase as a result of the attainment of certain milestones, then the New Options that we grant to you in exchange for those earn-out options will preserve those features.

SECTION 11. INFORMATION CONCERNING BROADCOM.

      Broadcom Corporation is the leading provider of highly integrated silicon solutions that enable broadband communications and networking of voice, video and data services. Using proprietary technologies and advanced design methodologies, Broadcom designs, develops and supplies complete system-on-a-chip solutions and related hardware and software applications for every major broadband communications market. Our diverse product portfolio includes solutions for digital cable and satellite set-top boxes; cable and DSL modems and residential gateways; high-speed transmission and switching for local, metropolitan, wide area and storage networking; home and wireless networking; cellular and terrestrial wireless communications; Voice over Internet Protocol (VoIP) gateway and telephony systems; broadband network processors; and SystemI/OTM server solutions. These technologies and products support our core mission: Connecting everything®.

      We are incorporated in California. Our principal executive offices are located at 16215 Alton Parkway, Irvine, California 92618-3616, and our telephone number at that address is (949) 450-8700.

      Financial Information. The following table sets forth selected consolidated financial operating data for Broadcom Corporation. The selected historical statement of operations data for the years ended December 31, 2002 and 2001 and the selected historical balance sheet data as of December 31, 2002 and 2001 derives from the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2002 filed with the SEC on March 31, 2003. You should read the information presented below together with the complete financial statements and notes related thereto as well as the section of these reports entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations.

	Years Ended December 31,

	2001	2002

	(In thousands, except per share data)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net revenue	$961,821	$1,082,948
Loss from operations	(2,790,921)	(1,918,415)
Net loss	(2,742,048)	(2,236,576)
Net loss per share (basic and diluted)	$(10.79)	$(8.35)
Weighted average shares (basic and diluted)	254,021	267,990
CONSOLIDATED BALANCE SHEET DATA (at period end):
Cash and cash equivalents	$403,758	$389,555
Working capital	265,107	187,767
Goodwill and purchased intangible assets, net	2,338,740	1,252,639
Total assets	3,631,409	2,216,153
Long-term debt, including current portion	118,046	113,470
Total shareholders’ equity	3,207,410	1,644,521

      The book value per share of our common stock at December 31, 2002 was $5.92. This amount was calculated by dividing Broadcom’s total consolidated shareholders’ equity at December 31, 2002 of $1,644,521,000 by the 277,803,948 shares of Broadcom common stock that were outstanding at December 31, 2002.

      Our consolidated ratio of earnings to fixed charges for each of the five years in the period ended December 31, 2002 is as follows:

	Years Ended December 31,

	1998	1999	2000	2001	2002

Ratio of earnings to fixed charges	26.5x	34.1x	—	—	—

      For the purpose of calculating the ratio of earnings to fixed charges, earnings are defined as consolidated income from continuing operations before income taxes plus fixed charges. Fixed charges are the sum of interest on all indebtedness, amortization of debt issuance costs, and estimated interest within rental expense. There are no minority interests in any of our subsidiaries, and we have no preference securities, equity method investments or capitalized interest. Earnings were inadequate to cover fixed charges by $691.8 million for the year ended December 31, 2000, $2.799 billion for the year ended December 31, 2001 and $1.939 billion for the year ended December 31, 2002.

      See Section 18 for instructions on how you can obtain copies of our SEC reports.

      We plan to announce our results of operations for the first quarter of 2003 on or about April 16, 2003. We strongly encourage you to consider that announcement, and any amendment that we may make at that time to the Schedule TO we are filing with the SEC in connection with the Offer, in making your decision.

SECTION 12.	INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

      A list of our directors and executive officers appears in Schedule I to this Offer to Exchange. As of March 31, 2003 our executive officers and directors as a group beneficially owned outstanding options under our various stock option plans to purchase a total of 6,915,685 shares of our common stock. That number represented approximately 5.27% of the shares subject to all options outstanding under our various stock option plans as of that date. Of the options held by those persons, options to purchase a total of 954,269 shares of common stock are eligible options. Members of our board of directors, including our chief executive officer and chief technical officer, are not eligible to participate in the Offer. Our other executive officers are eligible to participate in the Offer.

      Options and ESPP Shares. During the 60-day period ended April 7, 2003, we granted options under the 1998 Plan to purchase 1,773,850 shares of our common stock. During the 60-day period ended April 7, 2003, individuals exercised options to acquire 506,865 shares of our common stock with exercise prices per share ranging from $.0001 to $8.55. During the 60-day period ended April 7, 2003, options to purchase an aggregate of 1,007,801 shares under all of our various stock option plans were cancelled. On February 10, 2003, we granted to each of Werner F. Wolfen and George L. Farinsky, members of our board of directors, options to purchase 115,000 shares of our Class A common stock at an exercise price of $12.63 per share, subject to stockholder approval at our 2003 annual meeting of shareholders. With these exceptions, and except for periodic purchases pursuant to the formula provisions of the Broadcom Corporation Employee Stock Purchase Plan and stock option grants in the ordinary course to employees who are not executive officers, there have been no transactions in any outstanding options to purchase our common stock or in our common stock which were effected during the 60-day period ended April 7, 2003 by Broadcom or, to our knowledge, by any current executive officer, director, affiliate or subsidiary of Broadcom.

      Earn-Out Rights. As a result of our acquisition of ServerWorks Corporation, the former shareholders of ServerWorks have the right to receive additional shares of our Class A common stock shares (and the holders of certain assumed ServerWorks options have the right to receive additional options to acquire shares of our Class A common stock), without paying any additional consideration, if ServerWorks meets certain performance milestones in 2003.

      Loans to Officers and Employees. From time to time, we have accepted full recourse promissory notes, bearing interest, from certain of our officers and employees in connection with their exercise of options to purchase shares of our common stock. In accordance with the Sarbanes-Oxley Act of 2002, in the future we will not enter into any loan transactions with our executive officers or directors.

SECTION 13.	STATUS OF OPTIONS THAT WE ACQUIRE IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

      We will cancel the vested options that we accept for exchange for New Shares. The shares subject to those vested options, whether we granted those options under the 1998 Plan or any other of the Option Plans, will not, upon the cancellation of those options, be available for regrant and issuance under the 1998 Plan or any other of the Option Plans.

      We will recognize an immediate compensation expense for financial reporting purposes with respect to the New Shares that we issue pursuant to the Offer. The amount of the expense will be equal to the number of the New Shares that we issue multiplied by the last sale price of our Class A common stock as reported on the Nasdaq National Market on the date we accept tendered vested options for exchange and cancellation.

      We will also cancel the unvested options that we accept for exchange for New Options. If we originally granted those unvested options under the 1998 Plan (but not under any of the other Option Plans), then the shares subject to those tendered options will, upon cancellation, be available for regrant and issuance under the 1998 Plan and will fund part of the share reserve required under the 1998 Plan to effect the grant of the New Options. To the extent those shares exceed the reserve necessary for issuance upon the exercise of the New Options that we grant in the Offer, those excess shares will be available for future awards to employees and other eligible plan participants.

      Certain of our employees hold options that we have assumed in connection with our acquisition of the companies which previously employed those individuals, and we have recorded deferred compensation with respect to those options. To the extent those employees tender, and we accept, their assumed eligible options for New Options, we will have to immediately accelerate the amortization of the related deferred compensation expense that we previously recorded in connection with these acquisitions. If all eligible participants exchange all eligible unvested options pursuant to the Offer, we would record approximately $75.3 million of deferred compensation expense related to these acquisitions in our reported results for the quarter ending June 30, 2003. We believe the actual amount of accelerated deferred compensation expense that we will record as a result of the Offer will be significantly less because we do not expect to receive tenders of all eligible unvested options. Absent any such acceleration, we will expense these charges over the remaining vesting period of these options. The average remaining vesting period of these options is approximately one year. We believe that we will not incur any other material compensation expense solely as a result of the transactions contemplated by the Offer because:

•	we will not grant any New Options to participants in the program within at least six months and one day after we accept the tendered options for exchange and cancellation;

•	the number of options we have previously granted to holders who are eligible to participate in the Offer in the period beginning six months before the commencement of this Offer is not significant, and any subsequent compensation expense which may arise in the event those options are not surrendered for cancellation will not be material;

•	the exercise price of all New Options will equal the market value of the common stock on the date we grant the New Options; and

•	we have not made any oral or written agreement or implied promise to compensate the employees who accept the Offer for any increase in the market price of our common stock occurring after the cancellation of tendered options but prior to the granting of New Options.

      We would incur additional compensation expense, however, if we cancelled a tendering option holder’s options and then granted any New Options to that option holder within the six month and one day waiting period, and those New Options would become variable price awards. In that event, accounting rules would require us to record as a compensation expense chargeable against our reported earnings all increases in the market price of the underlying option shares which occur between the grant date of those options and the exercise, forfeiture or termination of those options.

SECTION 14.	LEGAL MATTERS AND REGULATORY APPROVALS RELATING TO THE EXCHANGE OFFER.

      We are not aware of any adverse effect on any license or regulatory permit resulting from our exchange of options and our issuance of New Shares or grant of New Options that appears to be material to our business. We are not aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that we would require for the acquisition or ownership of our shares or options as contemplated herein. Should we become aware of any need for any such approval or other action, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we would need or decide to delay the acceptance of tendered options for exchange pending the outcome of any such matter. We cannot assure you that we would obtain any such approval or other action, if needed, or that we would obtain such approval or other action without substantial conditions. Failure to obtain any such approval or other action might result in adverse consequences to our business or the cancellation of the Offer. Our obligation to accept tendered options for exchange and cancellation and to issue New Shares or grant New Options is subject to certain conditions, including the conditions in Sections 1, 4, 6 and 7 and in the Letter of Transmittal and accompanying instructions.

SECTION 15.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

      The following is a general summary of the material U.S. federal income tax consequences applicable to the tender and exchange of options pursuant to the Offer and the issuance of the New Shares and the grant of the New Options. This discussion is based on the U.S. Internal Revenue Code, the relevant legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it applicable in all respects to all categories of option holders, including our international employees.

      Eligible option holders who are subject to taxation in countries other than the United States, whether by reason of their nationality, residence or otherwise, should consult with their individual tax advisors as to the consequences of their participation in the Offer. Attached as Appendix B are short summaries of some of the important tax implications (current as of the date of the Offer) you should take into account if you are subject to taxation in a country other than the United States.

      U.S. Income Tax Consequences of the New Shares. The New Shares that we issue in exchange for your vested Options will be taxable as ordinary compensation income in the taxable year in which we accept your tendered vested options for exchange and cancellation. If you are a calendar year taxpayer, that will be 2003. Your taxable income will be equal to the number of your New Shares multiplied by the last sale price of our Class A common stock as reported on the Nasdaq National Market on the date we accept your tendered vested options for exchange and cancellation (or, if our acceptance occurs on a weekend or a market holiday, on the immediately preceding trading day). The number of New Shares that we use to calculate your taxable amount will include any of your New Shares that we deposit into escrow pursuant to any escrow arrangements governing your tendered vested options. You must immediately satisfy the income, FICA and Medicare withholding taxes and other applicable employment taxes with respect to the income attributable to your New Shares. You must pay the balance of the income taxes attributable to the New Shares on or before the due date for your 2003 tax return, or if you are required to pay estimated taxes for the 2003 calendar year, on the date these earlier payments are due. To the extent that a tendering option holder recognizes ordinary income, we generally are entitled to a corresponding federal income tax deduction in the same dollar amount for the same calendar year.

      Upon a subsequent sale or other taxable disposition of your New Shares, you will recognize a capital gain to the extent that the amount you realize from the sale or disposition of your New Shares exceeds their fair market value on the date we accept your vested options for exchange and cancellation (based on the last sale price of our Class A common stock as reported for that date on the Nasdaq National Market). If the amount realized from the sale or disposition is less than the fair market value of the New Shares on the date we accept your tendered vested options for exchange and cancellation, you will have a capital loss for income tax purposes equal to the difference. The capital gain or loss will be long-term if you hold the New Shares for more than one year after the date we accept your tendered vested options for exchange and cancellation.

      Withholding Taxes. You will be responsible for the withholding taxes attributable to the income associated with the issuance of the New Shares. You can cover the withholding tax amounts by submitting a cashier’s check payable to Broadcom Corporation in the estimated amount of the taxes to us by 6:00 p.m. Pacific Time on the Expiration Date. As an alternative, you may elect in the Letter of Transmittal for UBS PaineWebber to sell a number of New Shares with a value sufficient to cover the withholding taxes on your New Shares in one or more block trades. We will pay the withholding tax to the appropriate tax authorities to satisfy the withholding tax obligations with respect to the issuance of the New Shares, and UBS PaineWebber will remit a portion of the block trade proceeds to us equal to the tax amount.

      If you do not submit a cashier’s check to us covering the entire withholding tax amount by 6:00 p.m. Pacific Time on the Expiration Date you will automatically be agreeing to sell a portion of the New Shares in the block trades to cover the entire withholding amount, and if your check is insufficient to cover the full withholding tax amount, you will automatically be agreeing to sell enough New Shares in the block trades to make up the shortfall. Specifically, the following will happen:

      Promptly after the date we accept the vested options for exchange and cancellation and issue the New Shares, UBS PaineWebber will rely on your authorization in the Letter of Transmittal to group a portion of your New Shares as part of one or more block trades and sell enough shares to cover the amount of the withholding tax on your New Shares. You will pay UBS PaineWebber a trade commission of six cents ($.06) per share or $25, whichever is greater, for this sale, which UBS PaineWebber will deduct from the proceeds of the sale of the New Shares. Your sale price per share for your New Shares will be the weighted average sale price for everyone’s New Shares that UBS PaineWebber sells in all of the block trades.

      The amount of withholding taxes you owe will depend on the last sale price of our Class A common stock as reported on the Nasdaq National Market on the date we accept your tendered vested options for exchange and cancellation (or, if our acceptance occurs on a weekend or a market holiday, on the immediately preceding trading day). The block trades will not occur until one or more trading days after our acceptance, and the trading price of our Class A common stock may decline during that period. You may therefore have to sell New Shares at a lower price to cover taxes based on a higher price. By choosing to participate in the block trades to cover the withholding tax on your New Shares, you are choosing to bear the full risk of changes in the trading price of our stock during this period, including the risk of developments affecting Broadcom, the semiconductor industry or the stock market as a whole. We and UBS PaineWebber will attempt to estimate the correct number of shares to sell to cover withholding taxes based on market conditions and the price of our Class A common stock. But it is possible that the proceeds from the sale will be either too much or too little to pay the withholding taxes. If there are excess proceeds, UBS PaineWebber will deposit the excess into your account. If there are insufficient proceeds to cover the withholding taxes on your New Shares, then we reserve the right to deduct the necessary amount from your next paycheck unless you deliver to us a cashier’s check for the balance of the taxes due.

      If you are an employee located outside the U.S. and are not subject to mandatory withholding for your tax obligation you may still choose to participate in the block trades to help you cover personal your tax obligations. The percentage of your New Shares you may sell in the block trades is set forth in the tax summaries in Appendix B.

      Unless you pay the applicable withholding taxes by cashier’s check, by participating in this Offer and executing the Letter of Transmittal, you will authorize us and UBS PaineWebber to take the above actions to pay the withholding taxes on your New Shares, including by payroll deduction. In the event there is not a market in our Class A common stock, we will have the right to make other arrangements to satisfy the withholding tax obligations. Except for the 10% additional sale discussed below, you will not be able to sell or trade your New Shares from your UBS PaineWebber account until we receive the full amount of the withholding taxes on your New Shares. The sale of sufficient shares to satisfy withholding payments may require several trading days. Your shares may decline in value between the time we issue the New Shares and the time you may sell New Shares in your UBS PaineWebber account. Any decline in value may increase the number of New Shares that you will need to sell in order to cover the withholding taxes on your New Shares.

      Your total tax obligation on the New Shares may be more than the amount we withhold. We will withhold at the supplemental rates in effect for special wage payments as follows: U.S. federal income taxes 27%; federal Medicare 1.45%; Social Security taxes 6.2% on your first $87,000 of wages for the 2003 calendar year; and for California residents 9.3% for California income taxes on all wages and .09% for SDI taxes on your first $56,916 of wages for 2003. For residents of states other than California, the state tax withholding rates may be different.

      If you are an employee located outside of the U.S., your applicable withholding rates and procedures (if any) may be substantially different and you should see Appendix B for more tax information.

      If you do not file an Account Authorization form with UBS PaineWebber (which includes a W-9 (U.S. employees) or W-8BEN (Non-U.S. employees) prior to the block trades, UBS PaineWebber must withhold taxes equal to 30% of the gross proceeds realized from the sale of your New Shares in the block trades. This withholding is in addition to the withholding taxes that we must collect from you when we issue the New Shares to you. If UBS PaineWebber withholds this additional 30%, then the remaining sale proceeds will not be sufficient to cover your full withholding tax liability to us. If this occurs, UBS PaineWebber will sell a sufficient number of additional New Shares to cover both that difference and an additional 30% of the gross proceeds from this additional sale of New Shares. The UBS PaineWebber Account Authorization form is available online at www.cefs.ubspainewebber.com/brcm, and a copy is enclosed with your Letter of Transmittal. UBS PaineWebber will not accept facsimile copies of the Account Authorization form. Therefore, we recommend you complete the form online. Otherwise, you must mail your form to UBS PaineWebber in sufficient time prior to the block trades.

      Example: Assume you are a California resident and your wages to date for 2003 are $65,000. You tender 1,000 vested options with an exercise price per share of $95 and the last sale price of our common stock on the day we accept and cancel your tendered vested options is $15. We will issue you 224 New Shares, and you will have taxable income in the amount of $3,350. Based on the supplemental rates discussed above, we must withhold $1,472.33. If you do not deliver to us a cashier’s check to pay these taxes, UBS PaineWebber will sell shares in the block trades to cover this withholding tax obligation. Assume that 100 New Shares are sold on your behalf at $15 per share for total gross proceeds of $1,500 (or net proceeds of $1,475.00 after the applicable commission). If you do not file the Account Authorization form prior to the block trades, UBS PaineWebber must withhold an additional 30% of the gross sale proceeds or $450.00, and the amount paid over to us to cover the withholding taxes you owe us will only be $1,050.00. As a result, UBS PaineWebber will sell additional shares to cover the $422.33 difference, plus additional shares to cover the 30% additional withholding on this sale it must collect.

      In addition to those withholding taxes, you will be responsible for reporting and paying any other taxes arising from the exchange of your vested options and the issuance of the New Shares. Depending on your personal tax situation, you may owe taxes on the New Shares above and beyond the amount of withholding tax that you cover by means of the block trades or by cashier’s check. If you fail to pay the proper amount of taxes or if you fail to pay on time, you may be subject to tax penalties and interest, which will be your responsibility to pay.

      If you participate in the block trades to cover the withholding tax obligations on your New Shares or if you otherwise plan to sell any of your New Shares, you should be aware of the “wash sale” provisions of Section 1091 of the Internal Revenue Code. Under those provisions, a loss from the sale of stock is not deductible for income tax purposes if the taxpayer acquires other shares of the same stock within 30 days before or after the sale. If this loss of tax deductibility occurs, the tax rules provide for an adjustment in the tax basis of your other acquired stock to reflect the amount of the non-deductible loss. An acquisition of shares of our Class A common stock under our Employee Stock Purchase Plan or pursuant to any outstanding Broadcom option will constitute an acquisition of other shares of the same stock for purposes of the wash sale provisions.

      Example: Assume that you become entitled to 1,000 New Shares in exchange for your tendered vested options. The New Shares have a fair market value of $15.00 per share on the date we accept your tendered vested options for exchange and cancellation. As a result, you recognize immediate taxable income of $15.00 per share or $15,000 of total income. Assume further that you sell 400 of your New Shares as part of the block trades at an average sale price of $14.00 per share. This sale would result in a short-term capital loss of $1.00 per share or a total loss of $400. Short-term capital losses are normally deductible dollar-for-dollar against your capital gains for the year, and you may apply any excess loss against your ordinary income for that year, up to a maximum of $3,000. You would carry over any remaining loss to future years and could deduct it against capital gains and ordinary income in future years in the same manner. However, if you were to acquire other shares of our Class A common stock within 30 days before or after the date of the block trades (whether through your participation in the Employee Stock Purchase Plan, your exercise of options for shares of our Class A common stock, your open-market purchase of shares or otherwise), then you may not be able to deduct the loss that you realize upon the sale of your 400 New Shares. For example, if within that 61-day period (of 30 days before and 30 days after the block trades), you acquired 150 shares of our Class A common stock through our Employee Stock Purchase Plan, you would not be able to deduct the $1.00 per share capital loss you realized with respect to 150 of the New Shares you sold. However, if the 150 shares you acquired through the Employee Stock Purchase Plan had a price of $12.50 per share, then your tax basis in those 150 shares would be adjusted to $13.50 per share.

      Sales of Additional Shares in the Block Trades. In addition to the New Shares you sell to satisfy your withholding taxes you may also sell an additional 10% of your New Shares in the block trades. You will pay UBS PaineWebber the same commission on the sales of these additional New Shares, six cents ($.06) per share (subject to the $25 minimum for the entire block trade). You will receive the net proceeds from the sale of these additional New Shares in your UBS PaineWebber account. If you are an employee located outside of the U.S., different procedures may apply and you should see Appendix B for more information.

      U.S. Income Tax Consequences of the New Options. The main applicable U.S. tax principles are as follows:

Exchange of Options for New Options. If you exchange outstanding options for New Options that we grant six months and a day or more later, you will not recognize income for U.S. federal income tax purposes at the time of the exchange and you can treat the exchange as a non-taxable exchange.

Grant of New Options. You will not recognize any income for U.S. federal income tax purposes when we grant the New Options to you. The grant of the New Options is not a taxable event.

Exercise of New Options. The New Options will be taxable as non-statutory stock options under the U.S. federal tax laws. When a non-statutory stock option is exercised, you will recognize taxable income for U.S. federal income tax purposes equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and you must satisfy the applicable withholding taxes with respect to such income. The subsequent sale of the shares you acquire from the exercise of your non-statutory stock option generally will give rise to capital gain equal to the amount you realize upon the sale of the shares minus the sum of the (i) exercise price paid for the shares plus (ii) the taxable income you previously recognized in connection with the purchase of those shares. A capital loss will result to the extent the amount realized upon such sale is less than such sum. The gain or loss will be long-term if the shares are held for more than one (1) year prior to the sale.

      Effect on Incentive Stock Options Not Tendered. If you hold stock options which are incentive stock options under the U.S. federal tax laws, we do not believe that the Offer will affect the tax status of those incentive stock options if you decide not to accept the Offer either as to your vested or unvested incentive stock options. However, the U.S. Internal Revenue Service (the “IRS”) may characterize the Offer as a “modification” of those incentive stock options, even if you decline the Offer. A successful assertion by the IRS that your incentive stock options were modified would extend the period you would have to hold the shares purchased under those options in order to qualify all of the gain on a subsequent sale of those shares as long-term capital gain. Such an extended holding period for long-term capital gain would require that the sale of the shares not take place until the later of (i) two years from the date of the deemed modification of your incentive stock options or (ii) one year from the date of the option exercise for those shares. In addition, such a deemed modification may also cause a portion of your incentive stock options to be treated as non-statutory stock options upon exercise by reason of the dollar limitation imposed under the U.S. federal tax laws on the initial exercisability of incentive stock options. Under that limitation, the maximum dollar amount of shares for which an incentive stock option may first become exercisable in any calendar year (including the calendar year in which an outstanding option is deemed to have been modified and thereby treated as newly granted) cannot exceed $100,000, measured on the basis of the fair market value of the shares on the grant date of the option or (if later) at the time of any deemed modification of that grant.

      We recommend that you consult your own tax advisor with respect to the U.S. federal, state and local tax consequences of participating in the offer, and any foreign tax laws that may apply to you.

      If you choose not to exchange any of your eligible options we also recommend that you consult with your own tax advisor to determine the tax consequences applicable to the exercise of the eligible options you do not exchange and to the subsequent sale of the common stock purchased under those options.

SECTION 16. EXTENSION OF OFFER; TERMINATION; AMENDMENT.

      We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 has occurred (or we deem such an event to have occurred), to extend the period of time during which the Offer is open, and thereby delay the acceptance for exchange and cancellation of any tendered options, by giving notice of such extension to the option holders and making a public announcement thereof. We currently intend to notify you via e-mail, but we reserve the right to use other means.

      We also expressly reserve the right, in our judgment, up to the Expiration Date, to terminate or amend the Offer or to extend the Expiration Date by giving oral or written notice of such termination, amendment or extension to the option holders and making a public announcement thereof. We also reserve the right, in our judgment, to postpone our acceptance of tendered options for exchange and cancellation after the Expiration Date in the event of unusual market conditions, without notice, as set forth in this Offer to Exchange. Our right to delay our acceptance of tendered options for exchange and cancellation is subject to Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that we must pay the consideration we are offering or return your tendered options promptly after termination or withdrawal of an issuer tender offer like the Offer.

      Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 7 has occurred (or we deem such an event to have occurred), to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to option holders or by decreasing or increasing the number of options being sought in the Offer.

      We may amend the Offer at any time and from time to time by public announcement of the amendment. In the case of an extension, we will issue the announcement no later than 6:00 a.m. Pacific Time on the next business day after the last previously scheduled or announced Expiration Date. We will disseminate any public announcement of a change in the terms of the Offer promptly and in a manner reasonably designed to inform option holders of the change.

      If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent that Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act require. These rules require that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will give notice of such action and keep the Offer open for at least ten business days after the date of such notification:

(1) we increase or decrease the amount of consideration offered for the options;

(2) we decrease the number of options eligible to be tendered in the Offer; or

(3) we increase the number of options eligible to be tendered in the Offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the Offer immediately prior to the increase.

SECTION 17. FEES AND EXPENSES.

      We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to the Offer.

SECTION 18. ADDITIONAL INFORMATION.

      We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part, with respect to the Offer. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We strongly recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

1. our Annual Report on Form 10-K for our fiscal year ended December 31, 2002, filed with the SEC on March 31, 2003; and

2. the description of our common stock included in our registration statement on Form 8-A, which was filed with the SEC on April 6, 1998, including any amendments or reports we file for the purpose of updating that description.

      We also plan to make a filing with the Securities and Exchange Commission that will contain information about our results of operations for the first quarter of 2003 on or about April 16, 2003, and we plan to file a definitive proxy statement for our 2003 annual meeting of shareholders on or before April 21, 2003 that may contain additional information that may be relevant to your decision. We strongly encourage you to read these filings before you make your final decision on whether or not to participate in the Offer. These filings contain important information that may affect your decision.

      The SEC file number for these filings is 000-23993. You may examine these filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings, and you may obtain copies, at the following SEC public reference room:

450 Fifth Street, N.W.

Room 1024
Washington, DC 20549

      You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s website at www.sec.gov.

      Our Class A common stock is quoted on the Nasdaq National Market under the symbol “BRCM,” and you may read our SEC filings at the following Nasdaq address:

Nasdaq Operations

1735 K Street, N.W.
Washington, DC 20006

      We will also provide without charge to each person to whom we deliver a copy of this Offer to Exchange, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). You should direct requests to:

Broadcom Corporation

Attention: Shareholder Services Department
16215 Alton Parkway
Irvine, California 92618-3616

or by contacting our Shareholder Services Department at (949) 926-6400 or tenderoffer@broadcom.com.

      As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

      You should read the information about Broadcom contained in this Offer to Exchange together with the information contained in the documents to which we have referred you.

SECTION 19. MISCELLANEOUS.

      All statements included or incorporated by reference in this Offer to Exchange and our SEC reports referred to above, other than statements or characterizations of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “potential,” “continue,” similar expressions, and variations or negatives of these words. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements speak only as of the date of the Offer to Exchange, April 7, 2003 and are based upon the information available to us at this time. Such information is subject to change, and we will not necessarily inform you of such changes. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

      Important factors that may cause such a difference for Broadcom in connection with this stock option exchange program include, but are not limited to, the accounting treatment of the program; changes in the trading price of Broadcom common stock during the program and in the period between the cancellation of unvested options and the issuance of new options for the old unvested options; corporate developments affecting Broadcom; general economic and political conditions and specific conditions in the markets we address, including the continuing significant economic slowdown and volatility in the technology sector and semiconductor industry, trends in the broadband communications markets in various geographic regions, and possible disruption in commercial activities related to terrorist activity or armed conflict in the United States and other locations; the timing and successful completion of technology and product development through volume production; the rate at which our present and future customers and end-users adopt Broadcom’s technologies and products in our target markets; delays in the adoption and acceptance of industry standards in those markets; competitive pressures and other factors such as the qualification, availability and pricing of competing products and technologies and the resulting effects on sales and pricing of our products; our ability to retain and hire key executives, technical personnel and other employees in the numbers, with the capabilities, and at the compensation levels needed to implement our business and product plans; our ability to specify, develop or acquire, complete, introduce, market and transition to volume production new products and technologies in a timely manner; the timing of customer-industry qualification and certification of our products and the risks of non-qualification or non-certification; the timing, rescheduling or cancellation of significant customer orders and the ability of our customers to manage their inventories; the loss of a key customer; the volume of our product sales and pricing concessions on volume sales; the effects of new and emerging technologies; changes in our product or customer mix; intellectual property disputes and customer indemnification claims and other types of litigation risk; the availability and pricing of third party semiconductor foundry and assembly capacity and raw materials; fluctuations in the manufacturing yields of our third party semiconductor foundries and other problems or delays in the fabrication, assembly, testing or delivery of our products; the risks of producing products with new suppliers and at new fabrication and assembly facilities; problems or delays that we may face in shifting our products to smaller geometry process technologies and in achieving higher levels of design integration; the quality of our products and any remediation costs; the effectiveness of our expense and product cost control and reduction efforts; the risks and uncertainties associated with our international operations, particularly in light of recent events; the effects of natural disasters, international conflicts and other events beyond our control; the level of orders received that can be shipped in a fiscal quarter; and other factors.

      Our Annual Report on Form 10-K for the year ended December 31, 2002, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss the foregoing risks as well as other important risk factors that could contribute to such differences or otherwise affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.

      We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we intend to make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law or we determine that further efforts to comply are not advisable, we will not make the Offer to, and we will not accept tenders from or on behalf of, the option holders residing in such jurisdiction.

      We have not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this Offer to Exchange and in the related Tender Offer Statement on Schedule TO and the related Letter of Transmittal. If anyone makes any representation or gives you any information that is different from the representations and information contained in this Offer to Exchange, the related Tender Offer Statement on Schedule TO or the related Letter of Transmittal, you must not rely upon that representation or information as having our authorization. We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your options pursuant to the Offer. If anyone makes any recommendation to you, you must not rely upon that recommendation as having our authorization. You should rely only on the representations and information in this Offer to Exchange, the related Tender Offer Statement on Schedule TO and the related Letter of Transmittal or in other materials to which we have referred you.

Broadcom Corporation	April 7, 2003

SCHEDULE I

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF BROADCOM CORPORATION

      The directors and executive officers of Broadcom Corporation and their positions and offices as of April 7, 2003, are set forth in the following table:

NAME	POSITION AND OFFICES HELD

David A. Dull	Vice President of Business Affairs, General Counsel and Secretary
George L. Farinsky	Director
Bruce E. Kiddoo	Vice President and Corporate Controller
John Major	Director
Vahid Manian	Vice President of Manufacturing Operations
Henry T. Nicholas III, Ph.D.	Co-Chairman
Alan E. Ross	President, Chief Executive Officer and Director
William J. Ruehle	Vice President and Chief Financial Officer
Henry Samueli, Ph.D.	Chief Technical Officer and Co-Chairman
Werner F. Wolfen	Director

      The address of each director and executive officer is c/o Broadcom Corporation, 16215 Alton Parkway, Irvine, California 92618-3616.

APPENDIX A

SUMMARY OF TERMS OF NEW OPTIONS

COMPARED WITH THE TERMS OF THE ELIGIBLE OPTIONS
THAT WE WILL EXCHANGE AND CANCEL

      We will grant the New Options under the 1998 Stock Incentive Plan as amended and restated through March 21, 2003 (the “1998 Plan”), and form of Stock Option Agreement. The following summary sets forth certain provisions of the New Options that we may grant to you in exchange for any eligible options that you may tender in the Offer:

      Cessation of Service: The option holder will generally have up to three months to exercise vested options after cessation of service for any reason other than death, permanent disability or misconduct.

      Misconduct: Should we terminate the option holder’s service for misconduct, then the option shall terminate immediately and cease to remain outstanding and the option holder may not exercise any further shares thereunder. Misconduct is defined to include the commission of any act of fraud, embezzlement or dishonesty by the option holder, any unauthorized use or disclosure by such person of confidential information or trade secrets of Broadcom (or any subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of Broadcom (or subsidiary) in a material manner.

      Permanent Disability: The option holder may exercise vested options within twelve months after cessation of service because of a permanent disability, where such permanent disability is defined consistent with Internal Revenue Code Section 22(e)(3).

      Death: If the option holder’s service terminates by reason of death, the option may be exercisable, to the extent vested, for up to twelve months after the date of the option holder’s death.

      Transferability: The New Options are non-transferable other than by will or laws of descent. However, the option holder may assign the New Options, under the option holder’s estate plan, to the option holder’s immediate family or to a trust established for an immediate family member unless the terms of the option agreement provide otherwise.

      Arbitration: All disputes relating to the New Options will be resolved by mandatory arbitration proceedings.

      Acceleration Upon Change of Control: In general, there will not be any accelerated vesting of options or outstanding shares upon a change of control, if the option plan is assumed by the successor corporation or is replaced with a cash incentive program. However, if neither of these conditions are met, then the vesting of outstanding options or shares shall automatically accelerate immediately prior to the to the effective date of the change of control.

      Class of Stock Issued Upon Exercise of Outstanding Shares: All of the New Options will entitle the holders to purchase Class A common stock, even if the original option entitled the holder to purchase Class B common stock.

      The following table summarizes certain benefits which the option holder will forfeit upon exchange of certain eligible options for New Options. We strongly urge you to review the terms of your individual options before determining whether or not to tender your options, as the following is not intended to provide a comprehensive discussion of the differences.

Acquired	Applicable Stock	Summary of Certain Benefits Forfeited Upon Exchange and
Company	Option Plan	Cancellation of Certain Eligible Options

Allayer Communications	1997 Equity Incentive Plan (as amended September 2000)
Misconduct: The option may be exercisable, to the extent vested, for up to thirty (30) days after a termination for misconduct.

Disability: The option may be exercisable, to the extent vested, for up to twelve (12) months after cessation of service because of a “disability,” where “disability” is not limited to “disability” as defined in Internal Revenue Code Section 22(e)(3).

Form of Incentive Stock Option Agreement and Form of Nonstatutory Stock Option Agreement
Disability: The option may be exercisable, to the extent vested, for up to twelve (12) months after cessation of service because of a “disability,” where “disability” is not limited to “disability” as defined in Internal Revenue Code Section 22(e)(3).

Death: If option holder dies within three (3) months after employment has ended for any reason, then the vested portion of the option may be exercisable for up to twelve (12 months after employment ends.

Altima Communications, Inc.	1997 Stock Option Plan and Stock Option Agreements (NSO) and (ISO)
Death or Disability: All outstanding options accelerate upon death or “disability” and remain exercisable for the remainder of the option term, where “disability” is not limited to “disability” as defined in Internal Revenue Code Section 22(e)(3).

Misconduct: The option may be exercisable, to the extent vested, for up to thirty (30) days after a termination for misconduct.

Special Acceleration: Certain individuals may be entitled to partial acceleration of their options in the event their employment were to terminate under certain circumstances prior to September 8, 2001.

AltoCom, Inc.	1997 Stock Plan and Stock Option Agreement
Misconduct: The option may be exercisable, to the extent vested, for up to three (3) months after a termination for misconduct.

Disability: The option may be exercisable, to the extent vested, for up to six (6) months following cessation of service due to “disability,” where “disability” is not limited to “disability” as defined in Internal Revenue Code Section 22(e)(3).

Security to be Received Upon Exercise of Outstanding Shares: The option holder has the right to receive Class B common stock, which has certain superior voting rights than Class A common stock.

BlueSteel Networks, Inc.	1999 Stock Incentive Plan and Stock Option Agreement	Security to be Received Upon Exercise of Outstanding Shares: The option holder has the right to receive Class B common stock, which has certain superior voting rights than Class A common stock.

Acquired	Applicable Stock	Summary of Certain Benefits Forfeited Upon Exchange and
Company	Option Plan	Cancellation of Certain Eligible Options

Element 14, Inc.	Unapproved Share Option Scheme
Dissolution: If the company adopts a resolution for dissolution, liquidation or winding up, any outstanding option may be exercised within six (6) months of the adoption of the resolution.

Disability: The option may be exercisable, to the extent vested, for up to twelve (12) months after cessation of service due to “disability,” where “disability” is not limited to “disability” as defined in Internal Revenue Code Section 22(e)(3).

Epigram, Inc.	1996 Stock Plan
Misconduct: The option may be exercisable, to the extent Agreement vested, for up to thirty (30) days after a termination for misconduct.

Acceleration upon Change of Control: Upon a change of control, certain then unvested option shares will vest.

Security to be Received Upon Exercise of Outstanding Shares: The option holder has the right to receive Class B common stock, which has certain superior voting rights than Class A common stock.

Innovent Systems, Inc.	2000 Stock Option/Stock Issuance Plan
Disability: The option may be exercisable, to the extent vested, for up to twelve (12) months following cessation of service due to “disability,” where “disability” is not Option Agreements limited to “disability” as defined in Internal Revenue Code Section 22(e)(3).

Newport Communications, Inc.	1998 Stock Option/Stock Issuance Plan
Disability: The option may be exercisable, to the extent vested, for up to twelve (12) months following cessation of service due to “disability,” where “disability” is not Agreement limited to “disability” as defined in Internal Revenue Code Section 22(e)(3).

Pivotal Technologies Corp.	1998 Stock Option Plan
Disability: The option may be exercisable, to the extent vested, for up to six (6) months following cessation of Agreement service due to “disability,” where “disability” is not limited to “disability” as defined in Internal Revenue Code Section 22(e)(3).

Misconduct: The option may be exercisable, to the extent vested, for up to thirty (30) days after a termination for misconduct.

Security to be Received Upon Exercise of Outstanding Shares: The option holder has the right to receive Class B common stock, which has certain superior voting rights than Class A common stock.

Puyallup Integrated Circuit Company	Amended and Restated 1996 Stock Option Plan
Death: The personal representative of option holder’s estate may exercise vested options post-death until the option term expires.

Change of Control: The company must provide option holder fifteen (15) days notice before a change in control, and if the options will not be assumed in connection with the change of control, the option holder may exercise all vested options as of the date of (i) shareholder approval of transaction (if required for the transaction) or (ii) ten (10) days prior to effective date of change in control (if no shareholder approval necessary for transaction).

Acquired	Applicable Stock	Summary of Certain Benefits Forfeited Upon Exchange and
Company	Option Plan	Cancellation of Certain Eligible Options

ServerWorks Corporation	2000 Long Term Incentive Plan
Termination: The option may be exercisable, to the extent vested, for up to six (6) months after termination.

Death or Disability: If cessation of service is a result of death or “permanent disability,” the vested portion of the option may be exercisable for up to eighteen (18) months after service ends. A “permanent disability” exists if option holder is unable to perform his/her ordinary and customary duties as a service provider of the company by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months.

2001 Stock Option Plan 1.1
Disability: The option holder may have up to six (6) months to exercise vested options following cessation of service due to “disability,” where “disability” is not limited to “disability” as defined in Internal Revenue Code Section 22(e)(3).

Termination of Service: The option, to the extent vested the date of termination of option holder’s service, may be exercised for up to six (6) months after service ends. If termination is a result of death or “permanent disability,” then option holder may have up to eighteen (18) months in which to exercise vested options. A “permanent disability” exists if option holder is unable to perform his/her ordinary and customary duties as a service provider of the company by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months.

Stock Option Agreement
Termination of Service: The option, to the extent vested on the date of termination of option holder’s service, may be exercised for up to six (6) months after service ends. If termination is a result of death or “permanent disability,” then option holder may have up to eighteen (18) months in which to exercise vested options. A “permanent disability” exists if option holder is unable to perform his/her ordinary and customary duties as a service provider of the company by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months.

SiByte, Inc.	2000 Key Employee Stock Plan and Stock Option Agreement
Disability: The option may be exercisable, to the extent vested, for up to six (6) months following cessation of service due to “disability,” where “disability” is not limited to “disability” as defined in Internal Revenue Code Section 22(e)(3).

Misconduct: The option may be exercisable, to the extent vested, for up to seven (7) days after a termination for misconduct.

	1998 Stock Incentive Plan (as amended 5/11/99) and 1998 Stock Option Agreement	No material differences.

Acquired	Applicable Stock	Summary of Certain Benefits Forfeited Upon Exchange and
Company	Option Plan	Cancellation of Certain Eligible Options

Silicon Spice Inc.	1996 Stock Option Plan and Incentive Stock Option Agreement
Change of Control: Upon a change of control where the acquiring corporation does not assume (or substitute for) the outstanding options, such options become fully vested ten (10) days prior to the change of control.

Misconduct: The option may be exercisable, to the extent vested, for up to sixty (60) days after a termination for misconduct.

Death: The option holder’s service shall be deemed to have ceased on account of death if option holder dies within 60 days after the option holder’s cessation of service.

Disability: The option may be exercisable, to the extent vested, for up to twelve (12) months following cessation of service due to “disability,” where “disability” is not limited to “disability” as defined in Internal Revenue Code Section 22(e)(3).

Stellar Semiconductor, Inc.	1999 Equity Incentive Plan and Stock Option Agreement
Change of Control: If the option holder is involuntarily terminated (including resignation in certain circumstances) within eighteen (18) months following the change of control, the option will immediately vest in full and remain exercisable until the earlier of the expiration date or twelve (12) months after involuntary termination.

Death: The option holder’s service shall be deemed to have ceased on account of death if option holder dies within three (3) months after the option holder’s cessation of service.

Security to be Received Upon Exercise of Outstanding Shares: The option holder has the right to receive Class B common stock, which has certain superior voting rights than Class A common stock.

Stellar Semiconductor, Inc.	1997 Stock Option/Stock Issuance Plan and Stock Option Agreement
Disability: The option may be exercisable, to the extent vested, for up to twelve (12) months following cessation of service due to “disability,” where “disability” is defined as the inability to engage in any substantial gainful activity as determined by the plan administrator.

Accelerated Vesting Provision: Certain option shares may vest upon an accelerated basis in accordance with the terms and conditions of any special addendum attached to the Stock Option Agreement.

Security to be Received Upon Exercise of Outstanding Shares: The option holder has the right to receive Class B common stock, which has certain superior voting rights than Class A common stock.

APPENDIX B

SUMMARY OF INTERNATIONAL TAX ISSUES

BELGIUM

      This supplement has been prepared to provide employees in Belgium with a summary of the tax consequences of the voluntary cancellation of eligible options to purchase shares of Broadcom by employees in exchange for the issuance of New Shares and/or a grant of New Options. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering participating in the Offer to consult with their own tax or financial advisors.

      If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange for the Issuance of New Shares

      The tax treatment of the exchange and cancellation of eligible options for New Shares is uncertain under Belgian tax law. Therefore, it is strongly recommended that you consult with your tax advisor.

      Under Belgian tax law, stock options granted on or after January 1, 1999 are taxable at the time of grant. Please note that the tax that was due at the time of grant of the eligible options will not be refunded or credited as a result of the cancellation of those options.

      When the eligible options were granted to you, you may have signed an undertaking not to exercise the options prior to the end of the third calendar year after grant and not to transfer the options prior to death in order to reduce the taxable value of the options. If the cancellation of the eligible options in exchange for the issuance of the New Shares will be deemed by the Belgian tax administration to be a “transfer” of the options and therefore result in non-compliance with the undertaking, you could owe tax on the full value of the options at the time of grant. In such case, you would generally owe additional tax equal to the amount of tax that you paid at the time of the grant of the eligible options. It is not entirely clear when such tax would be due, although it would likely be due at the time of the exchange. If you did not execute an undertaking, if the terms of the undertaking are respected or if the Belgian tax administration does not take the position that the cancellation of the eligible options constitutes a “transfer” of those options for Belgian tax purposes, you will generally not owe any tax as a result of the cancellation of the eligible options in exchange for the issuance of the New Shares.

      You will likely be subject to income tax on the excess value (if any) of the New Shares issued to you over the value of the eligible options at the time of the exchange. It is unclear how the value of the options will be calculated for this purpose. If the value of the New Shares is equal to or lower than the value of the eligible options for Belgian tax purposes, then you will not be deemed to have received any taxable income. Please consult your tax adviser to determine the amount of tax applicable to you.

Option Exchange for the Grant of New Options

      The tax treatment of the exchange and cancellation of eligible options for New Options is uncertain under Belgian tax law. Therefore, it is strongly recommended that you consult with your tax advisor.

      Under Belgian tax law, stock options granted on or after January 1, 1999 are taxable at grant. Please note that the tax that was due at the time of grant of the eligible options will not be refunded or credited as a result of the cancellation of those options.

      When the eligible options were granted to you, you may have signed an undertaking not to exercise the options prior to the end of the third year after grant and not to transfer the options prior to death in order to reduce the taxable value of the options. If the cancellation of the eligible options in exchange for the grant of the New Options will be deemed by the Belgian tax administration to be a “transfer” of the options or a violation of the other applicable requirements for qualifying options and therefore result in non-compliance with the undertaking, you will generally owe additional tax on the full value of the options. This means that you may owe tax equal to the amount of tax that you paid at the time of the grant. It is not entirely clear when this tax would be due, although it would likely be due at the time of the exchange.

      If you did not execute an undertaking, if the terms of the undertaking are respected or if the Belgian tax administration does not take the position that the cancellation of the eligible options constitutes a “transfer” of these options for Belgian tax purposes, you will generally not owe any tax as a result of the exchange. You will not be entitled to a refund or credit for the tax paid on the options cancelled under the terms of the Offer. In addition, it is very unlikely that you would be able to deduct the value of the eligible options from the value of the New Options subject to tax on the “offer” date, as described below. Additionally, if it were possible to decrease the taxable value of the options in this fashion, the method of calculating the amount by which such value could be decreased is not clear.

Grant of New Options

      You will be subject to tax when the New Options are granted to you. Assuming that (i) the New Options are not exercised before the end of the third calendar year following the year of the “offer,” (ii) the options are not transferable except in the case of death, (iii) the other requirements set forth in the Law of March 26, 1999 in order to benefit from the reduced taxable amount upon grant are met, and (iv) that you sign an undertaking in the appropriate form, the options will be considered as “qualifying stock options” under the Belgian tax law. The taxable amount for qualifying stock options is generally determined as follows: 7.5% of the value of the shares on the date of “offer” (as determined under the tax law), plus, for options that are exercisable for more than five years from the date of offer, an additional 0.5% per year or portion of a year after five. In addition, the taxable amount is increased by the amount, if any, by which the options are “in the money” on the date of the “offer,” i.e., if the exercise price of the options is lower than the value of the underlying shares on the “offer” date. If you exercise the New Options before the lapse of the three calendar year period following the “offer” date, the taxable amount will be twice the percentage of the value of the underlying shares on the date of the “offer” of what it would have been if you did not exercise within this period, plus the amount, if any, by which the options are “in the money” on the date of the “offer.”

      The date of your “offer” will generally be the date on which you receive written materials describing the terms and conditions of the grant of the New Options. The “offer” date will be no earlier than six months and one day after cancellation of eligible options. Under current tax law, you will have 60 days after the date of the “offer” to accept the New Options and if you do not specifically accept the New Options within 60 days of the “offer,” they will be deemed rejected. If the New Options are rejected or deemed rejected, you will not incur a tax liability as a consequence of the “offer” of the New Options, but you will not be entitled to retain any rights to these options and Broadcom will cancel them. (You should also note that it is possible, although unlikely, that the date that your eligible options are considered canceled will be deemed by the Belgian tax administration to be the “offer date” of the New Options.)

Exercise of New Options

      You will generally not be subject to tax when you exercise the New Options.

Sale of Shares

      You will generally not be subject to tax when you subsequently sell the New Shares or the shares acquired pursuant to the exercise of the New Options.

Withholding and Reporting

      We are not required to withhold income tax or social insurance contributions related to the exchange, including upon the issuance of the New Shares and grant of New Options. To the extent applicable, we will report the taxable amounts in the appropriate 281.10 salary form (a copy of which will be given to you) in the year of the issuance of the New Shares, the “offer” of the New Options and the cancellation of the eligible options tendered for exchange. It is your responsibility to report and pay any taxes resulting from the cancellation of the eligible options, the issuance of the New Shares and the grant of the New Options.

      Finally, you are required to report any security or bank account you hold outside of Belgium on your annual tax return.

Participation in Block Trades of New Shares

      Although we are not required to withhold taxes from your salary or the New Shares to satisfy your income tax obligations, you may nevertheless participate in the block trades through UBS PaineWebber if you wish to obtain funds to meet your tax obligations. If you participate in the block trades, you may elect to sell 60% of your New Shares. You will pay UBS PaineWebber a trade commission of six cents (U.S. $0.06) per share or twenty-five dollars (U.S. $25), whichever is greater. Your sale price per share will be the weighted average sale price for all of the New Shares that UBS PaineWebber sells in all of the block trades. If you elect to sell 60% of your New Shares, you may also elect to sell an additional 10% of your total New Shares in the block trades and pay the trade commission of six cents (U.S. $0.06) per share for these additional shares (subject to the U.S. $25 minimum for the entire block trade. You will receive the proceeds from the sale of your New Shares, less the trade commission, in your UBS PaineWebber account.

CANADA

      This supplement has been prepared to provide employees in Canada with a summary of the tax consequences of the cancellation of eligible options to purchase shares of Broadcom in exchange for the issuance of New Shares and/or the grant of New Options. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering participating in the Offer to consult with their own tax or financial advisors.

      If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange for the Issuance of New Shares

      You will be subject to income tax and social insurance contributions (provided you have not already exceeded the annual wage ceiling) as a result of the exchange of eligible options for New Shares. You will be subject to income tax and social insurance contributions (if applicable) on the fair market value of the New Shares when they are issued to you. However, you will be entitled to a deduction equal to one-half of that amount in computing your taxable income and you will also be entitled to defer recognition of the amount as income as described below under “Exercise of New Options”.

Option Exchange for the Grant of New Options

      The tax treatment as a result of the exchange of eligible options for New Options is not completely certain. It is likely that the Canada Customs and Revenue Agency (the “CCRA”) will treat the exchange as two separate transactions (i.e., a tender of eligible options for cancellation followed by a grant of New Options where the tender is viewed as a disposition for no consideration). However, it is also possible that the CCRA will treat the exchange as a continuation of the eligible options with a reduction in the option price. In the latter case, assuming that the amendments to the Income Tax Act released on December 20, 2002 become law in the form proposed, the CCRA should view the exchange as a tax-free exchange of options that should not disentitle you from claiming the one-half deduction in computing the taxable income arising upon the exercise of the New Options and the Cdn$100,000 annual tax deferral, discussed below. If the proposed amendments do not become law (although this appears to be unlikely), and the CCRA views the exchange as a single transaction, you could lose the benefit of the 50% deduction and tax deferral ordinarily available upon the exercise of fair market value options.

Grant of New Options

      You will not be subject to tax when the New Options are granted to you.

Exercise of New Options

      Subject to the potential deferral provisions discussed in the paragraph below, when you exercise the New Options, you must include the difference between the fair market value of the shares on the date of exercise and the option price in your income. Only one-half of this “gain” is subject to tax; that is, you can permanently exclude one-half of this “gain” from the taxable income. You will be subject to tax on the remaining one-half of the gain at your applicable marginal tax rate.

      You may be able to defer taxation of the taxable portion of the gain arising upon exercise (i.e., the remaining one-half of the difference between the fair market value of the shares on the date of exercise and the option price) until the earliest of: (i) when you sell the shares purchased upon exercise; (ii) when you die; or (iii) when you become a non-resident of Canada. To be eligible for this deferral, you must file an election in the form of a letter with your employer by January 15 of the year following the year in which shares are purchased upon exercise.

      You may only defer the tax on the spread at exercise on up to C$100,000 worth of options that vest in any one-year. For the purpose of calculating this limit, the value of an option equals the fair market value of the shares subject to the option at the time the option was granted.

      Under the current law, if the CCRA treats the option exchange as a continuation of the eligible options, the 50% deduction and the tax deferral will not be available. However, if the draft legislation discussed above is passed and the CCRA treats the option exchange as a continuation of the applicable eligible options, you will be deemed to have effected a tax-free exchange of options and the 50% deduction and tax deferral will be available.

      You will be subject to social insurance contributions on the taxable benefit (i.e., the amount subject to income tax) to the extent that you have not exceeded the annual wage ceiling.

Sale of Shares

      You will be subject to tax when you subsequently sell the New Shares. The taxable amount will be one-half of the difference between the sale price and the fair market value of the New Shares at issuance, less any brokerage trade commissions. If you acquire shares upon exercise of the New Options, you will be subject to tax when you subsequently sell the shares. The taxable amount will be one-half of the difference between the sale price and the adjusted cost basis of the shares (generally, the fair market value on the date of exercise), less any brokerage trade commissions. In addition, any amount on which taxation was deferred at exercise, if applicable, will become taxable at the time the shares are sold. Income tax will be assessed on the taxable income at your marginal income tax rate.

      If you own other shares of Broadcom which you have acquired upon exercise of other options or otherwise, your adjusted cost basis may be different than described above. In order to preserve the cost basis of shares sold in a cashless exercise, you will have to specifically identify any such shares in your annual tax return. Shares acquired upon the exercise of options for which a tax deferral election has been filed will also retain their own cost basis. You are strongly advised to consult your tax advisor in any of these situations.

      One-half of any loss arising on the sale of the shares (including any brokerage fees) may be deducted from any taxable capital gain for the year, the previous three taxation years, or any subsequent year.

Withholding and Reporting

      We will report the income recognized upon the issuance of the New Shares and of the New Options, including at exercise of the New Options, including any amount excluded under the one-half exemption rule and the value of any deferred stock option benefit, if applicable, to the CCRA. A copy of the T4 form containing this information will be delivered to you prior to the last day of February in the year following the year in which you obtain the New Shares and/or exercise the New Options.

      We are not required to withhold income tax or social insurance contributions on any portion of the taxable benefit from the exchange, issuance of the New Shares, the grant or exercise of the New Options or the sale of shares. You will be responsible for paying any and all taxes and any applicable social insurance contributions due. For each year that you defer taxation, if any, you must file a Form T1212 with the CCRA with your annual tax return.

Participation in Block Trades of New Shares

      Although we are not required to withhold income taxes or social insurance contributions from your salary or the New Shares to satisfy your income tax or social insurance obligations, you may nevertheless participate in the block trades through UBS PaineWebber if you wish to obtain funds to meet your tax obligations. If you participate in the block trades, you may elect to sell 44% of your New Shares. You will pay UBS PaineWebber a trade commission of six cents (U.S. $0.06) per share or twenty-five dollars (U.S. $25), whichever is greater. Your sale price per share will be the weighted average sale price for all of the New Shares that UBS PaineWebber sells in all of the block trades. If you elect to sell 44% of your New Shares, you may also elect to sell an additional 10% of your total New Shares in the block trades and pay the trade commission of six cents (U.S. $0.06) per share for these additional shares (subject to the U.S. $25 minimum for the entire block trade). You will receive the proceeds from the sale of your New Shares, less the trade commission, in your UBS PaineWebber account.

FRANCE

      This supplement has been prepared to provide employees in France with a summary of the tax consequences of the voluntary cancellation of eligible options to purchase shares of Broadcom in exchange for the issuance of New Shares and/or the grant of New Options. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering participating in the Offer to consult with their own tax or financial advisors.

      If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange for the Issuance of New Shares

      You will be subject to income tax and social security contributions as a result of the exchange of eligible options for New Shares. You will be subject to income tax, CSG and CRDS (collectively “social insurance contributions”) on the fair market value of the New Shares when they are issued to you.

Option Exchange for the Grant of New Options

      You will not be subject to tax as a result of the exchange of eligible options for New Options.

Grant of New Options

      You will not be subject to tax when the New Options are granted to you.

Exercise of New Options

      When you exercise the New Options, you will be subject to income tax and social insurance contributions on the difference or spread between the fair market value of the shares on the date of exercise and the option price.

Sale of Shares

      You will be subject to tax at the capital gains tax rate when you subsequently sell the New Shares. The taxable amount will be the difference between the sale price and the fair market value of the New Shares at issuance. If you acquire shares upon the exercise of the New Options, you will be subject to tax when you sell the shares on the difference between the sale price and the fair market value of the shares on the date of exercise. In either case, the tax applies only when the aggregate gross proceeds from your sales of securities for the year concerned exceed a certain indexed amount which is set annually (€15,000 for 2003).

      If the sale proceeds are less than the fair market value of the shares at issuance and/or at the date of exercise, as applicable, you will realize a capital loss. This capital loss can be offset against the spread at exercise and the excess against capital gains of the same nature realized during the same year or during the five following years. This capital loss cannot be offset against other kind of income.

Withholding and Reporting

      Under current laws, we are not required to withhold income tax when you are issued the New Shares or when you exercise the New Options, provided that you are a French resident for tax purposes. (There may be an income tax withholding obligation for nonresident employees, depending upon the treaty provisions between France and the country of residence.) We are, however, required to report these amounts on its annual declaration of salaries which is filed with the tax and labor authorities and to withhold and pay all applicable social insurance contributions when the New Shares are issued to you and when the New Options are exercised. You are responsible for reporting all income you receive, including the value of the New Shares and the spread at exercise of the New Options, on your personal income tax return.

Participation in Block Trades of New Shares

      If you do not deliver to us a cashier’s check payable to Broadcom Corporation to satisfy our social insurance withholding obligations or if your cashier’s check is insufficient to cover these obligations, your execution of the Letter of Transmittal will authorize UBS PaineWebber to sell 22% of your total New Shares (or such amount to cover the deficiency in your cashier’s check) in the block trades in order to satisfy these withholding obligations. You will pay UBS PaineWebber a trade commission of six cents (U.S. $0.06) per share or twenty-five dollars (U.S. $25), whichever is greater. Any proceeds from the sale of the New Shares (less the trade commission) in excess of the withholding obligation will be paid to you through your local payroll. Your sale price per share will be the weighted average sale price for all of the New Shares that UBS PaineWebber sells in all of the block trades. In addition, if you participate in the block trades to satisfy the withholding obligation, you may sell an additional 10%, 50% or 60% of your total New Shares in the block trades and you will be required to pay the trade commission of six cents (U.S. $0.06) per share (subject to the U.S. $25 minimum for the entire block trade). You will receive the proceeds from the sale of any such additional New Shares, less the trade commission, in your UBS PaineWebber account.

Exchange Control Information

      You may hold shares issued pursuant to the Offer and/or upon exercise of the New Options outside of France provided you declare all foreign accounts, whether open, current, or closed, in your income tax return. You must also declare to the customs and excise authorities any cash or securities you import or export without the use of a financial institution when the value of the cash or securities is equal to or exceeds €7,600.

GERMANY

      This supplement has been prepared to provide employees in Germany with a summary of the tax consequences of the voluntary cancellation of eligible options to purchase shares of Broadcom in exchange for the issuance of New Shares and/or the grant of New Options. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering participating in the Offer to consult with their own tax or financial advisors.

      If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange for the Issuance of New Shares

      You will be subject to income tax and social insurance contributions as a result of the exchange of eligible options for New Shares. You will be subject to income tax and social insurance contributions (subject to the annual contribution ceilings) on the fair market value of the New Shares when they are issued to you.

      Pursuant to Section 19a of the German Income Tax Act (Einkommensteuergesetz), you may be able to deduct €154 from the taxable amount of the fair market value of the New Shares because this income results from the issuance of stock in Broadcom. You should consult with your tax adviser to determine if this deduction applies to your specific situation.

Option Exchange for the Grant of New Options

      It is unlikely that you will be subject to tax as a result of the exchange of eligible options for New Options.

Grant of New Options

      You will not be subject to tax when the New Options are granted to you.

Exercise of New Options

      When you exercise the New Options, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the option price. You also will be subject to social insurance contributions to the extent you have not already exceeded the applicable contribution ceilings.

      Pursuant to Section 19a of the German Income Tax Act, you may be able to deduct €154 per calendar year from the taxable amount because this income results from the purchase of stock in Broadcom. You should consult with your tax advisor to determine if this deduction applies to your specific situation.

Sale of Shares

      You will not be subject to tax when you subsequently sell the New Shares or the shares acquired upon the exercise of the New Options provided you own the shares for at least 12 months, do not own 1% or more of Broadcom’s stated capital (and have not owned 1% or more at any time in the last five years) and the shares are not held as business assets (this requirement should be met since you will be issued the shares or will have purchased the shares, as applicable, as an employee).

      If you are subject to tax upon sale, you will be subject to tax on one-half of the gain as capital gain (less one-half of the sales related expenses). Furthermore, you will only be subject to tax if your total capital gain exceeds €512 in the relevant tax year. If this threshold is exceeded, you will be taxed on the full gain (and not only the gain in excess of €512).

      However, for sales of shares after 2002, proposed legislation in Germany may require you to also pay tax upon any gain realized from the sale of shares (calculated as the sale price less the fair market value of the shares at issuance or exercise, as applicable) where you own less than 1% of Broadcom’s stated capital. According to the draft bill, a special flat rate tax of 15% shall be applicable to 50% of such capital gains from shareholdings of less than 1%. It is still uncertain whether these provisions will be enacted into law. Please contact your tax advisor for information on the current status of the law.

Withholding and Reporting

      We are required to withhold and report income tax and social insurance contributions (to the extent that you have not exceeded the applicable contribution ceilings) when the New Shares are issued to you and when you exercise the New Options. If your actual tax liability differs from the amount withheld, it is your responsibility to pay the additional tax. It is your responsibility to report and pay any taxes due as a result of the sale of shares.

Participation in Block Trades of New Shares

      If you do not deliver to us a cashier’s check payable to Broadcom Corporation to satisfy our income tax and social insurance withholding obligations or if your cashier’s check is insufficient to cover these obligations, your execution of the Letter of Transmittal will authorize UBS PaineWebber to sell 56% of your total New Shares (or such amount to cover the deficiency in your cashier’s check) in the block trades in order to satisfy these withholding obligations. You will pay UBS PaineWebber a trade commission of six cents (U.S. $0.06) per share or twenty-five dollars (U.S. $25), whichever is greater. Any proceeds from the sale of the New Shares (less the trade commission) in excess of the withholding obligation will be paid to you through your local payroll. Your sale price per share will be the weighted average sale price for everybody’s New Shares that UBS PaineWebber sells in all of the block trades. In addition, if you participate in the block trades to satisfy the withholding obligation, you may sell an additional 10% of your total New Shares in the block trades and you will be required to pay the trade commission of six cents (U.S. $0.06) per share (subject to the U.S. $25 minimum for the entire block trade). You will receive the proceeds from the sale of any such additional New Shares, less the trade commission, in your UBS PaineWebber account.

Exchange Control Information

      Cross-border payments in excess of €12,500 must be reported monthly. If you use a German bank to carry out the cross-border payment in excess of €12,500 in connection with the purchase or sale of Broadcom shares, the bank will make the report. In addition, you must report any receivables or payables or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis. Finally, you must also report your holdings in a foreign company (e.g., Broadcom) on an annual basis, in the unlikely event that you hold shares representing 10% or more of the total or voting capital of Broadcom.

INDIA

      This supplement has been prepared to provide employees in India with a summary of the tax consequences of the voluntary cancellation of eligible options to purchase shares of Broadcom in exchange for the issuance of New Shares and/or the grant of New Options. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances nor is it intended to apply in all respects to all categories of optionholders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering participating in the Offer to consult with their own tax or financial advisors.

      If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange for the Issuance of New Shares

      You will likely be subject to income tax as a result of the cancellation of eligible options and the receipt of New Shares. You will likely be subject to income tax on the fair market value of the New Shares when they are issued to you. However, as the tax treatment is not entirely certain, you are encouraged to consult with your personal tax advisor regarding the tax consequences of participating in the Offer.

Option Exchange for the Grant of New Options

      It is unlikely that you will be subject to tax as a result of the cancellation of eligible options and the grant of New Options, although it is possible that you would be subject to capital gains tax if the cancellation is deemed to be a taxable event. You should consult with your personal tax advisor regarding the tax consequences of participating in the Offer.

Grant of New Options

      You will not be subject to tax when the New Options are granted to you.

Exercise of New Options and Sale of Shares

      Due to legal restrictions in India, you must use the cashless-sell all method of exercise to exercise your New Options, whereby all the shares you are entitled to at exercise are immediately sold and the proceeds less the option price, applicable taxes and brokers’ fees, if any, are remitted to you in cash. The difference between the sale proceeds and the option price will be taxed as salary income. You will not be subject to social insurance contributions on the spread at exercise.

Sale of Shares

      You will be subject to tax on the difference between the sale price and the fair market value of the New Shares at issuance. You will be subject to more favorable capital gains tax rates if you hold the New Shares for more than 12 months after issuance.

Withholding and Reporting

      We are required to withhold and report income tax when the New Shares are issued to you. However, we are only required to report for income tax purposes with respect to the New Options when those New Options are exercised. Withholding is not required because the New Options will be issued pursuant to the tax guidelines issued by the Central Government of India. It is your responsibility to report and pay all taxes arising from your participation in the Offer, including upon the exercise of the New Options.

Participation in Block Trades of New Shares

      If you do not deliver to us a cashier’s check payable to Broadcom Corporation to satisfy our income tax withholding obligations or if your cashier’s check is insufficient to cover these obligations, your execution of the Letter of Transmittal will authorize UBS PaineWebber to sell 32% of your total New Shares (or such amount to cover the deficiency in your cashier’s check) in the block trades in order to satisfy these withholding obligations. You will pay UBS PaineWebber a trade commission of six cents (U.S. $0.06) per share or twenty-five dollars (U.S. $25), whichever is greater. Any proceeds from the sale of the New Shares (less the trade commission) in excess of the withholding obligation will be paid to you through your local payroll. Your sale price per share will be the weighted average sale price for everybody’s New Shares that UBS PaineWebber sells in all of the block trades. In addition, if you participate in the block trades to satisfy the withholding obligation, you may sell an additional 10% of your total New Shares in the block trades and you will be required pay the trade commission of six cents (U.S. $0.06) per share (subject to the U.S. $25 minimum for the entire block trade). You will receive the proceeds from the sale of any such additional New Shares, less the trade commission, in your UBS PaineWebber account.

Exchange Control Information

      Due to exchange control requirements in India, you must use the cashless-sell all method of exercise. Pursuant to a cashless-sell all exercise, all of the shares that you are entitled to receive at exercise are immediately sold and the proceeds, less the option price, applicable taxes and brokers’ fees, if any, are remitted to you in cash.

JAPAN

      This supplement has been prepared to provide employees in Japan with a summary of the tax consequences of the voluntary cancellation of eligible options to purchase shares of Broadcom in exchange for the issuance of New Shares and/or the grant of New Options. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering participating in the Offer to consult with their own tax or financial advisors.

      If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange for the Issuance of New Shares

      You will be subject to tax as a result of the exchange of eligible options for New Shares. You will be subject to income tax on the fair market value of the New Shares when they are issued to you. This amount will likely be treated as remuneration income. Please consult your tax advisor for further information.

Option Exchange for the Grant of New Options

      It is unlikely that you will be subject to income tax as a result of the exchange of eligible options for New Options, although this result is not certain. There is a risk that the cancellation of eligible options and the subsequent grant of New Options may be viewed under Japanese tax law as a taxable exchange, giving rise to a taxable event at the time of the exchange. Therefore, you should confirm the tax treatment of participating in the Offer with your personal tax advisor.

Grant of New Options

      You will not be subject to tax when the New Options are granted to you.

Exercise of New Options

      When you exercise the New Options, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the option price. This spread likely will be treated as “remuneration income” (although the proper classification of such income is currently being litigated in Japanese courts) and will be taxed at your marginal tax rate. Social insurance contributions will not be due on the spread at exercise.

Sale of Shares

      When you subsequently sell the New Shares, you will be subject to tax on the difference between the sale price and the fair market value of the New Shares at issuance. If you acquire shares upon exercise of the New Options, you will be subject to tax when you subsequently sell the shares. You will be subject to tax on the difference between the sale price and the fair market value of the shares on the date of exercise. As of January 1, 2003, the tax rate on net capital gains for certain listed shares (including those listed on a foreign stock market) is 20% if they are sold through a securities broker licensed in Japan. Additional favorable capital gain tax treatment may apply on a temporary basis for shares sold between 2003 and 2007. This treatment will apply to shares of publicly listed companies (including foreign listed companies) that satisfy certain additional conditions.

Withholding and Reporting

      We are not required to withhold income tax or social insurance contributions when you exercise your option. It is your responsibility to file a personal tax return and to report and pay any taxes resulting from the exchange, the issuance of the New Shares, the exercise of the New Options or the sale of shares.

Foreign Information

      If you acquire shares of Broadcom with a value of more than ¥100,000,000, you must file an ex post facto report (Report Concerning Acquisition or Transfer of Securities) with the Ministry of Finance through the Bank of Japan within 20 days of acquiring the shares.

Participation in Block Trades of New Shares

      Although we are not required to withhold taxes from your salary or the New Shares to satisfy your income tax obligations you may nevertheless participate in the block trades through UBS PaineWebber if you wish to obtain funds to meet your tax obligations. If you participate in the block trades, you may elect to sell 43% of your New Shares. You will pay UBS PaineWebber a trade commission of six cents (U.S. $0.06) per share or twenty-five dollars (U.S. $25), whichever is greater. Your sale price per share will be the weighted average sale price for all of the New Shares that UBS PaineWebber sells in all of the block trades. If you elect to sell 43% of your New Shares, you may also elect to sell an additional 10% of your total New Shares in the block trades and pay the trade commission of six cents (U.S. $0.06) per share (subject to the U.S. $25 minimum for the entire block trade) for these additional shares. You will receive the proceeds from the sale of your New Shares, less the trade commission, in your UBS PaineWebber account.

NETHERLANDS

      This supplement has been prepared to provide employees in the Netherlands with a summary of the tax consequences of the voluntary cancellation of eligible options to purchase shares of Broadcom in exchange for the issuance of New Shares and/or the grant of New Options. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering participating in the Offer to consult with their own tax or financial advisors.

      If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange for the Issuance of New Shares

Options Taxed at Grant:

      If your options were granted (accepted) on or before June 26, 1998, you will have been subject to tax at grant (acceptance). In such case, you will likely not be subject to income tax as a result of the exchange of eligible options for New Shares.

Options Taxed at Vesting:

      If your options are taxable upon vesting (i.e., if the ruling received from the Dutch tax authorities that defers the taxation of options until exercise is not extended to cover options granted before November 6, 2002), you may be subject to income tax as a result of the exchange of eligible options for New Shares.

      If such options were granted (accepted) after June 26, 1998, and it has been three or more years since the date of grant, you will likely not be subject to income tax as a result of the exchange of eligible options for New Shares. If such options were granted (accepted) after June 26, 1998, and it has not been three years since the date of grant, you will likely be subject to income tax on the fair market value of the New Shares less the value of the options already taxed at vesting.

Options Taxed at Exercise:

      If your options were granted with conditions that deferred taxation until exercise, you will likely be subject to income tax on the fair market value of the New Shares at the time they are issued.

Option Exchange for the Grant of New Options

Options Taxed at Vesting:

      You may be subject to tax as a result of the exchange of eligible options for New Options if the cancellation of the eligible options for the right to receive New Options is deemed by the tax authorities to be an exercise of the tendered options. However, the method of calculating any such tax liability is uncertain. You should consult with your personal tax advisor regarding the tax consequences of participating in the Offer.

Options Taxed at Exercise:

      If your options were granted with conditions that deferred taxation until exercise (i.e., the options are subject to the tax ruling referenced below), we believe that you will not be subject to tax as a result of the exchange of eligible options for New Options. However, as this result is not completely certain, you should consult with your personal tax advisor.

Grant of New Options

      You will not be subject to tax when the New Options are granted to you.

Exercise of New Options

      As a consequence of the tax ruling obtained from the Dutch tax authorities which defers the taxable event until the time of exercise for all options granted on or after November 6, 2000 (and possibly for all options granted prior to that date as well), you will not be permitted to hold shares upon the exercise of the New Options. Instead, you must use the cashless sell-all method of exercise whereby all of the shares that you are entitled to receive upon exercise are immediately sold and the proceeds less the option price, applicable taxes and brokers’ fees, if any, are remitted to you in cash.

      Because your New Options will be restricted to the cashless sell-all method of exercise, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the option price. In addition, the spread at exercise will be subject to social insurance contributions if you have not already exceeded your applicable wage ceilings.

      No tax credit will be given for any taxes previously paid with respect to eligible options cancelled in exchange for the New Options.

Sale of Shares

      If you are issued New Shares or acquire shares upon exercise of the New Options, you will not be subject to tax when you sell the shares provided that you hold less than a 5% interest in Broadcom as a private investment at the time of the sale.

Withholding and Reporting

      We are required to withhold and report income (wage) tax and social insurance contributions (to the extent that the applicable wage ceilings have not been met) due upon the issuance of the New Shares and upon the exercise of the New Options. In the unlikely event that the Dutch tax authorities deem the cancellation of eligible options and the subsequent grant of New Options to be a taxable event, we will withhold and report any additional income (wage) tax and social insurance contributions (if any) due as a consequence of the exchange. If your actual tax liability differs from the amount withheld, it is your responsibility to pay the additional tax. It is your responsibility to pay any tax due upon the sale of the shares.

Investment Tax

      You are subject to an investment yield tax of 1.2% (Box III income) based on the average of the value of all assets (including the proceeds of the sale of Broadcom shares) that you own at the end of the year. An exemption is available on the first €18,800 (2003) of the average value of the assets held during the relevant calendar year.

Foreign Exchange Information

      Statistical reporting of payments €50,000 or more to or from a foreign country must be reported to the Nederlandsche Bank. If a Dutch bank is involved in sending or receiving the payment, the bank will report the transaction.

Participation in Block Trades of New Shares

      If you do not deliver to us a cashier’s check payable to Broadcom Corporation to satisfy our income tax and social insurance withholding obligations or if your cashier’s check is insufficient to cover these obligations, your execution of the Letter of Transmittal will authorize UBS PaineWebber to sell 52% of your total New Shares (or such amount to cover the deficiency in your cashier’s check) in the block trades in order to satisfy these withholding obligations. You will pay UBS PaineWebber a trade commission of six cents (U.S. $0.06) per share or twenty-five dollars (U.S. $25), whichever is greater. Any proceeds from the sale of the New Shares (less the trade commission) in excess of the withholding obligation will be paid to you through your local payroll. Your sale price per share will be the weighted average sale price for everybody’s New Shares that UBS PaineWebber sells in all of the block trades. In addition, if you participate in the block trades to satisfy the withholding obligation, you may sell an additional 10% of your total New Shares in the block trades and you will be required to pay the trade commission of six cents (U.S. $0.06) per share (subject to the U.S. $25 minimum for the entire block trade). You will receive the proceeds from the sale of any such additional New Shares, less the trade commission, in your UBS PaineWebber account.

PEOPLE’S REPUBLIC OF CHINA

      This supplement has been prepared to provide employees in China with a summary of the tax consequences of the voluntary cancellation of eligible options to purchase shares of Broadcom in exchange for the issuance of New Shares and/or the grant of New Options. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering participating in the Offer to consult with their own tax or financial advisors.

      If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange for the Issuance of New Shares

      You will be subject to income tax and potentially social insurance contributions as a result of the exchange of eligible options for New Shares. You will be subject to income tax and potentially social insurance contributions on the fair market value of the New Shares when they are issued to you. Please consult your tax advisor for further information.

Option Exchange for the Grant of New Options

      It is unlikely that you will be subject to tax as a result of the exchange of eligible options for New Options.

Grant of New Options

      You will not be subject to tax when the New Options are granted to you.

Exercise of New Options

      Due to legal restrictions in China, you will not be permitted to obtain shares upon exercise of the New Options. Instead, you must use the cashless-sell all method of exercise whereby all the shares you are entitled to at exercise are immediately sold and the proceeds less the option price, applicable taxes and brokers’ fees, if any, are remitted to you in cash.

      When you exercise the New Options, you will be subject to income tax and potentially social insurance contributions on the difference between the fair market value of the shares on the date of exercise and the option price.

Sale of New Shares

      You will be subject to tax when you subsequently sell the New Shares. The taxable amount will be the difference between the sale price and the fair market value of the New Shares at issuance.

Withholding and Reporting

      We will likely be required to withhold and report for income tax and social insurance purposes when the New Shares are issued to you and when you exercise the New Options. You will be responsible for paying any difference between the actual tax liability and the amount withheld (if any).

Participation in Block Trades of New Shares

      If you do not deliver to us a cashier’s check payable to Broadcom Corporation to satisfy our income tax withholding obligations or if your cashier’s check is insufficient to cover these obligations, your execution of the Letter of Transmittal will authorize UBS PaineWebber to sell 45% of your total New Shares (or such amount to cover the deficiency in your cashier’s check) in the block trades in order to satisfy these withholding obligations. You will pay UBS PaineWebber a trade commission of six cents (U.S. $0.06) per share or twenty-five dollars

(U.S. $25), whichever is greater. Any proceeds from the sale of the New Shares (less the trade commission) in excess of the withholding obligation will be paid to you through your local payroll. Your sale price per share will be the weighted average sale price for everybody’s New Shares that UBS PaineWebber sells in all of the block trades. In addition, if you participate in the block trades to satisfy the withholding obligation, you may sell an additional 10% of your total New Shares in the block trades and you will be required to pay the trade commission of six cents (U.S. $0.06) per share (subject to the U.S. $25 minimum for the entire block trade). You will receive the proceeds from the sale of any such additional New Shares, less the trade commission, in your UBS PaineWebber account.

SINGAPORE

      This supplement has been prepared to provide employees in Singapore with a summary of the tax consequences of the voluntary cancellation of eligible options to purchase shares of Broadcom in exchange for the issuance of New Shares and/or the grant of New Options. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering participating in the Offer to consult with their own tax or financial advisors.

      If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange for the Issuance of New Shares

      Although this result is not certain, you will likely not be subject to income tax or Central Provident Fund (“CPF”) contributions as a result of the cancellation of your eligible options in exchange for New Shares. However, you will be subject to income tax on the fair market value of the New Shares at the time they are issued.

Option Exchange for the Grant of New Options

      You may be subject to tax as a result of the exchange of eligible options in exchange for the grant of New Options, as the Inland Revenue Authority of Singapore (the “IRAS”) may view the exchange as a taxable “release” of the relevant eligible options. In practice, the IRAS is likely to disregard the “release” of the options and simply tax the New Options when you exercise them. However, this result is not certain. Therefore, we advise you to consult with your tax advisor.

Grant of New Options

      You will not be subject to tax when the New Options are granted to you.

Exercise of New Options

      Assuming you are not taxed when the eligible options are cancelled, when you exercise the New Options, you will likely be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the option price, unless you are eligible for an exemption or deferral as discussed below. This difference or spread will be taxed at the same rate as your compensation income. However, if you are not a Singapore citizen or Singapore permanent resident, or you are presently not employed in Singapore, different rules may apply to you and you are therefore advised to consult with your personal tax advisor.

      You will not likely be subject to Central Provident Fund contributions upon the exercise of the New Options.

Qualified Employee Equity-Based Remuneration Scheme (“QEEBR Scheme”)(1)

      You may be able, in certain circumstances, to defer the tax due at exercise under the QEEBR Scheme. You should consult with a tax adviser to determine if you qualify for this deferral. If you think that you qualify, you should apply to the to the IRAS for a deferral. If you qualify for deferral under the QEEBR Scheme, you will accrue interest on the deferral tax as explained below.

1	Formerly called the “Qualified Employee Stock Option Plan Scheme”

      To qualify for tax deferral under the QEEBR Scheme, you would have to satisfy the following conditions:

(a) you are employed in Singapore at the time the option is exercised;

(b) the option was granted to you by the company for whom you are working at the time of exercise of the option or an associated company of that company;

(c) the tax payable on the QEEBR gains is not borne by your employer; and

(d) the minimum applicable vesting periods must be met.

      You will not qualify for the QEEBR Scheme if:

(a) you are an undischarged bankrupt;

(b) IRAS records show that you are a delinquent taxpayer; or

(c) the tax deferred under the QEEBR Scheme is less than S$200.

      You should consult your tax advisor to determine if you qualify for the QEEBR Scheme in whole or in part (i.e., with respect to the portion, if any, of the New Options vesting one or more years after the grant date of the New Options).

      If you are a qualifying employee, you may apply to the IRAS for tax deferral at the time of filing your income tax return for the Year of Assessment (“YOA”) (i.e., the year in which the options are exercised and the spread would be subject to tax unless deferred). You would have to submit to the IRAS the Application Form for Deferment of Tax on Gains from the QEEBR, together with our certification on the Application Form that the QEEBR is properly qualified and your tax returns.

      The maximum deferral period is five years starting from 1 January after the YOA. Subject to the maximum of five years, an employee can choose to defer the payment of the tax on the QEEBR gains for any period of time.

      The interest charge on the deferred tax will commence one month after the date of assessment (i.e., the date you exercise the options). The interest rate chargeable will be pegged to the average prime rate of the Big Three Banks offered on April 15 of each year and interest will be computed annually based on said rate using the simple interest method. The tax deferred and the corresponding amount of interest would be due on the expiration of the deferral period. You may settle the deferred tax earlier in one lump sum.

      Tax payment deferral will cease and payment of the tax plus the corresponding interest will become due immediately:

(a) in the case of a foreign employee (including a Singapore permanent resident), when you

(i) terminate your employment in Singapore and leave Singapore;

(ii) are posted overseas; or

(iii) leave Singapore for any period exceeding three months;

(b) when you become bankrupt; or

(c) when you die (the deferred tax would be recovered from your estate).

Sale of Shares

      If you are issued New Shares or acquire shares upon exercise of the New Options, you will generally not be subject to tax when you subsequently sell the shares provided that you are not in the business of buying and selling securities.

Withholding and Reporting

      Generally, we are not required to withhold income tax or CPF contributions with respect to the exchange of eligible options, issuance of the New Shares, the grant or exercise of the New Options or upon sale of shares. However, if you are not a Singaporean citizen or permanent resident of Singapore and you are about to cease employment or leave Singapore, special withholding rules will apply to you and you are therefore advised to consult with your tax advisor in this regard.

      We will prepare a report on Form IR8A each year stating the salary and benefits paid to you during the year. This report will include the value of the New Shares and the shares which you acquire pursuant to the exercise of the New Options. We will provide the Form IR8A to you. It is then your responsibility to report and pay all applicable taxes.

Participation in Block Trades of New Shares

      Although we are not required to withhold taxes from your salary or the New Shares to satisfy your income tax obligations you may nevertheless participate in the block trades through UBS PaineWebber if you wish to obtain funds to meet your tax obligations. If you participate in the block trades, you may elect to sell 18% of your New Shares. You will pay UBS PaineWebber a trade commission of six cents (U.S. $0.06) per share or twenty-five dollars (U.S. $25), whichever is greater. Your sale price per share will be the weighted average sale price for all of the New Shares that UBS PaineWebber sells in all of the block trades. If you elect to sell 18% of your New Shares, you may also elect to sell an additional 10% of your total New Shares in the block trades and pay the trade commission of six cents (U.S. $0.06) per share (subject to the U.S. $25 minimum for the entire block trade) for these additional shares. You will receive the proceeds from the sale of your New Shares, less the trade commission, in your UBS PaineWebber account.

Additional Reporting Requirements

      If you are a director, associate director or shadow director of a Singapore affiliate of Broadcom, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore affiliate in writing when you receive an interest (e.g., options, shares) in Broadcom or any related companies. Please contact Broadcom to obtain a copy of the notification form. In addition, you must notify the Singapore affiliate when you sell shares of Broadcom or any related company (including when you sell shares acquired under the exchange program). These notifications must be made within two days of acquiring or disposing of any interest in Broadcom or any related company. In addition, a notification must be made of your interests in Broadcom or any related company within two days of becoming a director.

SWITZERLAND

      This supplement has been prepared to provide employees in Switzerland with a summary of the tax consequences of the voluntary cancellation of eligible options to purchase shares of Broadcom in exchange for the issuance of New Shares and/or the grant of New Options. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering participating in the Offer to consult with their own tax or financial advisors.

      If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange for the Issuance of New Shares

      It is not clear whether you will be subject to tax in Switzerland due to the exchange of eligible options for New Shares. The tax consequences will likely depend on how the tax authorities value the consideration received pursuant to the exchange and whether the tax authorities reassess the value of the eligible options. Due to the uncertainty, you are strongly encouraged to consult your own tax advisor regarding the specific tax consequences of the exchange to you.

      If you paid or were required to pay tax upon the grant of the eligible options, then you may be subject to income tax and social insurance contributions upon the exchange of such options for New Shares if the tax authorities take the position that the consideration that you receive for the cancellation of the vested options is greater than the fair market value of the options at the time of the exchange. In addition, the Swiss tax authorities could reassess the value of the eligible options granted to you and impose additional taxes due on the grant of options in previous years based on a higher reassessed value.

Option Exchange for the Grant of New Options

      You will likely not be subject to tax as a result of the exchange of eligible options for New Options because the New Options will be subject to a mandatory cashless method of exercise. However, any tax which you paid or may be required to pay upon the grant of the relevant eligible options cannot be offset against any tax that will be payable in connection with the New Options nor can you obtain a tax deduction on account of any tax paid or payable upon the grant of such options. Because the tax treatment of the option exchange is not certain, you should consult with your tax advisor before deciding whether to participate in the Offer.

Grant of New Options

      New tax provisions regarding stock options have been proposed in Switzerland. If passed, these new provisions may change the tax consequences of the New Options.

      Although the law is at present unsettled, we believe that you will not likely be subject to income tax or social insurance contributions when the New Options are granted to you because the New Options will be subject to a mandatory cashless sell-all method of exercise.

Exercise of New Options

      In order to attempt to defer the taxation of your New Options until the time of exercise, you will not be permitted to obtain shares upon the exercise of the New Options. Instead, you must use the cashless sell-all method of exercise whereby all of the shares that you are entitled to receive at exercise are immediately sold and the proceeds less the option price, applicable taxes and brokers’ fees, if any, are remitted to you in cash. If imposing the cashless method of exercise is successful in deferring the taxation of the New Options until the time of exercise, you will be subject to income tax and social insurance contributions on the difference between the fair market value of the shares on the date of exercise and the option price.

Sale of Shares

      You will not be subject to tax when you subsequently sell the New Shares as long as your shares are held as a private asset.

Wealth Tax

      Shares received pursuant to the Offer and cash received upon the exercise of the New Options will become part of your net wealth and may be subject to wealth tax which is levied at the cantonal level. In addition, any options granted to you may also be subject to wealth tax. The specific rates for wealth tax vary depending upon a number of factors, including the particular canton, the net wealth of the individual, etc.

Withholding and Reporting

      If you are a Swiss national or a foreign employee holding a “C” residence permit, we will not withhold income tax at the time of the issuance of the New Shares or upon the grant, vesting or exercise of the New Options. However, we will include your taxable income on your annual “certificate of salary” which will be issued to you at the end of or shortly after the end of the calendar year of the taxable event. It is your responsibility to attach the “certificate of salary” to your tax return and pay any taxes resulting from the issuance of the New Shares and the grant, vesting or exercise of the New Options. You will be required to report and pay any taxes due at the time of sale of the shares.

      Additionally, we will withhold social insurance contributions at the relevant taxable event(s).

Participation in Block Trades of New Shares

      Although we do not believe that we are required to withhold income taxes or social insurance contributions in connection with your participation in the Offer, you may nevertheless participate in the block trades through UBS PaineWebber to satisfy your tax obligations and/or to obtain some cash proceeds from the New Shares by electing to sell 10%, 39% or 49% of your total New Shares in the block trades. You will pay UBS PaineWebber a trade commission of six cents (U.S. $0.06) per share or twenty-five dollars (U.S. $25), whichever is greater. Your sale price per share will be the weighted average sale price for all of the New Shares that UBS PaineWebber sells in all of the block trades. You will receive the proceeds from the sale of your New Shares, less the trade commission, in your UBS PaineWebber account.

TAIWAN

      This supplement has been prepared to provide employees in Taiwan with a summary of the tax consequences of the voluntary cancellation of eligible options to purchase shares of Broadcom in exchange for the issuance of New Shares and/or the grant of New Options. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering participating in the Offer to consult with their own tax or financial advisors.

      If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange for the Issuance of New Shares

      You will be subject to income tax as a result of the exchange of eligible options for New Shares. You will be subject to income tax on the New Shares when they are issued to you. The taxable amount, however, is uncertain. The taxable amount will likely be either: (1) the par value of the shares or (2) the fair market value of the shares. Due to the uncertainty in calculating the taxable amount, you should consult with your tax advisor to determine how the tax laws apply to your specific situation.

Option Exchange for the Grant of New Options

      You will not be subject to tax as a result of the exchange of eligible options for New Options.

Grant of New Options

      You will not be subject to tax when the New Options are granted to you.

Exercise of New Options

      You will not be subject to tax or social insurance contributions when you exercise the New Options.

Sale of Shares

      If you acquire New Shares pursuant to the Offer or acquire shares upon exercise of the New Options, you will generally not be subject to tax when you subsequently sell the shares.

Withholding and Reporting

      We are not required to withhold or report for income tax or social insurance contributions upon the issuance of the New Shares. It is your responsibility to report any pay all applicable taxes.

Participation in Block Trades of New Shares

      Although we are not required to withhold taxes from your salary or the New Shares to satisfy your income tax obligations, you may nevertheless participate in the block trades through UBS PaineWebber if you wish to obtain funds to meet your tax obligations. If you participate in the block trades, you may elect to sell 21% of your New Shares. You will pay UBS PaineWebber a trade commission of six cents (U.S. $0.06) per share or twenty-five dollars (U.S. $25), whichever is greater. Your sale price per share will be the weighted average sale price for all of the New Shares that UBS PaineWebber sells in all of the block trades. If you elect to sell 21% of your New Shares, you may also elect to sell an additional 10% of your total New Shares in the block trades and pay the trade commission of six cents (U.S. $0.06) per share for these additional shares (subject to the U.S. $25 minimum for the entire block trade). You will receive the proceeds from the sale of your New Shares, less the trade commission, in your UBS PaineWebber account.

UNITED KINGDOM

      This supplement has been prepared to provide employees in the United Kingdom with a summary of the tax consequences of the voluntary cancellation of eligible options to purchase shares of Broadcom in exchange for the issuance of New Shares and/or the grant of New Options. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances nor is it intended to be applicable in all respect to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering participating in the Offer to consult with their own tax or financial advisors.

      If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange for the Issuance of New Shares

      You will be subject to income tax and National Insurance Contributions or “NICs” as a result of the exchange of eligible options for New Shares. You will be subject to income tax on the fair market value of the New Shares when they are issued to you. Further, with effect from 6 April 2003, employees’ NICs will be payable at a rate of 11%, up to the upper earnings limit of £595 per week (£30,940 per annum) and, in addition, a 1% NICs charge will apply (without cap) on other income above this limit, including the fair market value of the New Shares when they are issued to you. Furthermore, as a condition of participating in the Offer, Broadcom will require that you agree to pay our portion of the NICs payable upon the issuance of the New Shares at a rate of 12.8%. You will be entitled to deduct your payment of our portion of the NICs liability from the fair market value of the New Shares for purposes of calculating the income tax payable upon the issuance of the New Shares.

Option Exchange for the Grant of New Options

      You will not be subject to income tax or NICs as a result of the exchange of eligible options for the grant of New Options.

Grant of New Options

      You will not be subject to income tax or NICs when the New Options are granted to you.

Exercise of New Options

      You will be subject to income tax when you exercise your New Options. Income tax will be charged on the difference or spread between the fair market value of the shares on the date of exercise and the option price.

      You will also be liable to pay the employee’s portion of the NICs on the spread at exercise (i.e., on the same amount chargeable to income tax) if your earnings do not already exceed the earnings limit for NIC purposes. With effect from 6 April 2003, employees’ NICs will be payable at a rate of 11%, up to the upper earnings limit of £595 per week and, in addition, a 1% NICs charge will apply (without cap) above this limit, as noted above. Furthermore, as a condition of your participation in the offer, we will require that you enter into a joint election to pay our portion of NICs payable at a rate of 12.8% upon the exercise of all of your outstanding options (to the extent that you have not already entered into a joint election in respect of such options), regardless of whether such options are eligible to be exchanged or will be exchanged pursuant to the Offer. You will be entitled to deduct your payment of our portion of the NICs liability upon the exercise of the New Options and any other outstanding options for the purposes of calculating the amount of the spread subject to income tax. You should take these matters into consideration when deciding whether to participate in the Offer.

Sale of Shares

      When you subsequently sell the New Shares, you will be subject to tax on the difference between the sale price and the fair market value of the New Shares at issuance. If you acquire shares upon the exercise of the New

Options, you will be subject to tax on the difference between the sale price and the fair market value of the shares on the date of exercise plus any additional amount that was subject to tax at exercise.

      However, you should be aware that the UK government may shortly introduce legislation to change the method of determining the gain subject to capital gains tax payable in connection with the sale of shares acquired upon the exercise of options. If this legislation is passed, it is expected that the gain will be calculated as the difference between the sale price and the fair market vale of the shares at exercise. We therefore recommend that you consult with your personal tax advisor before you sell any shares acquired pursuant to the Offer, including the shares acquired upon the exercise of the New Options.

      An annual exemption of £7,700 for the tax year 6 April 2002 to 5 April 2003 is available to set against total gains and you may also be able to benefit from taper relief to reduce your chargeable gain. The rate of taper relief is dependant upon the number of years during which shares are held and whether you continue to be employed by us or a related company.

Withholding and Reporting

      We are required to withhold and report income tax and NICs on the issuance of the New Shares and on the exercise of the New Options. If the amount withheld is not sufficient to cover your actual liability, you will be responsible for paying the deficiency. If you fail to pay us the income tax due within 30 days of the date of exercise of your New Options, you will be deemed to have received a further taxable benefit equal to the amount of income tax due. This will give rise to a further income tax charge. We will also be responsible for withholding the NICs payable upon exercise and for paying the amount withheld to the UK Inland Revenue on your behalf.

      In addition, you will be responsible for paying any taxes owed as a result of the sale of the shares. We are also required to report the details of the exchange of options, issuance of the New Shares, grant of the New Options and any future option exercises on its annual U.K. Inland Revenue tax return and on your annual benefits return. In addition to our reporting obligations, you must report details of any tax liabilities arising upon the issuance of the New Shares, the exercise of the New Options and from the sale or disposal of any shares to the Inland Revenue on your annual tax return.

Participation in Block Trades of New Shares

      If you do not deliver to us a cashier’s check payable to Broadcom Corporation to satisfy our income tax and NICs withholding obligations or if your cashier’s check is insufficient to cover these obligations, your execution of the Letter of Transmittal will authorize UBS PaineWebber to sell 49% of your total New Shares (or such amount to cover the deficiency in your cashier’s check) in the block trades in order to satisfy these withholding obligations. You will pay UBS PaineWebber a trade commission of six cents (U.S. $0.06) per share or twenty-five dollars (U.S. $25), whichever is greater. Any proceeds from the sale of the New Shares (less the trade commission) in excess of the withholding obligation will be paid to you through your local payroll. Your sale price per share will be the weighted average sale price for everybody’s New Shares that UBS PaineWebber sells in all of the block trades. In addition, if you participate in the block trades to satisfy the withholding obligation, you may sell an additional 10% of your total New Shares in the block trades and you will be required to pay the trade commission of six cents (U.S. $0.06) per share (subject to the U.S. $25 minimum for the entire block trade). You will receive the proceeds from the sale of any such additional New Shares, less the trade commission, in your UBS PaineWebber account.

APPENDIX C

TREATMENT OF ASSUMED SERVERWORKS CORPORATION OPTIONS

      Vested Options. Certain eligible options resulting from our assumption of outstanding options for shares of ServerWorks Corporation in connection with our acquisition of ServerWorks have a conversion ratio adjustment that increases the number of shares of our Class A common stock subject to those assumed options, and adjusts the exercise price payable per share, if ServerWorks attains certain earn-out milestones. We have already adjusted the ServerWorks options to reflect earn-outs for 2001 and 2002. The one remaining ServerWorks earn-out, the 2003 earn-out, may result in a further increase in the number of shares subject to those ServerWorks options.

      If you tender vested options that have this conversion ratio feature, we will initially determine how many New Shares to issue to you by applying the Offered Value Per Vested Option calculation on the basis of the number of vested options you tender and the exercise price of those option at the time you tender. If ServerWorks earns all or a portion of the 2003 earn-out, we will determine how many more New Shares to issue to you by reapplying the Offered Value Per Vested Option calculation to reflect the 2003 earn-out. To do this, we will calculate (i) the total number of vested options which you would have held immediately following that final earn-out adjustment if you had kept your vested options in the Offer; and (ii) the adjusted exercise price per share which would have resulted from the increased number of vested shares which you would have been able to purchase under those adjusted options. Using these new numbers, we will then re-apply the Offered Value Per Vested Option calculation using the last reported sale price of our Class A common stock on the date we accepted your tendered vested options to re-calculate the total number of New Shares you would have received. We will then issue the additional New Shares resulting from this recalculation to you on the “Third Earn-Out Delivery Date” as long as you meet the continued-employment requirements and other eligibility criteria of the Offer and have paid the applicable withholding taxes on the additional shares.

      Example. You have 1,000 vested options which are eligible for the 2003 ServerWorks earn-out. The options have an exercise price per share of $43.48 on the date we accept them for exchange and cancellation, and the Offered Value Per Vested Option calculation entitles you to 310 New Shares (based on a $15 per share price on the acceptance date). We later determine that ServerWorks has attained the performance milestones for the 2003 earn-out. As a result of the 2003 earn-out, you would have received vested options for 110 more shares and the exercise price of those options would have dropped to $39.17 per share. We will then re-apply the Offered Value Per Vested Option calculation on the basis of (i) the 110 share increase to your vested options and (ii) an adjusted exercise price of $39.17 per share. If that recalculation would have entitled you to 369 New Shares, then we will issue an additional 59 New Shares (based on a $15 per share price we used for the original calculation) to you on the 2003 earn-out determination date (which will be sometime in the first quarter of 2004), as long as you meet the continued-employment requirements and other eligibility criteria of the Offer and you pay all applicable withholding taxes.

      Unvested Options. New Options that we grant in exchange for assumed unvested ServerWorks options will preserve the earn-out feature of these options. If ServerWorks earns all or a portion of the 2003 earn-out, we will apply the “Third Earn-Out Exchange Ratio” to the number of shares that are subject to your New Options with the preserved earn-out feature effective on the Third Earn-Out Delivery Date. This adjustment will increase the number of shares that are at that time subject to those New Options. This adjustment will also reduce your exercise price per share under those New Options. To determine the new exercise price per share, we will divide the total exercise price in effect for those New Options immediately before the share increase by the total number of shares of Class A common stock subject to those New Options immediately after the increase. If your employment terminates after we grant your New Options but before the Third Earn-Out Delivery Date, we will only apply the Third Earn-Out Exchange Ratio to New Options that are vested at the time of your termination.

      Example: Assume that your New Options with the earn-out feature cover 1,000 shares of our Class A common stock immediately before we make the 2003 earn-out determination, and they have an exercise price of $18 per share. If ServerWorks earns the 2003 earn-out and the Third Earn-Out Exchange Ratio results in an increase of 0.10 share for each share that is subject to those New Options, then on the Third Earn-Out Delivery Date, we will increase the number of shares that are subject to the New Options from 1,000 to 1,100, and we will reduce your exercise price from $18 to $16.36 per share ($18,000/1,100). This adjustment will apply only if you continue to be an employee of Broadcom or a company that is then one of our subsidiaries through the Third Earn-Out Delivery Date. If your employment terminates before that date, the adjustment to reflect the Third Earn-Out Exchange Ratio will apply only to the number of shares for which your New Options are vested at the time of your termination.

      Under our merger agreement with ServerWorks, the Third Earn-Out Delivery Date is not more than 10 business days after we report our financial results on a form filed with the SEC for the period ending December 31, 2003, which we would normally do sometime in the first quarter of 2004. Our merger agreement with ServerWorks explains more about the Third Earn-Out Exchange Ratio and the Third Earn-Out Delivery Date. You can find a copy of the merger agreement as exhibit (d)(23) to our Schedule TO for the Offer. If the merger agreement does not answer all of your questions about the 2003 earn-out, you can contact the Shareholder Services Department at (949) 926-6400 or tenderoffer@broadcom.com and identify yourself as a ServerWorks employee.

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